   As filed with the Securities and Exchange Commission on September 15, 2000
                                         Registration Statement No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                                 --------------
                                 UNIVERSE2U INC.
             (Exact Name of Registrant as Specified in its Charter)


    Nevada                           1731                       88-0433489
--------------------------------------------------------------------------------
(State or other             Industrial Class Code            (I.R.S. Employer
 jurisdiction                                               Identification No.)
of incorporation)

         30 West Beaver Creek Rd. - Suite 109
            Richmond Hill, Ontario, Canada                        L4B 3K1
--------------------------------------------------------------------------------
       (Address of principal executive offices)                  (Zip Code)

      Registrant's telephone number, including area code:  (905) 881-3284
                                 --------------
                                   Kim Allen
                            Chief Executive Officer
                                Universe2U Inc.
                      30 West Beaver Creek Rd. - Suite 109
                     Richmond Hill, Ontario, Canada L4B 3K1
                                 (905) 881-3284
--------------------------------------------------------------------------------
           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                                Travis L. Gering
                              Wuersch & Gering LLP
                         11 Hanover Square - 21st Floor
                               New York NY 10005
                           Telephone: (212) 509-5050
                              Fax: (212) 509-9559
                                 --------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

=====================================================================================================
                                                             Proposed
                                                              maximum       Proposed
                                              Amount of       offering      maximum       Amount of
Title of each class of                    securities to be   price per     aggregate     registration
securities to be registered                  registered        share     offering price      fee
-----------------------------------------------------------------------------------------------------

Common stock (1)                          420,000 shares      $5.75       $2,415,000     $  639.00
-----------------------------------------------------------------------------------------------------
Common stock underlying warrants (2)      420,000 shares      $5.00 (3)   $2,100,000     $  554.00
-----------------------------------------------------------------------------------------------------
Common stock underlying
exchangeable shares (4)                   833,000 shares      $5.75       $4,789,750     $1,265.00
-----------------------------------------------------------------------------------------------------

TOTAL                                   1,673,000 shares (5)              $9,304,750     $2,459.00
=====================================================================================================

(1) The amount of the registration fee with respect to such securities has been calculated in accordance with Rule 457(c).

(2) The number of shares of the registrant's common stock to be registered in connection with the exercise of outstanding warrants has been determined based upon outstanding warrants to purchase up to 420,000 shares of the registrant's common stock.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g).

(4) The number of shares of the registrant's common stock to be registered in connection with the exchange of outstanding exchangeable securities has been determined based upon outstanding securities issued by an Ontario, Canada subsidiary of the registrant which are exchangeable for 833,000 shares of the registrant's common stock.

(5) Under Rule 416 under the Securities Act this registration statement also registers such number of additional securities that may be offered as a result of stock splits, stock dividends and antidilution provisions in accordance with the terms and conditions of the warrants, of which the underlying shares of common stock are registered hereby.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

                SUBJECT TO COMPLETION, DATED SEPTEMBER 15, 2000

                             PRELIMINARY PROSPECTUS

                              [LOGO OF UNIVERSE2U]

                        1,673,000 Shares of Common Stock

                                 --------------

This Registration Statement covers the registration for resale by selling security holders up to an aggregate of 1,673,000 shares of restricted common stock of Universe2U Inc., a Nevada corporation. Such shares are being registered on behalf of purchasers of restricted securities in private placements of the registrant. Such shares to be registered for resale consist of (a) 420,000 shares of common stock, (b) 833,000 shares of common stock to be issued to the holders of outstanding exchangeable securities upon exercise of such exchange that were issued by an Ontario, Canada subsidiary of the company, and (c) up to 420,000 shares of common stock following issuance to the holders of outstanding warrants upon the exercise of such warrants.

The prices at which the selling security holders may sell the securities will be determined by the prevailing market price for the shares or through negotiated transactions. We will not receive any of the proceeds from the resale of the shares of commons stock underlying the securities, however, we are paying for the costs of registering the shares of common stock covered by this prospectus.

The selling security holders will receive all of the amounts received upon any sale by them of the securities, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the resale of shares of common stock offered in this prospectus. We will not receive any proceeds from the issuance of shares of common stock to the holders of outstanding exchangeable securities that were issued by an Ontario, Canada subsidiary of the company upon exercise of such exchange rights. We will receive $5.00 per share upon the issuance of shares of common stock to holders of 420,000 warrants following exercise of such warrants, but we will not receive any proceeds from the resale of the underlying shares of common stock that are offered in this prospectus.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

See "Risk Factors" beginning on page 8 about risks you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The common stock of Universe2U Inc. trades under the symbol "UTOU" on the Over-The-Counter Bulletin Board (OTC/BB).

                              --------------------
                                TABLE OF CONTENTS
                              --------------------



                                                                            Page
                                                                            ----

Prospectus Summary.......................................................     2
Risk Factors.............................................................     7
Use of Proceeds..........................................................    33
Dividend Policy..........................................................    33
Capitalization...........................................................    34
Dilution.................................................................    35
Market for Common Equity and Related Stockholder Matters.................    35
Selling Security Holders.................................................    36
Plan of Distribution.....................................................    38
Selected Financial Data..................................................    41
Management's Discussion and Analysis of Financial Condition and Results
  of Operations..........................................................    42
Business.................................................................    52
Management...............................................................    73
Principal Stockholders...................................................    81
Certain Relationships and Related Transactions...........................    83
Description of Capital Stock.............................................    86
Shares Eligible for Future Sale..........................................    89
Legal Matters............................................................    90
Experts..................................................................    90
Additional Information...................................................    91
Definitions of Terms ....................................................    92
Where You Can Find Additional Information................................    99
Index to Financial Statements............................................   F-1

PART II

Other Expenses of Issuance and Distribution..............................  II-1
Indemnification of Directors and Officers................................  II-1
Recent Sales of Unregistered Securities..................................  II-2
Exhibits and Financial Statement Schedules...............................  II-3
Undertakings.............................................................  II-3
Signatures...............................................................  II-5

                               PROSPECTUS SUMMARY

The following summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus and the financial statements.

OUR COMPANY

Universe2U Inc.
----------------

We are a Nevada corporation. We were incorporated as Paxton Mining Corporation on June 19, 1999. Our company is the product of an acquisition, completed on May 17, 2000, in which Paxton Mining Corporation, our predecessor company, acquired all of the outstanding shares of Universe2U Inc. Upon completion of the acquisition, we changed our corporate name to Universe2U Inc.

Prior to the acquisition, under the name Paxton Mining Corporation, we were a very early stage development stage company originally organized to acquire, explore and develop mining properties. Due to disappointing results, we decided to pursue another line of business. We acquired Universe2U Inc., then an Ontario, Canada corporation. Following the acquisition, we ceased our mining-related activities.

Our company provides telecommunications access solutions to communities, communications carriers, building owners and corporate and government customers in North America. We are a facilities-based provider of advanced fiber optic solutions and high-bandwidth Internet connectivity that enables high-speed "managed broadband" access to the Internet, telecommunications, and other data networks. We provide open access networks that are available to all service providers, however, we are not a carrier nor do we provide regulated telecommunications services. We currently have seven operating subsidiaries.

Our telecommunications operations focus on the following areas:
 .  engineering and design;
 .  infrastructure installation and maintenance;
 .  marketing services; and
 .  network servicing.

We are currently pursuing a two-prong business strategy:

 . to design and build fiber optic networks and market telecommunication services for major telephone and cable television companies; and

 . to be a pioneer in developing "Smart Community" networks in partnership with local governments; "Smart Building" networks in partnership with institutions and businesses; and "Smart Network Links" in partnership with right-of-way owners.

We believe that our two-prong business strategy exploits growth opportunities in Tier 2 and Tier 3 communities, where roughly two-thirds of the North American population is located, as well as high population density urban areas where most investment in high-speed network infrastructure has been focused to date. In addition, our strategy enables us to pursue the growth areas of in-building networks and linking networks to connect communities together.

We believe that our independence, network architecture and turnkey solutions provide attractive and competitive attributes for our business. We expect to enable our customers to establish and maintain a strong competitive position in providing services to their own respective end users.

Our business strategy focuses on the concept that each of our wholly-owned subsidiaries is responsible for establishing and growing its own unique profitable organizations. We achieve this through the development of relationships in their core strength area, introduction of best practices and the provision of contractual services. The individual companies may act as service providers to other telecommunications companies.

As a solutions integrator, our subsidiaries are integrated business units to provide turnkey solutions. In this case instead of contractual project clients, we expect to target strategic alliances, partnerships and joint ventures where equity ownership is an integral component of the deal structure. Our Smart Community networks, Smart Building networks and Smart Network Link models will all be designed on this basis. Where initially the primary revenue stream may be from the individual companies, we expect the longer term profitability to be driven by our equity/partnership model in all three network applications.

We believe that we are well positioned for growth as demand for greater bandwidth continues to escalate throughout North America. Just as the expectation for universal service drove the rapid expansion of telephone and electrical networks during the last century, we believe that businesses, communities, institutions and individuals will demand universal high-speed broadband telecom access to gain overall improvement in the quality of life. We believe that there is growing demand for fiber optic capacity and related network elements to transmit and service high-bandwidth data, voice and video. This growing demand is being accelerated by new applications and services and by improvements in "last mile" technology such as digital subscriber line and cable modems. In this changing market environment, we believe that we are in a favorable competitive position to satisfy this demand relative to other service providers due to our seamless technologies and consistent network architecture.

Our operations are conducted through our seven wholly-owned subsidiaries:

 .  F.O.C.C., Fiber Optics Corporation of Canada Inc.(fiber optic construction and maintenance);
 .  Canadian Cable Consultants Inc. (sales and marketing);
 .  Photonics Engineering & Design Inc. (network and system design);
 .  Coastal Network Services Inc. (fiber optic network installation);
 .  Multilink Network Services Inc. (network sales);

 .  CableTec Communications Inc. (underground construction); and
 .  Universe2U Right-of-Ways Agency Inc. (right-of-way broker).

The address of our principal executive offices is 30 West Beaver Creek Road, Suite 109, Richmond Hill, Ontario, Canada L4B 3K1 and our telephone number is 905-881-3284, our fax number is 905-881-1152. Our website address is www.universe2u.com. Two of our subsidiaries also maintain websites: Canadian Cable Consultants' website is www.canadiancable.com and Fiber Optics Corporation of Canada's website is www.fiberopticscorp.com. The information contained in our website and the websites of our subsidiaries is not a part of this prospectus.

THE OFFERING

This prospectus relates to the offering for resale by selling security holders of the following shares of common stock:

 . 420,000 shares of our common stock, on behalf of purchasers who purchased these shares in our private placement;

 . 833,000 shares of our common stock, on behalf of private placement purchasers who hold securities in our Ontario, Canada subsidiary that are exchangeable for shares of common stock in our company; and

 . 420,000 shares of our common stock to be issued to holders of outstanding warrants upon exercise of those warrants.

All information in this prospectus regarding shares of common stock and per share amounts has been adjusted to reflect our 19-for-1 stock dividend which occurred on May 25, 2000.

See "THE OFFERING" and "DESCRIPTION OF CAPITAL STOCK."

                                ----------------

We have not authorized anyone to give any information or make any representation about us that differs from, or adds to, the information in this prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. The information contained in this prospectus speaks only as of our date unless the information specifically indicates that another date applies.


                                ----------------

                        SUMMARY OF FINANCIAL INFORMATION

You should read the following summary of financial information together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes, all of which appear elsewhere in this Registration Statement.

In connection with the acquisition of Universe2U Inc. (Ontario) and the name change from Paxton Mining Corporation to Universe2U Inc., we changed our fiscal year end to December 31 of each year.

The acquisition of Universe2U Inc. (Ontario) by Universe2U Inc. (Nevada) (formerly Paxton Mining Corporation) on May 17, 2000, is considered a reverse acquisition for accounting purposes with Universe2U Inc. (Ontario) considered to be the acquiror and Universe2U Inc. (Nevada) the acquiree. As a result of this accounting treatment, ongoing results are presented as a recapitalization of Universe2U Inc. (Ontario) and historical results presented are those of Universe2U Inc. (Ontario).

The acquisition of CableTec Communications Inc. ("CableTec") (formerly Bernie Tan Investments Inc.) on May 31, 2000 has been accounted for under the purchase method of accounting. As a result of this accounting treatment, revenues and expenses of CableTec have been included only from the acquisition date.

Financial information does not purport to be indicative of results which may be obtained in the future.

        [Summary of Financial Information Appears on the Following Page]

                              Six Months Ended                            Year Ended
                           ---------------------------         -----------------------------------
                             June 30,        June 30,           Dec. 31,                 Dec. 31,
                                2000          1999                1999                    1998
                                                                                           (1)
OPERATING DATA:
      Revenue                $ 2,601,359   $   229,435          $ 1,614,496            $   472,569

      Income (loss) from
      continuing operations    ($754,299)    ($194,502)           ($426,723)              ($39,540)

      Net income (loss)
      for the period           ($754,299)    ($194,502)           ($426,723)              ($39,540)

      Net income (loss)
      per common share            ($0.02)       ($0.01)              ($0.01)                     -

      Weighted average
      number of common
      shares                  35,402,204    35,204,000           35,204,000             35,204,000

      Cash dividends per
      common share                     -             -                    -                      -

BALANCE SHEET DATA:

      Total assets           $  3,192,746    $  545,127          $1,301,758              $ 512,401

      Working capital           ($353,792)    ($424,921)         $  130,808              $ 101,577

      Long-term obligations  $     60,795    $  309,021          $1,116,233              $ 386,824

      (Deficit)
      shareholders' equity    ($1,220,562)    ($234,042)          ($466,263)              ($39,540)

(1)  The company commenced operations in August 1998.

                                  RISK FACTORS


RISK FACTORS RELATING TO OUR BUSINESS

You should carefully consider the information below in addition to all other information provided to you in this prospectus, the accompanying Prospectus and the documents incorporated by reference in deciding whether to invest in the securities offered herein, including information in the section entitled "forward looking statements."

WE HAVE A LIMITED HISTORY OF OPERATIONS

You will have limited historical financial information upon which to base your evaluation of our performance. Our company is a holding company that has a limited operating history. We currently have a limited number of customers and are still in the process of building many of our networks. Accordingly, you must consider our prospects in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development. We expect to incur losses.

Our business has grown rapidly and our business model is still evolving, which makes it difficult to evaluate our prospects. We have grown our business rapidly and have experienced losses in our efforts to penetrate our market. We will continue to make substantial capital expenditures in deploying our Smart networks before we know whether our business plan can be successfully executed. As a result, there is a risk that our business will fail. Additionally, our limited operating history makes it difficult to evaluate the execution of our business model thus far. Furthermore, because the market for services of turnkey infrastructure providers is not well established, it is difficult for you to compare our company with our competitors.

We are an early-stage company in an unproven industry and if we do not grow rapidly or obtain additional capital we will not succeed.

WE MAY INCUR LOSSES

In connection with the construction of our networks, there can be no assurance that we will generate net income or that we can sustain positive cash flow in the future.

We cannot assure you that we will succeed in establishing an adequate revenue base or that our services will generate profitability. In connection with the construction of our networks, we expect to concentrate on the development and construction of our networks until our Smart networks has established a sufficient revenue-generating customer base. We also expect to incur losses during the initial startup phases of any services that we may provide. We may continue to experience net operating losses for the foreseeable future.

Continued losses may prevent us from pursuing our strategies for growth and could cause us to be unable to meet our obligations, capital expenditure requirements or working capital needs.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS STRATEGY BECAUSE WE DEPEND ON FACTORS BEYOND OUR CONTROL, WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

Our future largely depends on our ability to implement our business strategy and proposed expansion. We intend to take an equity position in the networks we build. Our strategy relies on growth through acquisition. Our results of operations will be adversely affected if our equity positions do not provide a reasonable rate of return. Our results of operations will be adversely affected if we cannot fully implement our business strategy or do not complete the acquisitions we need. Our results of operations will be adversely affected if we cannot persuade the right-of-way owners (the communities, the utilities and the building owners) of the merits of building telecommunication networks on their right-of-way. Successful implementation depends on numerous factors beyond our control, including:

 .  economic and political factors;
 .  other companies and any new emerging companies that will try to replicate our model;
 .  the willingness of the communities to establish public-private partnerships and compete directly with other private sector companies;
 .  addressing competitive market conditions quickly and cost effectively;
 .  negotiating reasonable rates of return for use of right-of-way;
 .  obtaining regulatory approvals and permits (each community requires permits before starting construction, usually a lengthy process);
 .  telecommunications regulations placed on content provider;
 .  franchise rights granted by some communities, which have a typical expiration date of 5 to 10 years;
 .  obtaining right-of-way on reasonable terms;
 .  attracting and retaining high-quality operating personnel and management;
 .  continuing to implement and improve our operational systems;
 .  shortages of materials, equipment or skilled labor;
 .  unforeseen design, engineering, environmental or geological problems;
 . work stoppages, weather interference and floods; and . unanticipated cost increases.

OUR INABILITY TO IMPLEMENT OUR NETWORKS STRATEGY AND MANAGE OUR GROWTH COULD IMPAIR OUR OPERATING RESULTS.

Our success will depend upon our ability to secure a market for our Smart networks. We must also obtain and maintain contractual and other relationships with telecommunications service providers, Internet service providers, application service providers, storage service providers, municipalities, utilities and large organizations with enterprise network needs. If we are unable to enter into contracts, comply with the terms of contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. Some of our current contracts to supply fiber capacity will allow the buyer or lessee to terminate the contracts and provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts would adversely affect our operations and financial results.

We intend to expand our range of services by providing various network services to carriers and other service providers. We may enter into joint ventures where we or our partners supply the venture with ducts, dark fiber by facilitating the involvement of third party suppliers, vendors and contractors. We cannot assure you that a market will develop for any new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

In order to reach our operating and financial goals, we must substantially increase the revenue generated from our Smart networks. If we do not develop long-term commitments with new large-volume customers, we will be unable to increase the use of our Smart networks, which would adversely affect our profitability.

A CHANGE IN ACCOUNTING STANDARDS MAY REQUIRE US TO CHANGE OUR TIMING OF RECOGNIZING REVENUES

Effective June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43") which requires that sales of integral equipment be accounted for in accordance with real estate accounting rules. We believe that the SEC may classify dark fiber cables in the ground as integral equipment as defined in FIN 43. "Dark fiber" is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission. This change in the accounting for dark fiber sales would not change any of the economics of the contracts. It would require us, however, to recognize the revenue from some sales contracts as operating leases over the term of the contract as opposed to the current method of recognizing revenue during the period over which we deliver the fiber. As a result, this change in accounting treatment would reduce the revenue and income that we would recognize in the earlier years of the contract and spread it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place. Please refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

WE MAY BE UNABLE TO RAISE THE ADDITIONAL FINANCING NECESSARY TO COMPLETE THE CONSTRUCTION OF OUR NETWORKS, WHICH WOULD ADVERSELY AFFECT OUR LONG-TERM BUSINESS STRATEGY

We expect to be able to raise money through private placements to finance our operations until the company can become profitable and to reduce our need to rely on debt financing, however, there can be no assurance in this regard. We have no assurance that future equity or debt financing will be available to us on acceptable terms. If such financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing stockholders.

We plan to use the net proceeds from our recent private placements to accelerate the build out of networks, including the funding needed to establish Multilink, our Smart Network Link sales company. This includes perfecting the right-of-way on our Detroit-Chicago route. We may need to obtain additional and alternative sources of financing to complete the construction of our networks, as the cost of the build-out for this network could exceed $50,000,000, which may not be available on comparable terms, if at all. Right-of-way owners generally expect the network builder to fund the construction of the network. Locating an alternative financing source could slow our growth and have a material adverse affect on us.

We may need significant amounts of additional capital to complete the build-out of our planned fiber optic communications networks, to expand network infrastructure and to meet our long-term business strategies, including acquisitions, expanding our operations to additional communities and constructing our networks. Our inability to raise additional funds will have an adverse effect on our operations. If we decide to raise additional funds by incurring debt, we may become subject to restrictive financial covenants and financial ratios.

Our ability to arrange financing and the cost of financing depends upon many factors, including:

 .  general economic and capital markets conditions;
 .  conditions in the telecommunications and Internet markets;
 .  regulatory developments;
 .  credit availability from banks or other lenders;
 .  investor confidence in the telecommunications and Internet industries and in us;
 . the success of our fiber optic communications network and Internet services; and
 .  provisions of tax and securities laws that are conducive to raising capital.

WE MAY NOT BE ABLE TO EFFICIENTLY MANAGE OUR GROWTH, WHICH COULD HARM OUR
BUSINESS

Future expansion and acquisitions will place significant additional strains on our personnel, financial and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. The competition for qualified sales, technical and managerial personnel in the communications industry is intense, and we may not be able to hire and retain sufficient qualified personnel. In addition, we may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information and accounting systems in order to support our desired growth.

OUR BUSINESS DEPENDS ON A LIMITED NUMBER OF KEY PERSONNEL THE LOSS OF WHOM COULD ADVERSELY AFFECT OUR BUSINESS.

Our business is managed by a small number of key management and operating personnel. We believe that the success of our business strategy and our ability to operate profitably depend on the continued employment of our senior management team led by Kim Allen, Chief Executive Officer and Angelo Boujos, Chairman of the Board of Directors. Our business and financial results could be materially affected if Mr. Allen, Mr. Boujos or other members of our senior management team became unable or unwilling to continue in their present positions. Our acquisition strategy includes retaining the key management and operating personnel, the loss of which may adversely affect performance of the operating company and thus adversely affect the results of Universe2U.

OUR BUSINESS IS LABOR INTENSIVE, AND IF WE CANNOT ATTRACT AND RETAIN QUALIFIED EMPLOYEES WE MAY NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY.

Labor shortages or increased labor costs could have a material adverse effect on our ability to implement our growth strategy and our operations. Our business is labor intensive, and many of our operations experience a high rate of employee turnover. The low unemployment rate in the United States has made it more difficult for us to find qualified personnel at low cost in some areas where we operate. As we offer new services and pursue new customer markets we will also need to increase our executive and support personnel. We cannot assure you that we will be able to continue to hire and retain a sufficient skilled labor force necessary to operate efficiently and to support our growth strategy or that our labor expenses will not increase as a result of a shortage in the supply of skilled personnel.

WE MAY NOT BE ABLE TO SUCCESSFULLY IDENTIFY, MANAGE AND ASSIMILATE FUTURE ACQUISITIONS, INVESTMENTS AND STRATEGIC ALLIANCES, WHICH WOULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

We have in the past, and may in the future, acquire, make investments in, or enter into strategic alliances, including joint ventures in which we hold less than a majority interest, with companies which have customer bases, switching capabilities, existing networks or other assets in our current markets or in areas into which we intend to expand our networks. Any acquisitions, investments, strategic alliances or related efforts will be accompanied by risks such as:

 .  the difficulty of identifying appropriate acquisition candidates;
 .  the difficulty of assimilating the operations of the respective entities;
 .  the potential disruption of our ongoing business;
 .  the loss of key management and operating personnel;
 .  the potential inability to successfully manage joint ventures especially those in which we hold less than a majority interest;
 .  the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts;
 .  the failure to successfully incorporate licensed or acquired technology and rights into our services,
 . the inability to maintain uniform standards, controls, procedures and policies, and

 . the impairment of relationships with employees and customers as a result of changes in management.

We cannot assure you that we would be successful in overcoming these risks or any other problems encountered with such acquisitions, investments, strategic alliances or related efforts.

We believe that our acquisition approach of requiring management from the companies we are acquiring to sign multi-year employment contracts, and the clustering of companies with similar focus to capture the "best practices" of these companies, will result in benefits to the combined companies, including the expansion of our product and service offerings and the combination of our fiber optic network and connectivity solutions. If we are not able to effectively integrate our technology, operations and personnel in a timely and efficient manner, then the benefits of our acquisitions will not be realized and, as a result, our operating results may be adversely affected.

In addition, the attention and effort devoted to the integration of the companies will significantly divert management's attention from other important issues, and could significantly harm the combined companies' business and operating results.

We intend to consider acquisitions of, or investments in, complementary businesses, technologies, services or products. Acquisitions and investments involve numerous risks, if the integration is not successful:

 .  the diversion of management attention;
 .  difficulties in assimilating the acquired business;
 . potential loss of key employees, particularly those of the acquired business; . difficulties in transitioning key customer relationships;
 .  risks associated with entering markets in which we have no or limited prior experience; and
 .  unanticipated costs.

Any difficulties we encounter in integrating the businesses we acquire could reduce the earnings we generate from that business, which may have a material adverse effect on our revenue and net income. As an example, the integration process may require us to change the acquired businesses' operating methods and strategies. The integration of an acquired business may also divert the attention of the management of the acquired business from its day-to-day responsibilities. We may also become responsible for liabilities of an acquired business that we may not have discovered prior to an acquisition.

WE MAY HAVE DIFFICULTY IDENTIFYING AND FINANCING ACQUISITIONS, WHICH COULD DISRUPT OUR GROWTH STRATEGY.

Our growth strategy is very dependent on additional acquisitions. Increased competition for acquisition candidates has raised prices for these targets and lengthened the time period required to recoup our investment. Our acquisition strategy presents the risks inherent in assessing the value, strengths and weaknesses of growth opportunities and evaluating the costs and uncertain returns of expanding our operations. We cannot assure you that:

 .  we will be able to continue to identify and acquire appropriate businesses on favorable terms, or at all,
 . we will be able to obtain financing for acquisitions on favorable terms if at all or
 .  the companies that we acquire will perform as we expect.

Our future acquisitions could also result in:
 .  issuing additional shares of our capital stock, which could dilute our existing shareholders,
 . increasing our debt to finance the acquisitions, which could require us to agree to restrictive covenants and which might limit our operational and financial flexibility,
 .  using our cash, which would reduce the funds we have available for other corporate purposes or
 . increased amortization or depreciation expense related to such acquisitions, which would decrease our operating income.

Any of these factors could materially harm our business or our operating results.

IF ONE OR MORE OF OUR SUBSIDIARIES FAILS TO PERFORM, IT MAY DAMAGE THE REPUTATION OF UNIVERSE2U

Universe2U has adopted a strategy of continuing to operate the companies we acquire as distinct competitive entities. These companies will build their own market share and participate in integrated network builds where several of our Universe2U group of companies are involved. If one of these entities fails to perform adequately on an integrated project the reputation and creditability of Universe2U and the other subsidiaries may be damaged.

WE CANNOT ASSURE YOU THAT WE WILL SUCCESSFULLY COMPLETE THE CONSTRUCTION OF OUR NETWORKS

The construction of future networks facilities entail significant risks, including management's ability to effectively control and manage these projects, shortages of materials or skilled labor, unforeseen engineering, environmental or geological problems, work stoppages, weather interference, floods and unanticipated cost increases. The failure to obtain necessary licenses, permits and authorizations could prevent or delay the completion of construction of all or part of our Smart networks or increase completion costs. In addition, the establishment and maintenance of interconnections with other network providers at various public and private points is necessary to provide cost efficient services. We cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all.

WE CANNOT ASSURE YOU THAT A MARKET FOR OUR CURRENT OR FUTURE SERVICES WILL
DEVELOP

The practice of leasing dark fiber, which is fiber optic cable without any of the electronic or optronic equipment necessary to use the fiber for transmission, is not widespread and we cannot assure you that the market will develop or that we will be able to enter into contracts, comply with the terms of these contracts or maintain relationships with communications carriers and corporate, utility and government customers. We also cannot assure you that these contracts or relationships will be on economically favorable terms or that communications carriers and corporate, utility and government customers will not choose to compete against, rather than cooperate with us. If we are unable to enter into contracts, comply with the terms of the contracts or maintain relationships with these constituencies, our operations would be materially and adversely affected. We cannot predict whether providing services to governments will evolve into a significant market because governments usually already control existing right-of-ways and often build their own communications infrastructure.

We will need to strengthen our marketing efforts and increase our staff to handle future marketing and sales requirements. If we fail to obtain significant, widespread commercial and public acceptance of our Smart networks and access to sufficient buildings, our visibility in the telecommunications market could be jeopardized. We cannot assure you that we will be able to secure customers for the commercial use of our proposed networks or access to such buildings in each market. In addition, the market for co-location and Internet services is new and evolving. We cannot assure you that services will achieve widespread acceptance in this new market. Further, success depends in large part on growth in the use of the Internet. The growth of the Internet is highly uncertain and depends on a variety of factors.

We may expand the range of services that we offer. These services may include assisting customers with the integration of their leased dark fiber with appropriate electronic and optronic equipment by facilitating the involvement of third party suppliers, vendors and contractors. We cannot assure you that a market will develop for our new services, that implementing these services will be technically or economically feasible, that we can successfully develop or market them or that we can operate and maintain our new services profitably.

NETWORK DISRUPTIONS AND LACK OF INSURANCE COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

Our success will require that our Smart networks provide competitive reliability, capacity and security. Some of the risks to our network and infrastructure include:
 .  physical damage;
 .  power loss;
 .  capacity limitations;
 .  hardware and software defects;
 .  breaches of security; and
 .  disruptions beyond our control.

These disruptions may cause interruptions in service or reduced capacity for customers, any of which could have an adverse effect on our ability to retain customers. The failure of any equipment or facility on our network could result in the interruption of customer service until we make necessary repairs or install replacement equipment. Any of these events could have an adverse impact on our revenues and our ability to secure customers in the future. We do not possess adequate insurance to cover losses we could incur as a result of the factors enumerated above.

WE CANNOT ASSURE YOU OF THE COMMODITY PRICE FOR DUCT, DARK FIBER OR BANDWIDTH LEASES

We expect that the posting offers by sellers and bids by buyers for the use of telecommunications networks will become common place. Bandwidth Market, Ltd., started in July of 1998, was one of the first Internet telecom brokers, posting offers by sellers and bids by buyers. Its website lists more circuits than any other Internet site or public source. It uses a complex search engine to sort offers and bids by city of origin or destination or speed of circuit.

Our customers, the telephone companies, Internet Service Providers ("ISPs"), and businesses lease phone and data lines from each other as well as leasing our networks. Previously, these services were provided at regulated prices or fixed prices were negotiated. The quantity of bandwidth in some areas is exploding. The price is dropping dramatically. The reason for the quantity explosion and the price implosion is in the growth in the bandwidth requirements and improvements in technology. We expect these trends to continue.

We expect that bandwidth trading will become like trading of any other commodity and will be done over the Internet. We expect our Smart networks and selling/leasing approach to be convenient and efficient for buyers and sellers. We anticipate that prices for our products and services and capacity will continue to decline over the next several years, due primarily to the following:

 .  price competition as various network providers complete construction of networks that will compete with our network;
 .  installation by us and our competitors of fiber capacity in excess of actual demand for some regional networks;
 .  recent technological advances that enable substantial increases in the transmission capacity of both new and existing fiber optic networks; and . purchasing alliances may increase our customers' purchasing power.

Any of the foregoing factors could cause material adverse effects on our results of operations. We expect to have some contracts to supply leased fiber capacity, which allow the lessee to terminate the contracts and/or provide for liquidated damages if we do not supply the stated fiber capacity by a specified time. Terminating any of these contracts could adversely affect our operating results.

COMPETITORS OFFER SERVICES SIMILAR TO OURS IN OUR CURRENT OR PLANNED MARKETS WHICH WOULD AFFECT OUR RESULTS OF OPERATIONS

The telecommunications industry is extremely competitive, particularly with respect to price and service, which may adversely affect our results of operations. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. In the telecommunications industry, we compete against incumbent local exchange carriers, which have historically provided local telephone services and currently dominate their local telecommunications markets, and competing carriers in the local services market. In addition to these carriers, several other potential competitors, such as facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators and large end-users with private networks, are capable of offering, and in some cases offer, services similar to those offered by us. Furthermore, several of these service providers, such as wireless service providers, could build wireless networks more rapidly and at lower cost than fiber optic networks. Additionally, the business in which we compete is highly competitive due to a lack of barriers to entry and high price sensitivity. Many of our competitors have greater financial, research and development, and other resources than we do.

Some of our principal competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers, some of which already have franchise and other agreements with local and state governments and have substantially greater resources and more experience than us, could directly compete with us in the market for leasing fiber capacity, if they are willing to offer this capacity to their customers. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to construct their networks. If communications carriers and local cable companies decide to equip their networks with fiber optic cable, they could become significant competitors. Franchise and other agreements with the municipalities and other local and state governments typically are not exclusive. Potential competitors with greater resources and more experience than us could enter into franchise and other agreements with local and state governments and compete directly with us. Other companies may choose to compete with us in our current or planned markets, by leasing fiber capacity, including dark fiber, to our targeted customers. This additional competition could materially and adversely affect our operations.

Our success will depend upon our ability to quickly obtain agreements and install our networks. This is crucial in order to establish a first-mover advantage. We may not be able to accomplish this. Each building in which we do not build a network is particularly vulnerable to competitors. In addition, future expansions and adaptations of our Smart networks infrastructures may be necessary to respond to growth in the number of customers served, increased capacity demands and changes to our services; otherwise other companies could be encouraged to compete in buildings where we have installed networks.

In addition, future expansion will require us to outsource a significant portion of the installation of our networks. Any delays in obtaining, or interruption in, the services of these third party installers could delay our plans to install in-building networks, impair our ability to acquire or retain customers and harm our business generally.

We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases and diverse strategic plans and technologies. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless and satellite data service providers, some of which are described in more detail below. If these potential competitors successfully focus on our market, we may face intense competition, which could harm our business. In addition, we may also face severe price competition for building access rights, which could result in higher sales and marketing expenses and lower profit margins.

Some competitors, such as Allied Riser Communications, Broadband Office and OnSite Access, are attempting to gain access to office buildings in our target markets. To the extent these competitors are successful, we may face difficulties in building our networks and marketing our services within some of our target buildings. Because our agreements to use utility shaft space within buildings are generally not exclusive, owners of such buildings could also give similar rights to our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in our target buildings quickly, before our competitors do so. If a competitor installs a network in a building in which we operate, there will likely be substantial price competition.

We expect increased competition and the resulting increase in investment in infrastructure and content by telecommunications and other service providers to result in further concerns about the quality and reliability of infrastructure providers. We expect that our customers will increasingly seek comprehensive end-to-end solutions to their infrastructure needs by turning to fewer qualified infrastructure service providers who have the size, financial capability and technical expertise to deliver a quality and reliable network on time. These customers are seeking service providers that can design, build out and maintain large and complex networks quickly, with a high level of quality and who can rapidly mobilize their capital equipment, financial assets and personnel to respond effectively to the increasing scale and time constraints of customer demands.

The construction and installation industry in which we operate is highly competitive and we compete with other companies in most of the markets in which we operate, ranging from small independent firms servicing local markets to larger firms servicing regional markets, as well as large national and international firms and equipment vendors on turnkey projects who subcontract work to contractors other than us. Despite the current trend toward outsourcing, we may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. There are relatively few significant barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors. Although we believe we are a unique provider of external network services for telecommunications service providers and energy companies in the United States and Canada, we cannot be considered dominant in the industry on a national basis. In addition one or more of our competitors may become predominant in the near future.

Because of the highly competitive bidding environment for infrastructure services, the price of the contractor's bid historically has often been the principal factor in determining whether the contractor is awarded the work. Smaller competitors are sometimes able to win bids based on price alone due to their lower overhead costs. We believe that as demand for our services increases, customers will increasingly consider other factors in choosing a service provider, including technical expertise and experience, financial and operational resources, nationwide presence, industry reputation, and dependability, which should benefit contractors like ourselves.

We expect to be granted the right to install and operate a telecommunications network within communities, buildings and on other right-of-ways. The construction of these networks enables us and the right-of-way owners to lease access to these networks to other communications carriers or large corporate or government customers seeking high bandwidth capacity, without these customers having to incur costly expenditures associated with building networks of their own. We expect to enter into equity agreements with the right-of-way owners to own some or all of the network and provide a return to the right-of-way owner for the use of their right-of-way. Alternatively, some network owners may choose to use their infrastructure to provide switched voice and data services, competing directly with incumbent local exchange carriers ("ILECs") and interexchange carriers ("IXCs"). Currently, we do not expect to provide such services or plan to provide such services.

In the communities where we plan to deploy fiber optic communications networks, we face significant competition from the ILECs, which currently dominate their local communications markets. We also face competition from competitive local exchange carrier ("CLEC") and other potential competitors in these markets and will face competition in the communities in which we plan to build our networks. Many of our competitors have financial, management and other resources substantially greater than ours, as well as other competitive advantages over us, including established reputations in the communications market.

Various communications carriers already own fiber optic cables as part of their communications networks. Accordingly, each of these carriers could, and some do, compete directly with us in the market for leasing fiber capacity. In addition, although CLECs generally provide a wider array of services to their customers than we presently provide to our customers, CLECs nevertheless represent an alternative means by which our potential customer could obtain direct access to an IXC POP or other site of the customer's choosing. Thus, CLECs could compete with us.

Some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as numerous personnel and substantial resources to undertake the requisite construction to so equip their networks. To the extent that communications carriers and local cable companies decide to equip their networks with fiber optic cable, they are potential direct competitors provided that these competitors are willing to offer this capacity to all of their customers.

We expect that as competition in the local exchange market develops, a fundamental division between the needs of corporate, governmental and institutional end users and residential end users will drive the creation of differentiated communications services and service providers. We expect that the CLECs, IXCs, ISPs, wireless carriers and corporate and government customers on which we focus will have distinct requirements, including maximum reliability, consistent high quality transmissions, capacity for high-speed data transmissions, diverse routing and responsive customer service. We expect that we will be able to satisfy the needs of such customers.

We expect that the principal competitive factors in this market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools. We might not have the resources or expertise to compete successfully in the future. Our current and potential competitors in this market include: Exodus Communications, Inc., Frontier Corporation, Global Crossing Ltd., NEXTLINK Communications, Inc., Hiway Technologies, Inc., Verio Inc., 360networks Inc., British Telecommunications plc, Deutsche Telekom AG, France Telecom S.A., Qwest Communications International Inc., Allied Riser, Cypress Communication, Williams Communications Group, Inc., Mastec, Metromedia Fiber Network, Inc., Western Integrated Networks, WideOpenWest, Grande Communications, RCN Inc., Rhythms Net Connections, Globix Corporation, Concentric Network Corporation, SBC Communications Inc., PSINet, Inc., Agruss Communications, Dycomm Industries, Quanta Services, Cygnal Inc., global, regional and local telecommunications and cable companies, such as Call-Net, AT&T, Sprint, MCI WorldCom and Regional Bell Operating Companies, and Rogers Cable and companies capable of offering services similar to those provided by us, including communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers and wireless telephone operators.

Some of our competitors have already made substantial long term investments in the construction of fiber optic networks and the acquisition of bandwidth. Some of these competitors have substantially greater resources and more experience than we do and could directly compete with us in marketing fiber assets or network services.


Other companies may choose to compete with us in our current or planned markets, by selling or leasing fiber assets or bandwidth to our targeted customers. A significant increase in industry capacity or reduction in overall demand would adversely affect our ability to maintain or increase prices. Additional competition could materially and adversely affect our operations.

For our base business of designing and building networks, we expect to have many of the above competitors as customers.

WE FACE COMPETITION FROM LOCAL TELEPHONE COMPANIES.

Incumbent local telephone companies, including GTE and the Bell operating companies such as Bell Canada, Bell Atlantic and BellSouth, have several competitive advantages over us, including established brand names and reputations and significant capital to rapidly deploy or leverage existing communications equipment and broadband networks. They often market their services to tenants of buildings within our target markets and selectively construct in-building facilities. Additionally, the regional Bell operating companies are now permitted to provide long distance services in territories where they are not the dominant provider of local services. These companies may also provide long distance services in the territories where they are the dominant provider of local services if they satisfy a regulatory checklist established by the Federal Communications Commission. In December 1999, the FCC ruled that Bell Atlantic has met these requirements in New York and may provide long distance services in New York. If other regional Bell operating companies are permitted to provide long distance services in territories where we operate or expect to operate, we could face greater price competition.

WE FACE COMPETITION FROM LONG DISTANCE COMPANIES.

We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, MCI WorldCom and Sprint, could begin to build their own voice and data networks. The newer national long distance carriers, such as Level 3, Qwest and Williams Communications, are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

WE FACE COMPETITION FROM FIXED WIRELESS SERVICE PROVIDERS.

We may lose potential customers to fixed wireless service providers. Fixed wireless service providers are communications companies who can provide high-speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small and medium-sized business customers and have a business strategy that is similar to ours. These providers include Advanced Radio Telecom, NEXTLINK and Winstar.

WE FACE COMPETITION FROM INTERNET SERVICE PROVIDERS, DIGITAL SUBSCRIBER LINE COMPANIES AND CABLE-BASED SERVICE PROVIDERS.

The services provided by Internet service providers, digital subscriber line companies and cable-based service providers can be used by our potential customers instead of our services. Internet service providers, such as Concentric Networks, EarthLink and PSINet, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as Covad, NorthPoint and Rhythms

NetConnections, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Cable-based service providers, such as Excite@Home and its @Work subsidiary, RCN Telecom Services and Road Runner, also provide broadband Internet access. These various providers may also offer traditional or Internet-based voice services to compete with us.

COMPETITORS MIGHT USE NEW OR ALTERNATIVE TECHNOLOGIES TO OFFER BETTER OR LESS EXPENSIVE SERVICES THAN WE CAN OFFER.

In addition to the fiber-optic technology that our Smart networks employ, there are other technologies that provide greater bandwidth than traditional copper wire transmission technology and may be used instead of our voice and data services. Furthermore, these technologies may be improved and other new technologies may develop that provide greater bandwidth than the fiber-optic based technology we utilize. Existing alternative technologies include:

 . Digital subscriber line technology was developed to produce higher data transfer rates over the existing copper-based telephone network. The data transfer rates for digital subscriber lines are reported to range between 144,000 bits of data per second and six million bits of data per second.

 . Cable modems can allow users to send and receive data using cable television distribution systems. According to industry sources, cable modem users typically experience download speeds of 1.5 million bits of data per second.

 . Wireless technologies, such as satellite and microwave communications systems, can provide high-speed data communications. Satellite systems, such as DirecPC, can offer high download speeds that are advertised at 400,000 bits of data per second or higher.

 . Integrated services digital networks have been offered by the incumbent local telephone companies over the existing copper-based telephone network for some time. These services offer data transfer speeds of 128,000 bits of data per second.

 . Internet Telephony has been deployed by several competitors, whereby voice calls may be made over the Internet. The sound quality of these services has improved since their introduction.

The development of new technologies or the significant penetration of alternative technologies into our target market may reduce the demand for our services and harm our business.

WE MAY EXPERIENCE ADDITIONAL RISKS AS A RESULT OF CO-LOCATION AND INTERNET CONNECTIVITY SERVICES

The legal landscape that governs co-location and Internet connectivity services has yet to be interpreted or enforced. Regulatory issues for industry include property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy. Business may be adversely affected by the adoption and interpretation of any future or currently existing laws and regulations. There is no patented technology and we rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in the technology. Business may be adversely affected by a claim that it is infringing the proprietary rights of others.

Despite the design and implementation of a variety of network security measures, unauthorized access, computer viruses, accidental or intentional action and other disruptions could occur. In addition, we may incur significant costs to prevent breaches in security or to alleviate problems caused by those breaches. The law relating to the liability of online services companies and Internet access providers of information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against online services companies, co-location companies and Internet access providers. We may need to implement measures to reduce our exposure to this potential liability that may require the expenditure of substantial resources. The increased attention focused upon liability issues as a result of lawsuits, new laws and legislative proposal could impede the growth of Internet use.

In addition, some customers have sent unsolicited commercial E-mails from servers co-located at its facilities to massive numbers of people. This practice known as "spamming" can lead to complaints against service providers that enable such activities. In addition, legislation has recently been passed that prohibits "spamming."

NEW TECHNOLOGIES COULD REDUCE THE DEMAND FOR FIBER OPTIC SYSTEMS.

The telecommunications industry generally is subject to rapid and significant changes in technology that may adversely affect the continued use of fiber optic cable. We cannot assure you that the introduction of new products or the emergence of new technologies will not enable competitors to install competing systems at a lower per-circuit cost on routes currently targeted by us. Moreover, these potential competitors may be able to expand capacity on existing competitive systems, which could render our Smart networks and network services uncompetitive from a cost perspective. We cannot predict the likelihood of these changes and we cannot assure you that any technological changes will not materially and adversely affect our business and operating results.

WE CURRENTLY DEPEND ON A LIMITED NUMBER OF CUSTOMERS

We are particularly dependent on a limited number of customers for our contract work. In addition, our Smart networks business has a long sales cycle. We are, therefore, more susceptible to the impact of poor economic conditions than some of our competitors.

LEGISLATION AND GOVERNMENT REGULATION COULD ADVERSELY AFFECT US

Regulations governing communications services change from time to time in ways that are difficult to predict and our services could become subject to federal, state and/or local regulation. Such changes may harm our business by increasing competition, decreasing revenue, increasing costs or impairing our ability to offer services. As we continue to expand our operations geographically, we may become subject to the regulation of additional jurisdictions. If we fail to comply with all applicable regulations or experience delays in obtaining required approvals, our business could be harmed. For example, we may be required to make regular filings in some of the states in which we intend to operate and could be fined if we do not timely make these filings. Additionally, compliance with these regulatory requirements may be costly.

If our interpretation of regulations applicable to our operations is incorrect, we may incur additional expenses or become subject to more stringent regulation.

Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretations of these regulations and guidelines are incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations.

Existing and future government laws and regulations may influence how we operate our business, our business strategy and ultimately, our viability. U.S. Federal and state telecommunications laws and the laws of foreign countries in which we operate directly shape the telecommunications market. Consequently, regulatory requirements and/or changes could adversely affect our operations and also influence the market for Internet, web hosting and related services. However, we cannot predict the future regulatory framework of our business.

U.S. Federal and State and Canadian telecommunications law imposes legal requirements on common carriers who engage in interstate or foreign communication by wire or radio, and on telecommunications carriers. Should these regulations be applied to us, they may have a material adverse impact on our business and results of operation. If providing dark fiber facilities or related services provided by us were deemed to be a telecommunications service, then regulations, both Federal and state, applicable to telecommunications carriers might apply to us. This could subject the revenues we received from facility leases in interstate commerce to assessment by the Federal Communications Commission Universal Service Fund and the offering of those facilities or services would be subject to common carrier regulation. In addition, local exchange carriers or long distance carriers, subject to regulation by Federal Communications Commission. Our business may be affected by regulations applicable to these telecommunications carriers. For example, the Federal Communications Commission has recently taken steps, and may take further steps, to reduce the access charges, the fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on the incumbent local exchange carriers' local networks, and to give the local exchange carriers greater flexibility in setting these charges. While we cannot predict the precise effect reduction in access charge will have on our operations, the reduction will likely make it more attractive for long distance carriers to use local exchange carriers' facilities, rather than our fiber optic telecommunications network. A recent decision by the Federal

Communications Commission to require unbundling of incumbent local exchange carriers' dark fiber could decrease the demand for our dark fiber by allowing our potential customers to obtain dark fiber from incumbent local exchange carriers at cost-based rates, and thereby have an adverse effect on the results of our operations.

Our offering of transmission services, which is different from dark fiber capacity, may be subject to regulation in each state to the extent that these services are offered for intrastate use, and this regulation may have an adverse effect on the results of our operations. We cannot assure you that these regulations, if any, as well as future regulatory, judicial, or legislative action will not have a material adverse effect on us. In particular, state regulators have the authority to determine both the rates we will pay to incumbent local exchange carriers for certain interconnection arrangements such as physical collocation, and the prices that incumbent local exchange carriers will be able to charge our potential customers for services and facilities that compete with our services. We will also incur costs in order to comply with regulatory requirements such as the filing of tariffs, submission of periodic financial and operational reports to regulators, and payment of regulatory fees and assessments, including contributions to state universal service funds. In some jurisdictions, our pricing flexibility for intrastate services may be limited because of regulation, although our direct competitors will be subject to similar restrictions.

There have been proposals to require that commercial office buildings give access to competitive providers of communications services, and some states, such as California and Texas, already have similar laws. Regulatory or legal requirements that mandate access rights to our target buildings or our Smart networks would facilitate our competitors' entry into buildings where we have access rights. Our competitors' access to buildings in which we operate could diminish the value of our access rights to that property and adversely affect our competitive position. Increased access would be particularly detrimental in buildings in which we currently have exclusive or semi-exclusive access rights. Recently, the FCC initiated a regulatory proceeding relating to utility shaft access in multiple tenant buildings, and a bill was introduced in Congress regarding the same topic. Some of the issues being considered in these developments include requiring building owners to provide utility shaft access to communications carriers, and requiring some communications providers to provide access to their wiring to other communications providers. We do not know whether or in what form these proposals will be adopted.

Various regulatory requirements and limitations also will influence our business as we attempt to enter international markets. Regulation of the international telecommunications industry is changing rapidly. We are unable to predict how the Federal Communications Commission and foreign regulatory bodies will resolve the various pending international policy issues and the effect of such resolutions on us. We will be required, under Sections 214 and 203 of the Communications Act of 1934, respectively, to obtain authorization and file an international service tariff containing rates, terms and conditions before initiating service. International carriers are also subject to certain annual fees and filing requirements such as the requirement to file contracts with other carriers, including foreign carrier agreements, and reports describing international circuit, traffic and revenue data service. We will have to operate as international common carriers; they will also be required to comply with the rules of the Federal Communications Commission. The international services are also subject to regulation in other jurisdictions in which we may operate. National regulations of relevant European and other foreign countries, as well as policies and regulations on the European Union and other foreign governmental level, impose separate licensing, service and other conditions on foreign joint ventures and our international service operations, and these requirements may have a material adverse impact on us.

The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

WE MAY NOT BE ABLE TO OBTAIN AND MAINTAIN THE RIGHT-OF-WAY AND OTHER PERMITS NECESSARY TO IMPLEMENT OUR BUSINESS STRATEGY

We must obtain additional right-of-ways and other permits from railroads, utilities, state highway authorities, local governments and transit authorities to install underground conduit for the expansion of our networks. We cannot assure you that we will be successful in obtaining and maintaining these right-of-way agreements or obtaining these agreements on acceptable terms. Some of these agreements may be short-term or revocable at will, and we cannot assure you that we will continue to have access to existing right-of-ways after they have expired or terminated.

If any of these agreements were terminated or could not be renewed and we were forced to remove our fiber optic cable from under the streets or abandon our networks, the termination could have a material adverse effect on our operations. In addition, landowners have asserted that railroad companies and others to whom they granted easements to their properties are not entitled as a result of these easements to grant right-of-ways to telecommunications providers. If these disputes are resolved in the landowners' favor, we could be obligated to make substantial lease payments to these landowners for the lease of these rights of way. Some agreements may be terminated at any time without cause with three months notice. In case of termination, we may be required to remove our fiber optic cable from the conduits or poles. This termination would have a material adverse effect on our operations.

Local governments exercise legal authority that may have an adverse effect on our business because of our need to obtain right-of-ways for our fiber network. While local governments may not prohibit persons from providing telecommunications services nor treat telecommunication service providers in a discriminatory manner, they can affect the timing and costs associated with our use of the public right-of-ways.

Termination or non-renewal of our franchise of certain other right-of-ways or franchises that we use for our Smart networks would have a material adverse effect on our business, results of operations and financial condition. We will also need to obtain additional franchises, licenses and permits for our planned intracity networks, intercity networks and international networks. We cannot assure you that we will be able to maintain on acceptable terms our existing franchises, licenses or permits or to obtain and maintain the other franchises, licenses or permits needed to implement our strategy.

In addition, some landholders in the United States, who granted right-of-ways to some railroad companies in the past have filed class action lawsuits against communications carriers that received right-of-ways from railroad companies in order to develop their fiber optic networks. The right-of-ways challenged in these class action lawsuits are similar to some of the right-of-ways that we use to develop our network. Loss of substantial rights and permits or loss of the ability to use these right-of-ways or the failure to enter into or maintain required arrangements for the network could have a material adverse effect on our business, financial condition and results of operations, if, as a result, the completion of our Smart networks is delayed or becomes more costly.

RAPID TECHNOLOGICAL CHANGES COULD AFFECT THE CONTINUED USE OF FIBER OPTIC CABLE AND OUR RESULTS OF OPERATIONS

The telecommunications industry is subject to rapid and significant changes in technology that could materially affect the continued use of our services, including our fiber optic cable. We cannot predict the effect of technological changes on our business. We also cannot assure you that technological changes in the communications industry and Internet-related industry will not have a material adverse effect on our operations.

WE MAY EXPERIENCE RISKS AS A RESULT OF EXPANDING OUR NETWORKS INTO OTHER FOREIGN COUNTRIES, WHICH MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS

We expect to expand our services to provide fiber optic networks throughout North America. The following are risks we may experience as a result of doing business in other foreign countries in which we may expand our networks:

 .  difficulties in staffing and managing our operations;
 .  longer payment cycles;
 .  problems in collecting accounts receivable;
 .  fluctuations in currency exchange rates;
 . delays from customs brokers or government agencies encountered as a result of exporting fiber from the United States and/or Canada to other countries in which we may operate; and
 . potentially adverse consequences resulting from operating in multiple countries, each with their own laws and regulations, including tax laws and industry related regulations.

We cannot assure you that we will be successful in overcoming these risks or any other problems arising because of expansion in other foreign countries.

OUR BUSINESS DEPENDS ON THE GROWTH OF BANDWIDTH

Our success will depend in large part on growth in the use of the Internet to increase the requirement for bandwidth. Growth of the Internet depends on many factors, including security, reliability, cost, ease of access, quality of service and bandwidth. The recent growth of the Internet has placed strain on the Internet, necessitating upgrades to its infrastructure. Any perceived or actual weakening in the performance of the Internet could undermine the services, which are dependent on third parties. Our ability to attract new customers similarly depends on a variety of factors, including the ability to provide continuous service. In addition, customers might terminate or decide not to renew commitments to use its services. We must continue to expand and adapt its network infrastructure as the number of its users grows, as its users place increasing demands on it, and as requirements change.

THE TELECOMMUNICATIONS AND ENERGY INDUSTRIES ARE SUBJECT TO RAPID TECHNOLOGICAL AND REGULATORY CHANGES THAT COULD REDUCE THE DEMAND FOR THE SERVICES WE PROVIDE.

We derive and anticipate that we will continue to derive a substantial portion of our revenue from customers in the telecommunications industry. New or developing technologies could displace the wireline systems used for the transmission of voice, video and data, and improvements in existing technology may allow telecommunications providers to significantly improve their networks without physically upgrading them. Additionally, a high level of consolidation that may result in the loss of one or more customers has characterized the telecommunications industry. The energy industry is also entering into a phase of deregulation and consolidation similar to the telecommunications industry, which could lead to the same uncertainties as in the telecommunications industry.

THE VOLUME OF WORK WE RECEIVE FROM OUR CUSTOMERS IS DEPENDENT ON THEIR FINANCIAL RESOURCES AND ABILITY TO OBTAIN CAPITAL.

The volume of work awarded under contracts with certain of our telecommunications and energy customers is subject to periodic appropriations or rate increase approvals during each contract's term. If a customer of ours fails to receive sufficient appropriations or rate increase approvals, that customer could reduce the volume of work that it awards to us or delay its payments to us. These outcomes could reduce the demand for the services that we provide.

In addition, a number of other factors, including financing conditions for the industry, could adversely affect our customers and their ability or willingness to fund capital expenditures in the future. These factors could also reduce the demand for the services that we provide.

THE TELECOMMUNICATIONS AND ENERGY INFRASTRUCTURE SERVICES INDUSTRIES ARE HIGHLY COMPETITIVE AND POTENTIAL COMPETITORS FACE FEW BARRIERS TO ENTRY. OUR INABILITY TO COMPETE SUCCESSFULLY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

The industries in which we operate are highly competitive and we compete with other companies in most of the markets in which we operate. We may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. There are relatively few significant barriers to entry into the markets in which we operate, and as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

MANY OF OUR CONTRACTS MAY BE CANCELED ON SHORT NOTICE, AND WE MAY BE UNSUCCESSFUL IN REPLACING OUR CONTRACTS AS THEY ARE COMPLETED OR EXPIRE.

We could experience a material adverse effect on our revenue, net income and liquidity if:

 . our customers cancel a significant number of contracts, . we fail to win a significant number of our existing contracts upon re-bid or . we complete the required work under a significant number of our non-recurring projects and cannot replace them with similar projects.

Many of our customers may cancel our long-term contracts with them on short notice, typically 60 to 90 days, even if we are not in default under the contract. As a result, these contracts do not give us the assurances that long-term contracts typically provide. Many of our contracts, including our master service contracts, are opened to public bid at the expiration of their terms and price is often an important factor in the award of these agreements. We cannot assure you that we will be the successful bidder on our existing contracts that come up for bid. We also provide a significant portion of our services on a non-recurring, project by project basis.

OUR EXTERNAL NETWORK SERVICES BUSINESS IS SEASONAL, EXPOSING US TO REDUCED REVENUE IN THE FIRST AND FOURTH QUARTERS OF EACH YEAR.

We experience reduced revenue in the first and fourth quarters of each year relative to other quarters. These variations are partly due to the fact that the budgetary years of many of our external network services customers end in December. As a result of the end of their budgetary years, our telecommunications customers, and particularly our incumbent local exchange customers, typically reduce their expenditures and work order requests towards the end of the year. The onset of winter also affects our ability to render external network services in certain regions of the United States and Canada.

WE EXPERIENCE VARIATIONS IN REVENUE AND NET INCOME AS WE COMMENCE OR COMPLETE WORK.

Our contracts typically require significant start-up costs in one quarterly period, but we typically do not realize the benefit of the contractual revenue until subsequent periods. The completion of major contracts may affect our quarterly results for similar reasons. In addition, the amount and type of work that we perform at any given time and the general mix of customers for which we perform work can vary significantly from quarter to quarter, affecting our quarterly results.

IF WE ARE UNABLE TO EXPAND OUR INFRASTRUCTURE, WE WILL NOT BE SUCCESSFUL IN MANAGING OUR RAPID GROWTH.

To manage our growth effectively, we will need to continuously enhance our information systems and our operational and financial systems and controls. Our anticipated growth could significantly strain our operational infrastructure and financial resources. Our growth plan may be adversely affected if we are unable to expand and continuously improve our operational infrastructure.

IMPAIRMENT OF OUR INTELLECTUAL PROPERTY RIGHTS COULD HARM OUR BUSINESS

We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently.

We are unaware of other companies in our and other industries that use the word "Universe2U" in their corporate names. We are in the process of securing a trademark for the name "Universe2U." Even if we are able to secure this trademark, other companies could challenge our use of the word "Universe2U." If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Universe2U name in our markets.

OUR BUSINESS COULD SUFFER FROM A REDUCTION OR INTERRUPTION FROM OUR EQUIPMENT SUPPLIERS

We purchase our equipment from various vendors. Any reduction in or interruption of deliveries from our major equipment suppliers, such as Lucent, Nortel Networks or Cisco Systems, could delay our plans to install networks, impair our ability to acquire or retain customers and harm our business generally. In addition, the price of the equipment we purchase may substantially increase over time, increasing the costs we pay in the future. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our networks.

WE MUST MAKE CAPITAL EXPENDITURES BEFORE GENERATING REVENUES, WHICH MAY PROVE INSUFFICIENT TO JUSTIFY THOSE EXPENDITURES

We typically install a network before we have any customers. Since we generally do not solicit customers until our network is in place we may not be able to recoup all of our expenditures within any build. Prior to generating revenues, we must incur initial capital expenditures.

OUR NETWORKS MAY BE VULNERABLE TO UNAUTHORIZED ACCESS WHICH COULD INTERFERE WITH THE PROVISION OF OUR SERVICES

Our networks may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Remediating the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

PRINCIPALS EFFECTIVELY CONTROL OUR COMPANY AND HAVE THE POWER TO CAUSE OR PREVENT A CHANGE OF CONTROL

The following persons as a group hold control of approximately 14 million shares of company common stock amounting to approximately 40% of all outstanding shares of company common stock: Angelo Boujos, Josie Boujos, Andrew Eyres and William McGill (the "Principals"). The Principals are able to exercise significant control over the election of the board of directors. In addition, the Principals hold a sufficient portion of our stock to largely determine the outcome of most corporate matters submitted to the stockholders for approval. This control may include, without limitation, power to determine the outcome of decisions regarding mergers, consolidations and the sale of all or substantially all of our assets. In addition, the Principals would have substantial influence over any change in control of our company.

PROVISIONS IN OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DISCOURAGE TAKEOVER ATTEMPTS

Provisions in our certificate of incorporation and bylaws may have the effect of preventing or delaying a change of control or changes in our management. These provisions include:

 . the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

 . the ability of the board of directors to alter most provisions of our bylaws without prior stockholder approval;

 . the vesting of exclusive authority in the board of directors and specified officers (except as otherwise required by law) to call special meetings of stockholders; and

 . advance notice requirements for stockholder proposals and nominations for election to the board of directors.

These provisions may have the effect of preventing or delaying a change of control or impeding a merger, consolidation, takeover or other business combination, which in turn could preclude our stockholders from recognizing a premium over the prevailing market price of the common stock.

IMMEDIATE AND SUBSTANTIAL DILUTION

The price per share of the shares offered under this prospectus may be substantially higher than the net tangible book value per share immediately after the offering. Accordingly, if you purchase common stock in this offering, you may incur immediate and substantial dilution. See "Dilution." We also have a large number of outstanding stock options and warrants to purchase our common stock with exercise prices that may be below the price of the common stock. To the extent these options and warrants are exercised, there will be further dilution.

FUTURE SALES AND ISSUANCES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE

Substantial sales of our common stock in the public market following this offering, or the perception by the market that such sales could occur, could lower our stock price or make it difficult for us to raise additional equity capital in the future. Incorporating the effect of the issuance of 200,000 shares of the company's restricted common stock subsequent to June 30, 2000 and after giving effect to the exercise of outstanding warrants and exchange of exchangeable shares, the company will have 36,977,000 shares of common stock issued and outstanding. Of such issued and outstanding shares, the aggregate of 1,673,000 shares registered for resale under this prospectus and 10,204,000 previously registered and issued shares will result in an aggregate of 11,877,000 shares of outstanding generally freely tradable common stock. The remaining 25,100,000 shares of common stock are restricted, however, approximately 15,600,000 of such shares will become eligible for resale without registration under Rule 144 commencing May 17, 2001 by stockholders who are not affiliates of the company. As of August 30, 2000, non-qualified options to purchase an aggregate of 1,353,000 shares of common stock were issued and outstanding, which vest and become exercisable commencing June 9, 2001 through April 2002. After this offering, we intend to register 1,500,000 shares of common stock for issuance under our 2000 Equity Incentive Plan (the "Equity Incentive Plan"). As of August 30, 2000, no options to purchase shares of common stock were issued and outstanding under the Equity Incentive Plan. We cannot predict if future sales or issuances of our common stock, or the availability of our common stock for sale, will harm the market price for our common stock or our ability to raise capital by offering equity securities.

Some members of our board of directors may serve as directors of other communications, which might compete with us. To the extent that any of these companies presently offer, or at some future point begin to offer, integrated communications services similar to the services that we provide, there may be conflicts of interest between the fiduciary duties owed by these individuals to us and the duties owed to these other companies. We have not adopted specific policy guidelines to address these potential conflicts of interest, and if these conflicts of interest arise they may be resolved on terms that are not in the best interests of all of our stockholders.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus under the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. They include statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance. These statements are often, but not always, made through the use of words or phrases such as "will likely result," "expect," "will continue," "anticipate," "estimate," "intends," "plan," "projection," "would," and "outlook." These forward-looking statements are based on our expectations and are subject to a number of risks and uncertainties. Certain of these risks and uncertainties are beyond our control. In this prospectus, we have described our current network and our anticipated program of network expansion. However, there is no assurance that we will be able to implement our proposed business strategy. Our actual results may differ materially from those suggested by these forward-looking statements for various reasons, including those discussed under the sections entitled "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Some of the key factors that have a direct bearing on our results of operations are:

 .  general economic and business conditions;
 .  competition in the telecommunications industry; industry capacity;
 .  success of acquisitions and operating initiatives, including our ability to successfully integrate our acquisitions;
 .  management of growth;
 .  dependence on senior management;
 .  brand awareness;
 .  general risks of the telecommunications industries;
 .  development risks;
 .  risks relating to the availability of financing;
 .  the existence or absence of adverse publicity;
 .  changes in business strategy or development plans;
 .  availability, terms and deployment of capital;
 .  business abilities and judgment of personnel;
 .  availability of qualified personnel;
 .  labor and employee benefit costs;
 .  changes in, or failure to comply with, government regulations;
 .  construction schedules;
 .  costs and other effects of legal and administrative proceedings;
 . changes in marketing and technology; and . changes in political, social and economic conditions, especially with respect to our foreign operations, and other factors referenced in this prospectus.

These factors and the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

For a discussion of important risks of an investment in our securities, including factors that could cause actual results to differ materially from results referred to in the forward-looking statements, see "Risk Factors." You should carefully consider the information set forth under the caption "Risk Factors." In light of these risks, uncertainties and assumptions, the forward-looking events discussed in or incorporated by reference in this prospectus might not occur.


                                USE OF PROCEEDS

We will not receive any proceeds from the sale of the 1,673,000 shares of common stock offered for sale by the selling stockholders under this prospectus.

Assuming exercise of the warrants, of which 420,000 underlying shares are hereby registered, we would receive $2,200,000 in proceeds, minus expenses. After the exercise of the warrants, we will not receive any proceeds from the resale of the underlying shares by such warrant holders.

We plan to use the proceeds from the exercise of the warrants for general corporate purposes, including equipment, hiring of additional personnel, software and licenses, marketing and advertising, acquisitions and general working capital.

This offering involves a high degree of risk. You should carefully consider the following risk factors before you decide to buy our common stock. You should also consider the other information in this prospectus.


                                DIVIDEND POLICY

To date, we have never declared or paid any cash dividends on shares of our common stock. We currently intend to retain our earnings for future growth and development of our business and, therefore, do not anticipate paying cash dividends in the foreseeable future.

                                CAPITALIZATION

You should read this table in conjunction with sections entitled "Selected Financial Data", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and our financial statements and the related notes included elsewhere in this prospectus.

The following cash and capitalization table sets forth our actual cash capitalization as of June 30, 2000:


                                                                                   June 30, 2000
                                                                                                       As
                                                                         Actual                    Adjusted*
                                                                                                 ------------
Cash and equivalents                                                 $     158,511                $    --
                                                                     -------------                -----------

Capital lease obligations                                                    45,821                     -
Long term debt                                                              303,594                     -
                                                                      -------------
                                                                            349,415                     -
                                                                      -------------

Shareholders' (deficit) equity:
  Common stock, $0.00001 par value,
    100,000,000 shares authorized;
    36,357,000 shares issued and outstanding                                    363                     -
  Additional paid in capital                                              2,598,049                     -

  Accumulated other comprehensive (loss)                                    (38,900)

  Accumulated deficit                                                    (1,220,562)
                                                                      -------------
                                                                          1,338,950
                                                                      -------------

Total capitalization                                                  $   1,846,876               $    --
                                                                      =============               =======

The cash and capitalization table excludes:

- 1,353,000 shares of common stock issuable upon exercise of outstanding stock options at a weighted average price of $0.01 per share as of August 30, 2000;

- 1,500,000 shares of common stock reserved for issuance in connection with future grants under our Equity Incentive Plan.

* the "As Adjusted" figures will be updated when our September 30, 2000 figures become available.

                                   DILUTION

Dilution per share represents the difference between the amount per share paid by investors in this offering and the pro forma net tangible book value per share after this offering. All of the shares hereunder are offered by stockholders and warrant holders who have already purchased their common stock from us or will purchase common stock upon exercise of their warrants. After giving effect to the exercise of the warrants and issuance of the underlying shares, the pro forma as adjusted net tangible book value at June 30, 2000 would have been $3,438,950, or $0.09 per share. This represents an increase in net tangible book value of $0.05 per share to all of our stockholders. We also have 1,500,000 shares reserved for issuance under our Equity Incentive Plan that may be purchased below the price of the shares offered under this prospectus.
To the extent any of these options are exercised, there will be dilution. In addition, we may be obliged to seek to raise funds through the sale of equity in public offerings or private placements, after which stockholders may incur dilution of their equity interests in the future.


           MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The common stock of Universe2U Inc. trades under the symbol "UTOU" on the Over-The-Counter Bulletin Board (OTC/BB). The common stock commenced trading on the OTC/BB on April 7, 2000. The high and low trading prices of the common stock as of the quarter ended June 30, 2000 were $9.00 and $.0078, respectively, giving effect to the company's 19-for-1 stock dividend to holders of record on May 25,
2000.   The high and low trading prices through August 30, 2000 were $7.625 and
$5.00, respectively. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

There are approximately 60 holders of record of our common stock as of August 30, 2000, including several institutions that the company believes hold their respective stock on behalf of client accounts in such institutions. The company has not declared any dividends to date and does not intend to do so during the foreseeable future.

                           SELLING SECURITY HOLDERS

The following table sets forth certain information with respect to each selling security holder for whom the company is registering the securities for resale to the public. The company will not receive any of the proceeds from the sale of such securities. To the company's knowledge, none of the registered security holder's listed in the table below are broker-dealers or affiliates of broker-dealers except as indicated in the footnotes to the table. The information below is current as of August 30, 2000.

                                                           Amount of             Percentage                     Shares
                                        Securities       Shares offered           of shares                  beneficially
                                      Owned Prior to       pursuant to          beneficially                  owned after
Selling Security Holder (1)            Offering  (2)     this prospectus   owned after offering (2)(3)      offering (2)(3)
Bank Julius Baer
   & Co. Ltd. (4)                         76,000             76,000                   *                             *
Lloyds TSB Bank plc (5)                   24,000             24,000                   *                             *
Pierre Luigi Odorico                      50,000             50,000                   *                             *
Anthony Sansone                           50,000             50,000                   *                             *
Archie Proper                             10,000             10,000                   *                             *
Nadia Mastromatttei                        5,000              5,000                   *                             *
Andrew Balasbas                           25,000             25,000                   *                             *
Vincent Crupi                             25,000             25,000                   *                             *
Margaret Dasilva
   in Trust (6)                           87,500             87,500                   *                             *
Maria Figliomeni
   in Trust (7)                          100,000            100,000                   *                             *
Carlo DeMaria                             31,000             31,000                   *                             *
Redquest Holdings Inc. (8)               212,500            212,500                   *                             *
Laura Investments Inc. (9)                75,000             75,000                   *                             *
Teddington Park
   Investments (10)                      100,000            100,000                   *                             *
Brian Corbett                             62,000             62,000                   *                             *
John Vasquez                              20,000             20,000                   *                             *
Adam Arviv                                50,000             50,000                   *                             *
Voyager Securities Ltd.(11)              570,000            570,000                   *                             *
Nazareth Fund (12)                       100,000            100,000                   *                             *
                                                         ----------
TOTAL SHARES OFFERED                                      1,673,000

*    Less than 1%.

(1) Except as set forth in the footnotes below, no selling security holders held any position, office or had any other material relationship with the registrant or its officers, directors or affiliates during the past three years.

(2) Percentage of the company's common stock shares beneficially owned is based upon 36,557,000 shares of common stock outstanding as of August 30, 2000, giving effect to the exchange of all outstanding exchangeable securities. With respect to the stock ownership of each selling stockholder, such percentage ownership gives effect to shares beneficially owned upon exercise of outstanding warrants and the exchange for shares of common stock of the exchangeable securities issued by the company's Ontario subsidiary. All outstanding warrants are exercisable for one share of common stock and all exchangeable securities are exchangeable at any time on a one-for-one basis for shares of company common stock. The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the

Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

(3) Assumes all of the securities offered hereby shall be sold.

(4) Sole voting and power of disposition over the shares of common stock held of record by Bank Julius Baer is exercised by such bank's investment management department.

(5) Sole voting and power of disposition over the shares of common stock held of record by Lloyds TSB Bank plc is exercised by Mr. John H. Iglehart in a fiduciary capacity as to which Mr. Iglehart disclaims beneficial ownership thereof.

(6) Sole voting and power of disposition over the shares of common stock held of record by Margaret Da Silva in Trust is exercised by Ms. Margaret Da Silva.

(7) Sole voting and power of disposition over the shares of common stock held of record by Maria Figliomeni in Trust is exercised by Ms. Maria Figliomeni.

(8) Sole voting and power of disposition over the shares of common stock held of record by Red Quest Holdings Ltd. Is exercised by Ms. Linda DeMaria.

(9) Sole voting and power of disposition over the shares of common stock held of record by Laura Investments Inc. is exercised by Ms. Laura Sacco.

(10) Sole voting and power of disposition over the shares of common stock held of record by Teddington Park Investments Inc. is exercised by Mr. Domenic Sgambelluri.

(11) Includes 270,000 shares of common stock underlying warrants exercisable until June 9, 2005 for $5.00 per share. Sole voting and power of disposition over the shares of common stock held of record by Voyager Securities Ltd., a Bermuda corporation, is exercised by Paul Lemmon.

(12) Includes 100,000 shares of common stock underlying a warrant exercisable until June 9, 2005 for $5.00 per share. Sole voting and power of disposition over such underlying shares of common stock is controlled by Owen S.M. Bethel.

                             PLAN OF DISTRIBUTION

The selling stockholders may from time to time sell all or a portion of their shares of common stock in the over-the-counter market, or on any other national securities exchange on which the common stock is or becomes listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares of common stock will not be sold in an underwritten public offering. The shares of common stock may be sold directly or through brokers or dealers. The methods by which the shares of common stock may be sold include: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) privately selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent any such shares remain unsold, purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and sales to and through other broker-dealers (including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such re-sales, may pay to or receive from the purchasers of such shares commissions as described above.

In connection with the distribution of the shares of common stock, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also loan or pledge the shares to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares. In addition to the foregoing, the selling stockholders may enter into, from time to time, other types of hedging transactions.

The selling stockholders and any broker-dealers participating in the distributions of the shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the 1933 Act and any profit on the sale of shares by the selling stockholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts under the 1933 Act. The shares may also be sold by non-affiliates pursuant to Rule 144 under the 1933 Act beginning one year after the shares were issued, and by affiliates two years after the shares were issued by affiliates, subject to volume limitations.

We have filed the registration statement, on which this prospectus forms a part, with respect to the sale of the shares of common stock registered hereunder. There can be no assurance that the selling stockholders will sell any or all of the shares they desire to sell.

Under the Securities Exchange Act of 1934 ("Exchange Act") and the regulations thereunder, any person engaged in a distribution of the shares offered by this Prospectus may not simultaneously engage in market making activities with respect to the common stock of the company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, which provisions limit the timing of purchases and sales of common stock by the Selling stockholders. We will pay all of the expenses incident to the offering and sale of the shares of common stock, other than commissions, discounts and fees of brokers, dealers, or agents.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering by this Registration Statement, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions. We have advised the Selling stockholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling stockholders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

It should be noted that notwithstanding any of the foregoing discussion in this section on plan of distribution, at the present time the common shares of the company are not listed on any exchange nor does any public market exist for the shares other than on the over-the-counter bulletin board quotation system. It remains uncertain at the present time whether trading of the company's common stock can be sustained at sufficient levels to provide for a reasonable ongoing market for the company's common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Counsel for the company, Wuersch & Gering LLP, is the beneficial owner of options exercisable for 50,000 shares of company common stock at $.01 per share. Such options become exercisable on June 9, 2001. The engagement of the law firm of Wuersch & Gering LLP was not made on a contingent basis in connection with the registration or offering of securities hereunder, nor is such law firm to receive an interest in the company in connection with the offering hereunder.

                            SELECTED FINANCIAL DATA

You should read the following selected financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes, all of which appear elsewhere in this Registration Statement.

In connection with the acquisition of Universe2U Inc. (Ontario) and the name change from Paxton Mining Corporation to Universe2U Inc., we changed our fiscal year end to December 31 of each year.

The acquisition of Universe2U Inc. (Ontario) by Universe2U Inc. (Nevada) (formerly Paxton Mining Corporation) on May 17, 2000, is considered a reverse acquisition for accounting purposes with Universe2U Inc. (Ontario) considered to be the acquiror and Universe2U Inc. (Nevada) the acquiree. As a result of this accounting treatment, ongoing results are presented as a recapitalization of Universe2U Inc. (Ontario) and historical results presented are those of Universe2U Inc. (Ontario).

The acquisition of CableTec Communications Inc. ("CableTec") (formerly Bernie Tan Investments Inc.) on May 31, 2000 has been accounted for under the purchase method of accounting. As a result of this accounting treatment, revenues and expenses of CableTec have been included only from the acquisition date.

Financial information does not purport to be indicative of results which may be obtained in the future.

                                     Six Months Ended                 Year Ended
                                 June 30,         June 30,      Dec. 31,       Dec 31,
                                   2000             1999         1999           1998
                              -------------     -----------  ---------------  ---------
                                                                                  (1)
OPERATING DATA:
 Revenue                        $  2,601,359   $   229,435   $ 1,614,496   $   472,569
 Loss from continuing
  operations                       ($754,299)    ($194,502)    ($426,723)     ($39,540)
 Net loss for the period           ($754,299)    ($194,502)    ($426,723)     ($39,540)
 Net loss per common
   Share                              ($0.02)       ($0.01)       ($0.01)            -
 Weighted average number
  of common shares                35,402,204    35,204,000    35,204,000    35,204,000
 Cash dividends per
   common share                            -             -             -             -

BALANCE SHEET DATA:
 Total assets                   $  3,192,746   $   545,127   $ 1,301,758   $   512,401
 Working capital                   ($353,792)    ($424,921)  $   130,808   $   101,577
 Long-term obligations          $     60,795   $   309,021   $ 1,116,233   $   386,824
 Deficit                         ($1,220,562)    ($234,042)     (466,263)     ($39,540)

(1) The company commenced operations in August 1998.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following information together with our consolidated financial statements and the related notes included in this prospectus beginning on page F-1. Certain statements in this section are "forward-looking statements." You should read the information under "Forward-looking Statements" for special information about our presentation of forward-looking information.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Our company is the product of an acquisition, completed on May 17, 2000, in which Paxton Mining Corporation acquired all of the outstanding shares of Universe2U Inc. Upon completion of the acquisition, we changed our corporate name to Universe2U Inc. In connection with the acquisition, the management of the company changed. We also elected to change our fiscal year end from June 30 of each year to December 31 of each year.

Prior to the acquisition, under the name Paxton Mining Corporation, we were a very early stage development company originally organized to acquire, explore and develop mining properties. Due to disappointing results, we decided to pursue another line of business. We subsequently acquired Universe2U Inc., an Ontario, Canada corporation. Following the acquisition, we ceased our mining-related activities.

Our company provides telecommunications access solutions to communities, communications carriers, building owners and corporate and government customers in North America. We are a facilities-based provider of advanced fiber optic solutions and high-bandwidth Internet connectivity that enables high-speed "managed broadband" access to the Internet, telecommunications, and other data networks to provide an overall improvement in the quality of life. We provide open access networks that are available to all service providers, however, we are not a carrier, nor do we provide regulated telecommunications services. We currently have seven operating subsidiaries.

Our telecommunications operations focus on the following areas:

 .  engineering and design;

 .  infrastructure installation and maintenance;

 .  network servicing; and

 .  marketing services.

We are currently pursuing a two-prong business strategy:

 . to design and build, fiber optic networks and market telecommunication services for major telephone and cable television companies; and

 . to be a pioneer in developing "Smart Community" networks in partnership with local governments; "Smart Building" networks in partnership with institutions, businesses; and "Smart Network Links" in partnership with right-of-way owners, where we may take an equity position in the network.

We believe that our two-prong business strategy exploits growth opportunity in Tier 2 and Tier 3 communities, where roughly two-thirds of the North American population is located, as well as in the high population density urban areas where most investment in high-speed network infrastructure has been focused to date. In addition, our strategy enables us to pursue the growth areas of in-building networks and linking networks to connect communities together.

Our business strategy focuses on the concept that each of our subsidiaries is responsible for establishing and growing its own unique organizations. This is primarily achieved through the development of relationships in its core strength area and the provision of contractual services. The individual companies may act as service providers to other telecommunications companies.

In addition, our subsidiaries act as integrated business units to provide turnkey service offerings. In this case, instead of contractual project clients, we expect to target strategic alliances, partnerships and joint ventures where equity ownership is an integral component of the deal structure. Our Smart Community networks, Smart Building networks and Smart Network Link models are all expected to be designed on this basis. Where initially the primary revenue stream is expected to be from the individual companies, the longer term profitability is expected to be driven by our equity/partnership model in all three network applications.

We believe that we are well positioned for growth as demand for greater bandwidth continues to escalate throughout North America. Just as the expectation for universal service drove the rapid expansion of telephone and electrical networks during the last century, we believe that businesses, communities, institutions and individuals will demand universal high-speed broadband telecom access to gain overall improvement in the quality of life. We believe that there is growing demand for fiber optic capacity and related network elements to transmit and service high-bandwidth data, voice and video. This growing demand is being accelerated by new applications and services and by improvements in "last mile" technology such as digital subscriber line and cable modems. In this changing market environment, we believe that we are in a favorable competitive position to satisfy this demand relative to other service providers due to our seamless technologies and consistent network architecture.

Our operations are conducted through our seven wholly-owned subsidiaries:

 . F.O.C.C., Fiber Optics Corporation of Canada Inc.(fiber optic construction and maintenance);

 .  Canadian Cable Consultants Inc. (sales and marketing);

 .  Photonics Engineering and Design Inc. (network and system design);

 .  Coastal Network Services Inc. (fiber optic network installation);

 .  Multilink Network Services Inc. (network sales);

 .  CableTec Communications Inc. (underground construction); and

 .  Universe2U Right-of-Ways Agency Inc. (right-of-way broker).

In addition, we intend to make acquisitions to increase our geographic reach.

Some of our contracts are expected to be operating leases under which we recognize recurring monthly revenues. Under other contracts we recognize revenue from the sale of fiber. Effective June 30, 1999, the Financial Accounting Standards Board issued FASB Interpretation No. 43 "Real Estate Sales" ("FIN 43") which requires that sales of integral equipment be accounted for in accordance with real estate accounting rules. We believe that the SEC may classify dark fiber cables in the ground as integral equipment as defined in FIN 43. This change in the accounting for dark fiber sales would not change any of the economics of the contracts. It would require us, however, to recognize the revenue from some sales contracts as operating leases over the term of the contract as opposed to the current method of recognizing revenue during the period over which we deliver the fiber. As a result, this change in accounting treatment would reduce the revenue and income that we would recognize in the earlier years of the contract and spread it out over the life of the contract regardless of when the cash was received or the delivery of the fiber took place.

We have experienced operating losses and expect to continue to generate losses during the foreseeable future while we continue to construct in-building networks and expand our customer base and internal information systems. As a result of our limited operating history, prospective investors have limited operating and financial data upon which to evaluate our performance.

FACTORS AFFECTING FUTURE OPERATIONS

REVENUE. We generate revenues from engineering and design work, building networks, selling voice, data and other telecommunications services. The majority of our revenues are generated on non-recurring charges for one-time services. The remainder is derived from charges on a monthly recurring basis. Our customer contracts typically range between one and seven years in length. The two largest contracts we currently have are with Gateway Networks and with Fiber Optics Corporation of Canada (for networks within Ontario) and with FiberCo (with Coastal Network for the construction of networks within Michigan). We expect future contracts each to have between a 12 to 18 month duration. The value of our contracts could increase five to seven-fold, depending on the fiber count a customer selects, if we become the supplier of the fiber optic cable, however there can be no assurance in this regard.

Fiber Optics Corporation of Canada has an ongoing relationship with Windsor Utility Commission and Grimsby Hydro. We continue to build their network through a series of purchase orders. We are supplying the fiber optic cable and the major components needed to build their network. We expect these to be a long-term relationship.

Most other revenue is obtained through purchase orders ranging in value from a few thousand dollars to over a quarter of a million dollars.

We believe that our ability to generate revenues in the future will be affected primarily by the following factors, some of which we cannot control:

 .  Our ability to grow our engineering, design, construction and direct sales business to drive the organic growth;
 .  Our ability to obtain customers before our competitors do;
 .  Our ability to deal effectively with anticipated changes in regulations to deliver telecommunications services;
 .  Our ability to achieve adequate margins on materials;
 . The level of competition we face from other telecommunications service providers, including price competition, which has resulted in a trend of declining prices and margins for communications services over time;
 .  The demand for our network services;
 .  The ability of the "new" entrants into the telecommunications industry to pay for our services on a timely basis; and
 . possible regulatory changes, including regulations requiring building owners to give access to competitive providers of communications services.

COST OF SERVICES. Our cost of services consists primarily of infrastructure materials and labor costs associated with installing equipment. We expect these costs to increase in aggregate dollar amount as we continue to grow our business but to decline as a percentage of revenues with respect to materials costs due to economies of scale, expected improvements in technology and price competition from an increased number of vendors, however, there can be no assurance in this regard.

SALES AND MARKETING EXPENSES. Sales and marketing expenses include applicable employee salaries and commission payments and marketing, advertising and promotional expenses. We expect to incur significant sales and marketing expenses as we continue to grow our business and build our brand.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include costs associated with the recruiting and compensation of corporate administration, customer care and technical services personnel as well as costs of travel, entertainment, back office systems, legal, accounting and other professional services. We expect these costs to increase significantly as we expand our operations, but decline as a percentage of revenues due to economies of scale, however there can be no assurance in this regard.

DEPRECIATION AND AMORTIZATION. Depreciation and amortization expenses include depreciation of network related equipment, information systems, furniture, fixtures, leasehold improvements and the amortization of goodwill and acquired tenant contracts.

ACQUISITION STRATEGY. We intend to pursue acquisitions or other strategic relationships to expand our customer base, our ability to offer turnkey solutions and geographic presence. We expect these activities to significantly affect our results of operations and require us to raise additional capital. We expect to acquire well-run subsidiaries and expect to retain their key management teams in place.

RESULTS OF OPERATIONS

Year ended December 31, 1999 and six months ended June 30, 2000 compared to the fiscal period ended December 31, 1998 and six months ended June 30, 1999.

The financial information has been presented on a combined basis due to the reorganization of the corporate structure which was effective April 1, 1999. Prior to the reorganization, the subsidiaries were controlled by a group that subsequently controls the company. The financial information has been presented on the basis that the present share structure existed from the date of incorporation of each subsidiary.

It should be noted that the fiscal period ended Dec. 31 1998 was not a full year as many of the relevant corporations were first incorporated during calendar 1998.

REVENUES

Total sales increased $1,141,927, or 241.6 % to $1,614,496 for the fiscal year ended December 31, 1999 from $472,569 for the year ended December 31, 1998. The increase was fueled by the change in business strategy to build turnkey solutions for customers; this includes the start of two community projects in Windsor and Grimsby, Ontario in the third quarter of 1999 that added approximately $600,000 in sales for the year ended December 31, 1999 from $0 for the fiscal period ended December 31, 1998. Total sales increased $2,371,924, or 1,034% to $2,601,359 for the six months ending June 30, 2000 compared to sales of $229,435 for the period ended June 30, 1999. The acquisition of CableTec Communications Inc., effective May 31, 2000, increased sales for the six months ended June 30, 2000 by $45,048.

For the year ended December 31, 1999, Photonics Engineering & Design Inc. engineered approximately 696,000 feet of fiber networks. During the six month period ended June 30, 2000, the company has engineered approximately 836,500 feet of fiber networks.

During the year ended December 31, 1999, Canadian Cable Consultants Inc. contacted approximately 128,500 individuals, approximately 87,500 through telemarketing and approximately 41,000 through door to door field sales:

These contacts generated sales of approximately 12,264 and 9,228, respectively.


COST OF SALES

Direct expenses include direct costs of providing services through the different subsidiaries and are as follows:

 . Fiber Construction and Maintenance: these costs are comprised of labor, equipment rentals, materials and sub-contracting expenses;

 . Fiber Network System Design and Engineering: these costs consist primarily of wages and, to a minor degree, materials;

 . Sales and Marketing: these costs are made up of wages for tele-marketers and sales representatives as well as sub-contracting expenses for tele-marketing services and field sales representatives; and

 . Network services: these costs are made up of the wages for technical and construction workers, as well as sub-contracting expenses for related services supporting the building of our networks.

Consolidated cost of sales increased $758,998, or 236.5% to $1,079,861 for the fiscal year ended December 31, 1999 from $320,863 for the year ended December 31, 1998. The increase was principally the result of higher sales experienced throughout all the divisions. For the period ended June 30, 2000, cost of sales rose $1,289,092, to $1,509,927 from $220,835 incurred in the period ended June 30, 1999. Sales volumes were primarily the reason for the rise in these costs. The acquisition of CableTec Communications Inc, effective May 31, 2000, increased cost of sales expense for the period ended June 30, 2000 by $42,261.

GROSS PROFIT

Gross profit increased $382,929, or 252.4 % to $534,635 for the fiscal year ended December 31, 1999 from $151,706 for the period ended December 31, 1998. For the six months ended June 30, 2000, gross profit was $1,091,432. This compares to a gross profit for the June 30, 1999 year-to-date period of $8,600.

OPERATING, SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Operating, selling, general and administrative expenses primarily include customer service costs, advertising, sales, marketing, order processing, telecommunications network maintenance and repair ("technical expenses"), general and administrative expenses, installation and provisioning expenses, interest, depreciation and amortization, and other corporate overhead expenses (subsequently, all these expenses shall be referred to as "General and Administrative Overhead expenses").

These costs for Universe2U Inc. as a whole increased $871,051, or 432.7% to $1,072,353 for the fiscal year ended December 31, 1999 from $201,302 for the fiscal year ended December 31, 1998. For the six months ended June 30, 2000, the corporation reported General and Administrative Overhead expenses of $1,995,969 an increase of $1,734,960 over the $261,009 incurred for the comparable period ended June 30, 1999. For the first six months of the current year the company has expensed approximating $130,000 related to the company's acquisition of Paxton Mining Corporation and the associated corporate reorganization and expensed approximately $143,000 of financing charges related to the debentures issued in the later part of 1999 and the early part of calendar 2000. These debentures were converted into equity during the second quarter of the 2000 fiscal year. For the first six months of the current year, the company granted 934,000 stock options to a number of employees and consultants. The aggregate stock option compensation expense related to such issuance was approximately $463,000.

NET LOSS

The company incurred net losses for the periods ended December 31, 1999 and December 31, 1998 of $426,723 and $39,540 respectively. The company reported a net loss after taxes for the six months ended June 30, 2000 of $754,299, compared to a net loss of $194,502 for the comparable period in 1999.

ADDITIONAL INFORMATION

The following information reflects expenses that have been included in the general and administrative expense balances above and is provided as additional information.

Depreciation and Amortization: Depreciation and amortization costs totaled approximately $104,000 for the year ended December 31, 1999 and approximately $45,000 for the year ended December 31, 1998. The increase of approximately $59,000, or 131.1% was the result of a substantial addition in fixed assets primarily in the Fiber Construction and Maintenance services. Depreciation and amortization costs totaled approximately $77,000 for the six months ended June 30 2000 and approximately $51,000 for the six months ended June 30 1999. The acquisition of CableTec Communications Inc. increased amortization expense by $14,243 for the period ended June 30, 2000.

Interest and other charges: Interest expense totaled approximately $129,000 for the year ended December 31, 1999, an increase of approximately $116,000, or 892.3%, from approximately $13,000 for the year ended December 31, 1998. This was a direct result of increased financing necessary for capital expenditures and to fund the operating losses. Costs for the six month period ended June 30, 2000, include imputed related party interest of $10,679 and total $68,345, an increase of $31,433, over the $36,912 reported for the six months ended June 30, 1999. During the first six months of the current year the company experienced cash flow shortages on a number of occasions and had been unable to meet all of its payable obligations on a timely basis. Three of the operating subsidiaries failed to consistently remit payroll withholding and sales taxes to the tax authorities. Included in the June 30, 2000 year-to-date costs are approximately $37,000 of late payment penalties and interest charges. Subsequent to June 30, 2000 the corporation completed another portion of its private share subscription for net proceeds of $450,000 and used these funds to satisfy the company's outstanding tax obligations.

LIQUIDITY AND CAPITAL RESOURCES

Our current growth plan is twofold:

1. To design, build, and market for telecommunication companies; and

2. To design, build, and market:

   .  Smart Buildings;
   .  Smart Communities; and
   .  Smart Network Links (e.g. long-haul fiber networks).

All of these market segments provide high-growth potential.

Based on our current growth plan, we expect to require a substantial amount of capital to expand the development of operations and networks into new geographic areas of target markets in North America. We need capital to fund the construction of advanced fiber optic networks, upgrade our underground construction equipment, repay our debts and acquire strategic companies.

For all of our divisions, materials, supplies and equipment are all readily available; therefore, we anticipate being able to schedule capital expenditures simultaneously with anticipated growth in each of the subsidiaries. Most of the capital expenditures will be in the fiber construction and maintenance services where equipment requirements will mirror revenue growth and where equipment purchases are large ticket items. Based on our current growth plan, we expect to require a substantial amount of capital to expand the development of operations and networks throughout the new geographic areas of target markets in North America. The capital is needed to fund the construction of advanced fiber optic networks and upgrade our underground construction equipment.

By comparison, in the fiber design and engineering division and the sales and marketing division, revenue growth is expected to be supported primarily by an increased labor force and only on a minor basis with increased capital expenditures.

We intend to reduce the requirement for cash flow to fund operating equipment as much as possible by leasing a substantial portion of our operating equipment.
We expect the significant cash flow requirements will be for strategic acquisitions in each of our division's industry. Our current growth plan includes strategic acquisitions to expand the development of operations and networks into new geographic areas of target markets in North America.

Not including cash flow requirements for strategic acquisitions and major projects where we are taking an equity position, we currently estimate that our capital requirements for the period from July 1, 2000 to December 31, 2000 are approximately $4,500,000. Capital requirements for the 2001 fiscal year are expected to be approximately $5,000,000 exclusive of cash flow requirements to fund acquisitions and major projects where we are taking an equity position. These estimates are forward-looking statements that may change if circumstances related to third party materials and labor costs, revenue growth expectations, construction, change of regulatory regime requirements and opportunities to deploy the company's smart building, community and links networks do not occur as expected.

Sources of funding for our current and future financing requirements may include vendor financing, public offerings or private placements of equity and/or debt securities, commercial credit facilities and bank loans. There can be no assurance that sufficient additional financing will continue to be available to us or, if available, that it can be obtained on a timely basis and on acceptable terms. Failure to obtain financing could result in the delay or curtailment of our development and expansion plans and expenditures. Any of these events could have a material adverse effect on our business.

For the year ended December 31, 1999, the company's net cash used in operating activities was $498,623. This amount includes adjustments for: non-cash items comprised of an add-back for depreciation and amortization of $104,020, and a deduction for future income taxes totaling $110,995; and, a net negative working capital change of $85,192. Net cash used in investing activities was $279,093, comprised of additions to property, plant and equipment. Net cash provided by financing activities of $787,471 included the following: Net proceeds from the issuance of long term debt totaling $160,564; net proceeds from debentures issued of $346,428; net increase in bank indebtedness of $19,969; and, net advances from related parties of $260,510.

For the period ended December 31, 1998, the company's net cash used in operating activities was $129,043. This amount includes adjustments for: non-cash items including an add-back for depreciation and amortization of $44,531, and a deduction for future income taxes totaling $10,056; and, a net negative working capital change of $127,650. Net cash used in investing activities of $338,209 consisted of additions to property, plant and equipment. Net cash provided by financing activities of $457,042 included the following: Proceeds from the issuance of long term debt totaling $181,134; net increase in bank indebtedness of $49,463; and, net advances from related parties of $226,431.

For the six month period ended June 30, 2000 the company's net cash from operating activities was $2,981. This amount includes adjustments for: non-cash items comprised of an add-back for amortization of $77,033, non-cash stock option compensation of $462,761 and a deduction for future income taxes totaling $220,972, and a net positive working capital change of $427,779. For the comparable six month period ended June 30, 1999, net cash used in operating activities was $94,022.

For the six month period ended June 30, 2000, net cash used in investing activities of $1,030,702 consisted of additions to property, plant and equipment principally attributable to the acquisition of CableTec Communications Inc, on May 31, 2000. For the comparable six month period ended June 30, 1999, net cash used in investing activities was $197,437 and consisted principally of additions to property, plant and equipment.

For the six month period ended June 30, 2000 net cash provided by financing activities of $1,164,366 included the following: net proceeds from share issuances of $1,281,758, less bank indebtedness repayments of $57,092, and less $58,045 of net advances to related parties. For the six month period ended June 30, 1999 net cash provided by financing activities was $305,909 and included net advance of long-term debt of $166,712 and net advances from related parties of $149,241.

Effective as of May 31, 2000, the company, through a wholly-owned subsidiary incorporated pursuant to the laws of the Province of Ontario ("Subco"), completed the acquisition of CableTec Communications Inc. (formerly Bernie Tan Investments Inc.) ("CableTec"). Subco had entered into a definitive share purchase agreement to acquire CableTec on January 25, 2000 (the "Agreement"). Pursuant to the terms of the Agreement, Subco agreed to acquire all of the outstanding shares of CableTec in consideration for the payment of Cdn$1.5 million. The transaction was originally intended to close in February, 2000. The terms of the Agreement were amended in March and in May, 2000 to, amongst other things, extend the closing date to May 31, 2000. In addition, the Agreement was amended to grant Bernard Tanunagara, currently President of the company's CableTec Communications subsidiary, an option to acquire up to 200,000 common shares of the company at an exercise price of Cdn$7.50 per share (the "Option"). Effective as of May 31, 2000, the transaction was completed and the cash consideration of Cdn$1.5 million was paid, and the Option was granted, to Bernard Tanunagara.

The company has engaged Goepel McDermid Inc. to provide assistance to the company with regard to a financing program. There can be no assurance that Goepel McDermid will succeed in its efforts on behalf of the company.

QUANTITATIVE & QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

The company currently has no items that relate to "trading portfolios". The company did not include trade accounts payable and trade accounts receivable in the "other than trading portfolio" because their carrying amounts approximate fair value. We may from time to time enter into interest rate protection agreements.

RECENT ACCOUNTING PRONOUNCEMENTS

We do not believe that any recent accounting pronouncements will have a material impact on our financial statements.

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

                                    BUSINESS

OVERVIEW

Our company is the product of an acquisition, completed on May 17, 2000, in which Paxton Mining Corporation, our predecessor company, acquired all of the outstanding shares of Universe2U Inc. Upon completion of the acquisition, we changed our corporate name to Universe2U Inc.

Prior to the acquisition, under the name Paxton Mining Corporation, we were a very early stage development stage company originally organized to acquire, explore and develop mining properties. Due to disappointing results, we decided to pursue another line of business. We acquired Universe2U Inc., then an Ontario, Canada corporation. Following the acquisition, we ceased our mining-related activities.

Our company provides telecommunications access solutions to communities, communications carriers, building owners and corporate and government customers in North America. We are a facilities-based provider of advanced fiber optic solutions and high-bandwidth Internet connectivity that enables high-speed "managed broadband" access to the Internet, telecommunications, and other data networks. We provide open access networks that are available to all service providers and we are not a carrier nor do we provide regulated telecommunications services. We currently have seven operating subsidiaries.

We have built our company around operating subsidiaries which provide a complementary array of services for building and supporting high-speed networks. We commenced operations by acquiring Fiber Optics Corporation in 1998, a company that had been in the fiber optics business for ten years. We restructured the operation and renamed it Fiber Optics Corporation of Canada (FOCC). To help our customers implement and maintain profitable networks we formed Canadian Cable Consultants, a company that provides marketing services to a rapidly expanding number of companies in the telecommunications and cable television industries. We subsequently formed Photonics Engineering and Design--to focus on the highly specialized tasks of planning, designing, and engineering fiber optic networks, setting up central switching offices, and securing right-of-way access for fiber routes. Recently we acquired another company to expand our underground network construction capabilities. Together, we make up Universe2U, a unique combination of engineering and design, construction, fiber optics expertise, and marketing expertise that allows us to (a) profit from the needs of today's network builders and operators, while, (b) positioning ourselves to be providers of infrastructure and network services that businesses, communities, and the industry will demand during the foreseeable future.

THE INDUSTRY

TELECOMMUNICATIONS SECTOR DEVELOPMENT.

Universe2U operates mainly in the telecommunications sector, which is a sub-sector of the data network industry and communications industries. Telecommunications is the transmission of digital information over fiber optic, copper cable, and wireless. Similarly, the cable TV industry, Internet, cellular and private point-to-point and wide area networks all require fiber optics to transport digital information. Fiber optic cable provides the ultimate bandwidth pipe for long distance and last mile, providing transmission of voice, data and cable TV and any other type of data that requires transport. Over the years, these networks have been built and maintained by the large telephone companies (Telcos) operating throughout Canada and the U.S. These networks of copper cables serve residential and business customers needs.

Several new telecommunication companies have been created during the past decade and are deploying networks in cities. Others are deploying fiber cable between cities throughout North America. Long distance, voice, and facsimile capabilities have supported the traditional telephone company model of service delivery, data, and dial-up services revenues, usually centered on densely populated areas. We believe that this model has reached maturity. The lucrative, high revenue stream, previously enjoyed by the traditional telephone companies, has disappeared due to intense competition. In fact, the average cost of a long-distance telephone call three years ago was about twenty-five cents a minute. The current cost is now dramatically reduced, with some providers charging rates as low as four cents a minute. Deregulation of telephone companies, and cable television companies, as well as mergers, and acquisitions by international service providers has further re-defined the marketplace.

Traditionally telephone and cable TV companies vertically integrated their infrastructure and equipment with their service offering. This installed high barriers to entry for the new competitors. The Telecommunications Act of 1996 (the "1996 Act") eliminates many of the pre-existing barriers to competition in the telephone and video programming communications businesses. The 1996 Act also preempts many of the state barriers to local telephone service competition that previously existed in state and local laws and regulations and sets basic standards for relationships between telecommunications providers. The 1996 Act removes barriers to entry in the local exchange telephone market by preempting state and local laws that restrict competition and by requiring local exchange carriers to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators, wireless telecommunications providers and long distance companies. The 1996 Act also makes far-reaching changes in the regulation of video programming transmission services. These include changes to the regulations applicable to video operators, the elimination of restrictions on telephone company entry into the video business, and the establishment of a new open video system regulatory structure for telephone companies and others. Under the 1996 Act and implementing rules adopted by the FCC, local telephone companies may provide service as traditional cable television operators subject to municipal cable television franchises, or they may choose to provide their programming over open video systems.

With an ever increasing demand for increased bandwidth and faster transmission rates, the old copper networks became increasingly more difficult to maintain. New technology has been developed that has dramatically increased the bandwidth, distance and transmission rates on copper cable pairs. Most Telcos have now changed all their switching equipment from analogue to digital. A conditioned copper cable pair now has the capability of carrying voice, high-speed data, and limited video signals. By placing fiber optics cable to feed the outer reaches of a service area,

Telcos are now using copper cables only to feed that last mile into a customer's premises. As the price of optical/electronic switching equipment decreases, fiber to the home will become a more affordable solution. However, copper networks will still be utilized in residential areas and must be maintained and replaced as they age. Industry sources report that North American Telcos are downsizing their workforce and out-sourcing cable placement, splicing, and maintenance to contract companies. As more and more fiber optic cable is deployed, the need for the old copper-based networks will diminish. Industry sources believe that diminishment of old copper-based networks will take at least 20 years, if not more, to occur.

The emergence of the Internet and the widespread adoption of Internet Protocol ("IP") as a data transmission standard in the 1990s, combined with deregulation of the telecommunications industry and advances in telecommunications technology have significantly increased the attractiveness of providing data communication applications and services over public networks. E-commerce for private sector essentially has at least two facets: Business to Consumer (B2C) and Business-to-Business (B2B).

B2C are consumer oriented retail service and product transactions while B2B consists of transactions between businesses (wholesale market).

B2B is an extremely diversified field and can take many forms. A practical example: the purchasing department of a company can post its requirements online, with an extended forecast on their possible future purchases. This would enable all the suppliers who visit their web site to bid on the firm's purchasing requirements thereby providing for a more competitive environment.

B2B e-commerce has already surpassed the business-to-consumer market by a wide margin. Annual B2B e-commerce is projected to soar from $43 billion in 1998 to $1 trillion by 2003 according to industry sources. According to Forrester Research, B2B was virtually a $0 business in 1990. The consumer market, on the other hand, is expected to increase from $7.8 billion to $108 billion in the same period. A 'middleman' in the B2B market, known as "infomediaries" is predicted to become the fastest growing and most profitable business model in the Internet area over the next 3 to 5 years, according to San Francisco investment firm Volpe Brown Whelan. Infomediaries employ a variety of mechanisms to generate transaction fees for their clients, including: auctions, matching buyers and sellers through request for proposals and quotation services, as well as direct sales of merchandise.

At the same time, growth in client/server computing, multimedia personal computers and online computing services and the proliferation of networking technologies have resulted in a large and growing group of people who are accustomed to using networked computers for a variety of purposes, including e-mail, electronic file transfers, online computing and electronic financial transactions. These trends have led businesses increasingly to explore opportunities to provide IP-based applications and services within their organization, and to customers and business partners outside the enterprise. Bloomberg's industry analysts expect the market size for network build-outs in the United States to grow to approximately $60 billion in the year 2000.

We expect that the principal competitive factors in this market are uncongested connectivity, quality of facilities, level of customer service, price, financial stability and credibility of provider, brand name and availability of network management tools. Our current and potential competitors in this market include: Exodus Communications, Inc., Frontier Corporation, Global Crossing Ltd., NEXTLINK Communications, Inc., Hiway Technologies, Inc., Verio Inc., 360networks Inc., British Telecommunications plc, Deutsche Telekom AG, France Telecom S.A., Qwest Communications International Inc., Allied Riser, Cypress Communication, Williams Communications Group, Inc., Global Crossing Ltd., KPNQwest, Colt Telecom Group plc, Level 3 Communications, Inc., Mastec, Metromedia Fiber Network, Inc., Western Integrated Networks, WideOpenWest, Grande Communications, RCN Inc., Rhythms Net Connections, Globix Corporation, Concentric Network Corporation, SBC Communications Inc., PSINet, Inc., Agruss Communications, Dycomm Industries, Quanta Services, Cygnal Inc., global, regional and local telecommunications and cable companies, such as Call-Net, AT&T, Sprint, MCI WorldCom and Regional Bell Operating Companies, and Rogers Cable and companies capable of offering services similar to those provided by us, including communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers and wireless telephone operators.

TELECOMMUNICATIONS OPPORTUNITIES FOR RIGHT-OF-WAYS OWNERS.

Industry sources acknowledge that the most difficult and most expensive element of a telecommunications system is connecting the last mile. Organizations that have access to the right-of-ways (ROW owners) are generally quite experienced at last mile construction and service. The common characteristic of a ROW owner is the access to infrastructure (poles, ducts, pipes, water mains, waste water mains, buildings, rail lines, highways) that can be utilized to install fiber optic cable. Thus, a natural opportunity exists for ROW owners to enter the telecommunications business has emerged. The ROW owner can move up the value chain from providing infrastructure services (e.g., pole rental, duct rental, dark fiber rental) to broadband transmission services, to distribution, to switched services to retail services that may be synergistic with their core business. The networks are based on fiber infrastructure with hybrid features, such as coaxial cable and wireless services. The market for ROW owners can be segmented into: carriers long distance, internet service providers (ISPs), wireless, and competitive local exchange carriers (CLECs); public sector; commercial; and information intensive industries.

Many ROW owners do not have the expertise or resources to develop these opportunities. We work in partnership with the ROW to develop the opportunities that we expect would become profitable businesses. ROW owners include organizations such as: communities, government, utilities, pipeline companies, building owners, property managers, educational institutions, and First Nations Communities.

COMMUNITY NETWORKS.

We believe that many high bandwidth projects have been led by `technical specialists', not `users'. The roll-out of high bandwidth has been slow because telecommunications providers are waiting for `killer applications' or more demand for their services - they are often hesitant to invest in higher bandwidth to the home fearing that people will not use the capacity, or will not support additional cost for higher bandwidth, making it difficult to build a business case, especially in smaller communities. We believe that communities need to lead new telecommunications initiatives by encouraging telecommunications use, with telecommunications providers becoming partners rather than leaders in projects.

We believe that communities concerned with developing themselves economically, and diversifying their economy, need to educate themselves on the opportunities made available through the Internet, how it applies to them, and develop strategies to use the Internet as tool to increase the number and variety of jobs in their communities.

We believe that the Internet is an excellent economic development tool, especially for more remote communities. We believe that high bandwidth can provide opportunities in the following areas:

 . Upgrade the skill level of the population in remote communities through e-learning and potentially change the economic fabric of the community including decreasing the youth out-migration;

 . Provide services not currently available in remote communities such as telemedicine, and remote monitoring;

 .  Develop and link tele-workers to larger companies seeking human resources;

 . Improve e-commerce activities and generate new services within the community such as consideration for transportation and information technology;

 . Increase entrepreneurship by educating citizens on internet-based service provision and identifying new business examples that can be developed through the Internet or as a result of expanding local activities on the Internet.

Municipalities throughout Canada and the United States are expanding into all areas of "Smart Communities" through telecommunication services to facilitate internal efficiency and to enhance enterprises located in the community. Community networks are often made up of a partnership of school boards, hospitals, government, and public ROW owners that share in cost of building their network throughout a service area that usually exceeds six hundred square miles. Some utility ROW owners with reasonable population densities have seen the opportunity to enter the telecommunications market. They have the rights of way to deploy facilities-based (owned) fiber optic cable and equipment to deliver dark fiber and bandwidth for high-speed network access. The utility ROW owners have targeted the telecom market as a source of additional revenue in the increasingly competitive energy industry. Although some ROW owners have substantial fiber optic networks in place, they have other important market advantages: access to a large customer base, available cash, and right-of-ways into virtually every home and business in the country.

We believe that communities need to get in the game. We provide the information that will encourage communities to get involved. Increased involvement may, in turn, encourage more bandwidth-hungry applications and the upgrading of local infrastructures. We assist the local facilitators, who could be local economic development corporations, municipal governments, municipal utility, or a local Chamber of Commerce.

PRIVATE NETWORKS.

Historically, the data communications services offered by public carriers had limited security features, were expensive and did not adequately ensure accurate and reliable transmission. As a result, many corporations established and maintained their own private wide-area networks ("WANs") to provide network-based services, such as transaction processing, to their customers and to coordinate operations between employees, suppliers and business partners. Such private WANs were frequently customized to specific applications, business practices and user communities. As a result, these private WANs had the capability of providing organizations and users with tailored performance and features, security, reliability and private-label branding. The demand for WANs has grown as a result of today's competitive business environment. Factors stimulating the higher demand include the need to provide broader and more responsive customer service, to operate faster and more effectively between operating units, suppliers and other business partners, and the need to take advantage of new business opportunities for network-based offerings in a timely fashion. In addition, as businesses become more global in nature, the ability to access business information across the enterprise has become a competitive necessity.

We expect that that model is evolving to one where customers demand access to all available content and thus a shared infrastructure will be needed to permit the flow of information. We believe that as ROW owner prepare for competition in their core business, many are turning to telecommunications as a method of retaining customers and enhancing revenue opportunities. Many ROW owners are taking progressive steps analyzing the installation and operation of broadband high-speed fiber optic based telecommunications system. We believe that the new system will form the foundation for a telecommunications infrastructure providing the capability of broadband access to Internet, data, video, voice and energy management applications and serving the needs of businesses and the public sector. Our surveys of business customers on telecommunications services indicate that most users desire lower costs, increased access speed, unfettered choice of content, video conferencing capability and simplicity. Industry sources indicate that the next wave of network build-out will be in municipalities.

LAST MILE DELIVERY.

The dramatic growth of telecommunications infrastructure and expanding bandwidth resources for major high population density areas has left some communities behind. The high speed, "last mile" connection from the network backbone to individual end-user sites necessary to access the global information highway is severely lacking in many communities outside of urban centers, especially in rural areas. The industry trend on focusing solely on delivery of greater telecommunications and network resources to high density metropolitan areas is comparable to building a multi-lane public highway without local on-ramps outside of urban centers. Due to the high cost of wiring the "last mile" most long distance service providers and network companies have largely directed their broadband investments toward serving densely populated, or so-called "tier-one" communities. We believe there is a substantial growth opportunity for installation of the infrastructure necessary to provide local access "on-ramps" to the global information highway and install "last mile" telecommunications and network resource solutions outside of high density urban hubs.

INDUSTRY OPPORTUNITIES.

Despite the significant and ongoing investments being made by telecommunications, cable television, and other companies to build network infrastructure, many industry sources believe that there is already a significant global bandwidth shortage that will continue to be unsatisfied during the foreseeable future. The U.S. Commerce Department, for example, reports that data traffic is doubling every 100 days, and Internet use is rising 10-fold every year. Other analysts have predicted that overall demand for bandwidth could rise to as much as 200-times current levels by 2005. Users can still log-on to the Internet or private corporate networks using a standard dialup modem. But considering that current modems operate at 56 Kbps (56,000 bits per second), while optical network speeds are now measured in Giga-bits per second--as in 1 billion bits per second, we believe there will be substantial demand for enhanced infrastructure to accommodate broader access to these higher bandwidth networks.

Retailers are recognizing that they can attract more sales if more people are using the Internet. Three of the biggest retailers have announced deals with major Internet Service Providers (ISPs) to provide Internet access services at either very low or no cost. Kmart is linking with Yahoo to provide free Net access through a new ISP called BlueLight.com and America Online has signed with both Circuit City and Wal-Mart to provide certain Internet access. Jupiter Communications predicts that the number of US households accessing the Web without ISP fees will rise from 1.5 million today, to as many as 8.8 million by 2003. And while most analysts say major ISPs aren't threatened by the new trend, some smaller ISPs are moving away from the subscription-based business model in favor of one based on advertising revenues, commerce, and financial services.

Industry sources forecast that the number of PCs worldwide will exceed 100 million units in 2000. The poor bit rates and large delay times in the Internet and the World Wide Web (WWW) are the sources of many complaints. Most users are currently connecting with a modem at 28 or 56 kps. Those who have cable modems are connecting at higher speeds of up to 1 megabit. The following table demonstrates the types of applications and their minimum and suitable bit rates for upstream (receiving information) and downstream (sending information) data transmission. The quality and content of an application running either at the minimum data rate or at a suitable data rate will be remarkably different. As an example, an electronic newspaper operating at 2000 kps (2 Mbit/s) integrates real-time streaming video and audio, and real-time block-transfer of other media such as pictures, text, and graphics. This is an attractive alternative for newspaper and for TV news since it composes with various media and adds interactivity. The same application at 28 kbps suffers from considerable delay time and does not allow the transmission of real-time streaming audio and video. The user might be disappointed by this kind of service. Downloading a film using a 56 kbps modem could take 8 hours, while over a broadband connection, only half an hour.

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Another element in e-commerce development will be the need to bring municipal services on-line and provide citizens the opportunity to find out what is going on in the community at any time, register children for activities, or pay a ticket, a tax bill, etc. Several North American communities are exploring this concept. Connect Ontario, a new provincial program whose mandate is to develop 50 Smart Communities within the next 5 years in Ontario, Canada, is allocating funding for community `portals' which would place all community resources through one facade on the Internet. All e-commerce services would therefore fit under one portal or one Internet web page and the Connect Ontario program could cover some of the developmental costs. The City of Toronto recently announced its intention to "be open for business" 24 hours a day, 7 days per week, by providing services online.

Projections by industry sources of market share for 2004 for all residential broadband subscribers are expected to be as follows:

 . IXCs are projected to be market leaders, with 30% largely based on AT&T's cable operations;

 .  Independent Cable operators stand to capture 29%;

 . ILECs are expected to gain 2/3 of the DSL subscribers, however their overall market share is 22%;

 .  ISPs are expected to capture 14%, mainly from AOL's cable operation; and

 .  CLECs are expected to capture 5% of the market.

The residential market for broadband access services is expected, by industry sources, to increase to over $7 billion in 2004, from its level in 2000 of $1.4 billion. The market share of the delivery by delivery means will swing as follows (2000 share to 2004 share):

 .  Cable modems are expected to decrease from 72.8% to 57.6%;

 .  DSLs are expected to increase from 23.4% to 32.8%; and

 .  Wireless is expected to increase from 3.8% to 9.6%.

We expect fiber to the home to begin to capture some of the total market by 2004.

Projections of market share for 2004 for all commercial broadband subscribers are expected, by industry sources, to be as follows:

 . CLECs are projected to be market leaders, expected to capture 38% of total revenues;

 .  ILECs are expected to capture 28%, with their strength in DSL category;

 .  IXCs are expected to capture 23%, as important resellers of DSL services;

 .  ISPs are expected to capture 8%, mainly through reselling DSL; and

 .  Independent Cable operators are expected to capture 3%.

The commercial market for broadband access services is expected to increase to over $3.5 billion in 2004, from its level in 2000 of $0.6 billion. The

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market share of the delivery by delivery means will swing as follows (2000 share to 2004 share):

 .  Cable modems are expected to decrease from 5.8% to 5.5%;

 .  DSLs are expected to decrease from 64.2% to 56.2%; and

 .  Wireless is expected to increase 30% to 38.3%.

We expect fiber to business to begin to capture some of the total market by 2004.

We believe that the telecommunications industry is in a state of dramatic growth due to deregulation, the demand for bandwidth, increased use of the Internet and the advancements in fiber optic cable deployment and central switching equipment efficiency. We believe that we have a parallel opportunity for growth as a provider of telecommunications infrastructure, network services, engineering, design, and telecommunications marketing and sales services.

OUR OPERATIONS

Our telecommunications operations focus on the following areas:

 .  infrastructure installation and maintenance;

 .  marketing services;

 .  engineering and design; and

 .  network servicing.

We are currently pursuing a two-prong business strategy:

 . to design and build, fiber optic networks and market telecommunication services for major telephone and cable television companies; and

 . to be a pioneer in developing "Smart Community" networks in partnership with local governments; "Smart Building" networks in partnership with institutions, businesses; and "Smart Network Links" in partnership with right-of-way owners, where we may take an equity position in the network.

We believe that our two-prong business strategy exploits growth opportunity in Tier 2 and Tier 3 communities, where roughly two-thirds of the North American population is located, as well as in the high population density urban areas where most investment in high-speed network infrastructure has been focused to date. In addition, our strategy enables us to pursue the growth areas of in-building networks and linking networks to connect communities together.

Our business strategy focuses on the concept that each of our subsidiaries is responsible for establishing and growing its own unique profitable organizations. This is primarily achieved through the development of relationships in its core strength area and the provision of contractual services. The individual companies may act as service providers to other telecommunications companies.

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In addition, our subsidiaries act as integrated business units to provide turnkey solutions. In this case instead of contractual project clients, we expect to target strategic alliances, partnerships and joint ventures where equity ownership is an integral components of the deal structure. Our Smart Community networks, Smart Building networks and Smart Network Link models will all be designed on this basis. Where initially the primary revenue stream will be form the individual companies, the long term revenue stream and profitability will be driven by our equity/partnership model in all three network applications.

We believe that we are well positioned for growth as demand for greater bandwidth continues to escalate throughout North America. Just as the expectation for universal service drove the rapid expansion of telephone and electrical networks during the last century, we believe that businesses, communities, institutions and individuals will demand universal high-speed broadband telecom access to gain overall improvement in the quality of life. We believe that there is growing demand for fiber optic capacity and related network elements to transmit and service high-bandwidth data, voice and video. This growing demand is being accelerated by new applications and services and by improvements in "last mile" technology such as digital subscriber line and cable modems. In this changing market environment, we believe that we are in a favorable competitive position to satisfy this demand relative to other service providers due to our seamless technologies and consistent network architecture.

Our operations are conducted through our seven wholly-owned subsidiaries:

 . F.O.C.C., Fiber Optics Corporation of Canada Inc.(fiber optic construction and maintenance);

 .  Canadian Cable Consultants Inc. (sales and marketing);

 .  Photonics Engineering & Design Inc. (network and system design);

 .  Coastal Network Services Inc. (fiber optic network installation);

 .  Multilink Network Services Inc. (network sales);

 .  CableTec Communications Inc. (underground construction); and

 .  Universe2U Right-of-Ways Agency Inc. (right-of-way broker).

We organize delivery of services by our subsidiaries under four operational areas: Telecom Infrastructure operations, Direct Sales operations, Engineering and Design operations and Network Services and Alliance operations.

TELECOM INFRASTRUCTURE - This area is responsible for all building and maintaining of telecom infrastructure. Operations include installation of long-haul networks, regional networks, community networks, and in-building networks using state-of-the-art fiber, wireless and copper based materials. We have three subsidiaries involved in this operational area: Fiber Optics Corporation of Canada (FOCC), Coastal Network Services Inc. ("Coastal"). FOCC has been providing fiber optic network planning, engineering, and construction services to major communications and private network companies since 1987. Coastal is a parallel operation to FOCC and operates out of Troy, Michigan.

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SALES AND MARKETING - This area sells telecom infrastructure products to telecommunication companies, telecommunications services on behalf of telecommunications companies and services on behalf of the community for community networks. The services include: telemarketing and direct sales services, cold sales, audits, customer satisfaction surveys, and promotion of additional bandwidth products and services within the cable and telecommunications industries. Our subsidiary operating in this area, Canadian Cable Consultants Inc. ("Canadian Cable") was formed in 1998. We currently have contracts with major cable TV operators, telephone, and right-of-way ("ROW") owner companies. Canadian Cable also provides a captive marketing and sales organization for our "Smart Community" networks. We are seeking acquisitions to expand operations in this area in Canada and the United States. We also intend to expand activities in this area to include sales and marketing services for e-commerce, high volume call answer, bandwidth services, bundled telecommunications services, and the leasing of duct and fiber.

Our subsidiary operating Universe2U Right-of-Ways Agency Inc. is a 49% owner of a Michigan limited liability company, T-E Realty and Right-of-Ways Agency, LLC ("ROW Agency"). ROW Agency intends to act as marketing agent on behalf of U.S. Corporations interested in leasing their respective right-of-ways and easements to others for purposes of providing long-haul, point-to-point telecommunication services. Universe2U Right-of-Ways Agency Inc., by its participation as a Member of the ROW Agency, intends to assist in marketing right-of-ways.

Multilink Network Services, Inc. ("Multilink"), operating out of Lansing, Michigan, is focused on obtaining right-of-ways and developing long-haul networks and regional networks. The company works closely with the owner of the right-of-way and may enter into strategic alliances with them. Multilink expects to obtain access to up to 50,000 miles of right-of-way in the U.S. from utilities, on which they will develop open access networks.

ENGINEERING AND DESIGN - This area is responsible of all engineering and design activities. The prime focus of this function is driving ongoing improvement throughout the organization. These activities include: permits, designs, mapping, GIS, structural design, engineered drawings, network design, equipment specifications and research and development. Photonics Engineering and Design Inc. is a company we recently formed in 1999 to specialize in designing and engineering fiber optic networks, as well as to manage the complex installation and connection tasks for central office and hub infrastructure construction, and right-of-way management. The company uses advanced technology such as laser measurement, CAD, GIS, and GPS to ensure fast, accurate designs. We also expect to shortly create a research and development group to examine new products and services to enhance our service offerings.

NETWORK SERVICES AND ALLIANCES - This area is responsible of all third party supplier relations, including fiber, ducts, underground construction, directional boring, duct structure construction, civil construction activities and the preparation of building for the installation of switching equipment. Activities include: trenching, duct structures, directional boring, electrical installations, make ready, and similar actions. Our subsidiary operating in this area, CableTec Communications Inc., has been in

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business since 1982, and was acquired by Universe2U May 31, 2000. CableTec provides underground construction services to electric ROW owners, telecommunications companies, and cable television companies. Our scalable services provide for all phases of Smart Community network installations and interconnect communities using the "state-of-the-art" telecommunications technology.

We are actively involved in design, construction, and post-installation sales support following network completion. We expect to take an equity and/or a partnership position in various projects and new network installations where available to us. We believe that the scope of our services address a broad range of interrelated needs in the telecommunications network infrastructure market. As part of our business strategy, we also intend to organize consortiums for large-scale projects, such as long haul fiber builds and initiating major community-level projects with multiple partners.

SMART COMMUNITY NETWORKS

"Smart Community" networks refer to partnerships with local governments, institutions, businesses, and ROW owners to service the roughly two-thirds of the North American population that lives outside of major urban centers where most investment in high-speed network infrastructure has been focused to date. Smart Communities are communities that are driven by people's needs, not the underlying technology.

We believe that communities can develop themselves economically and diversify their economy need to educate themselves on the opportunities made available through the Internet, how it applies to them, and develop strategies to use the Internet as tool to increase the number and variety of jobs in their communities.

We believe that high bandwidth can provide opportunities in the following areas:

 . Upgrade the skill level of the population in remote communities through e-learning and potentially change the economic fabric of the community including decreasing the youth out-migration;

 . Provide services not currently available in remote communities such as telemedicine, and remote monitoring;

 .  Develop and link tele-workers to larger companies seeking human resources;

 . Improve e-commerce activities and generate new services within the community such as consideration for transportation and information technology;

 . Increase entrepreneurship by educating citizens on internet-based service provision and identifying new business examples that can be developed through the Internet or as a result of expanding local activities on the Internet.

Industry sources report that the best prospects for residential broadband services are found among households making more than $25,000 a year and headed by persons less than 55 years old. Nearly half of all U.S. households fit these demographic parameters.

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There are a great number of potential uses or applications for the Internet, all requiring faster speeds than currently available to the home. The following is a list of applications which may be promoted and developed in a community:

 . Telework: working from home for an employer located in another region, running a home-based-business selling goods and services to a region or the world, working from a subsidiary office for an employer located in another region.

 . Call centers: a wired community could attract more call centers, and a virtual call center project with employees working from home would have a competitive advantage over other locations offering standard service.

 . Tele-medicine or tele-health: receiving health information or a consultation through a videoconference system, sending patient data to a specialist over the Internet for an opinion or assessment.

 . Tele-education or e-learning: attending a college, university, or training program from home or a community classroom connected to any number of educational institutions. Attending a conference or a one-on-one training session from home or the office, while the trainer or conference is located in another region.

 . Virtual libraries: the ability to browse through any library in the world, download books or articles, reserve and order books, talk to a librarian on-line from home, download a video available at the library, etc.

 . E-commerce: doing business on the Internet by developing a site where consumer can shop, pay bills, obtain information, register for a class, book a hotel room, etc.

 . Entertainment: receive videos, music, games, or other forms of entertainment from the Internet to your home computer.

 . IP Telephony: make telephone calls, with or without video (still or moving picture of the person you are calling), from a computer, through the internet (avoiding long distance charges).

 . Software access, data storage: allowing users to download a number of software from the Internet, sometimes free of charge. Allowing users to use a central memory located in another part of the world to store large files on a rental basis.

These applications may use one or more of the following technologies:

 . Digital video: largest potential user of bandwidth. A video is created with a computer instead of a film camera then sent over the Internet to the home user. The video is compressed using standards ranging from H.263 to MPEG-2 and can use from 56 kbit/s to 20 Mbit/s.

 . Digital audio and speech coding: music or voice is coded into the computer and sent over the Internet. New audio standards such as Dolby or Sound Blaster Live enable more lifelike 3-D sound, which requires high transmission capacity.

 . MPEG-4: standard for coding audio-visual objects and will enable a whole spectrum of new or improved application including audio-/visual broadcasting, interactive mobile multimedia communications, videophone, videoconference, multimedia videotext, games, interactive computer imagery,

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   sign language captioning, text-to-speech. MPEG-4 needs up to 15 Mbits/s for broadcast applications.

 . VoIP: voice over IP is a generic term that provides a telephone service over the Internet. It has not taken off because delays exceeding 250 milliseconds are unacceptable for quality of a telephone service and new technology must be provided to the consumer to transform an analogue signal into a digital signal. Many people are using this service today on the Internet to save long distance costs regardless of the quality of the call.

We believe that Smart Communities can make the most of the opportunities that new technologies can afford. We believe that Smart Communities can enhance community dialogue and create awareness of common community challenges and goals among its constituents. The challenge is to build a fiber optic infrastructure that can bring universal access to high bandwidth information and services to each Smart Community home, school, government, community institution and business.

OUR STRATEGY

FIBER OPTIC INFRASTRUCTURE AND NETWORKS STRATEGY.

We provide our customers with a high-quality, affordable single-source solution designed to address the following communications requirements:

 . A comprehensive telecommunications infrastructure solution from a single source. We effectively function as our customers' project manager and provide the convenience of "one stop shopping." We cluster our cooperating companies into four areas: communications infrastructure, engineering and design, direct sales and support services.

 . A close working relationship with the right-of-way owners where we build the networks. Include the property owned in the Network. All telecom infrastructure requires permission from the property owners. The property owners include: building owners, ROW owners, municipalities, state and federal governments, telecommunication carriers, corporations, and private individuals.

 . A reliable, robust network with performance levels and pricing that has traditionally been available only to large corporations. Our solution encourages the sharing of limited right-of-ways to reduce the cost of building the infrastructure.

 . Rapid installation and service expansion with minimal capital outlay by customers. We deliver our comprehensive services where we will take an equity position in the network. Additionally, we provide the ability for customers to lease our infrastructure; our customers avoid significant capital outlays and substantially mitigate the risks of encountering communications capacity constraints.

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 .  On-site or near-site customer service and support. Each of our customers is assigned a dedicated, experienced team available on a 24x7 respond to network issues.

Our objective is to become the preferred facilities-based provider of broadband communications infrastructure and Internet connectivity solutions to communications carriers, corporations and government agencies, in our target markets. We intend to focus our strategy on our strategy of outsourced network design, engineering, construction, and marketing. We also intend to organize consortiums for large-scale projects, such as long haul fiber builds, and initiate major community-level projects with multiple partners.

SMART COMMUNITY STRATEGY.

To provide maximum benefit to participating communities, as well as to ensure efficient progress in the specific projects, we have developed a three-phased approach for "Smart Community" network construction.

Phase One: Delivery of "immediate bandwidth relief" through the deployment of a combination of existing high-capacity wireless microwave backbone technology and spread-spectrum wireless and copper-based access technology known as DSL, or Digital Subscriber Loop. We initially rely on our partners' physical points of presence and the rental of existing telephone company copper infrastructure.

Phase Two: the second phase of the strategy is to build fiber-optic backbone infrastructure along the path serviced by the wireless microwave deployed in phase one. As the fiber-optic backbone reaches and surpasses the wireless systems, the wireless equipment is either re-deployed to other communities, or traded-in to the equipment manufacturer for credit towards fiber-optic equipment. We use public sector real estate to locate our switching and termination equipment, such as school buildings, libraries, and municipal government buildings, usually at nominal cost.

Phase Three: We assist the local ROW owner and government by setting up an operational management company called " The Smart Community Network Management Company", in order to oversee the sale of services to the private sector. We intend to invest in this company and retain an equity position. In this manner, the "community owned" operation which was deployed according to a "cost recovery" model, gives way to a "public-private" company operating according to a "for profit" model with any profits on the public sector equity portion to return to the respective community and be available for investment in other programs.

In our "Smart Community" model, the public sector is our partner. We bring to them a method of achieving high capacity telecommunications access built on a cost recovery basis. We also position ourselves as an organization that is funded by the public sector, for the public sector. Although the community is the provider of purchase orders and our revenue streams through their control of the local ROW owner, we intend to develop a high-level, strategic relationship with end-users, such as school boards, hospitals, and municipal government groups. In addition, we recruit and train local

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personnel for building of the infrastructure, ongoing maintenance of the system and the selling of services. We expect to mutually benefit from a strong local presence.

Federal, state, and local governments have recognized the broadband access problem afflicting tier-two and tier-three communities and are increasingly making funds available for infrastructure development projects. The government of the Province of Ontario has already earmarked $100 million for telecommunications networks, and industry sources expect other regions throughout Canada and the U.S. to follow suit.

In addition, deregulation has led electric ROW owners to aggressively explore new business opportunities, both as a response to increased competition in their core businesses, as well as to overcome limits to low growth expansion in the delivery of electricity. Electric ROW owners are extremely well positioned to enter the telecommunications business and have material incentives to participate in "Smart Community" network projects such as valuable right-of-ways needed for network construction and several other distinct advantages, including, existing conduit infrastructure, such as poles and ducts; the ability to finance significant long-term investments; structural access to buildings such as spare ducts that are already in place, equipment space in buildings such as transformer vaults, electrical network monitoring centers already in place, expertise in "last mile" construction and service, crews trained in working outdoors, 24/7 repair teams; and, sophisticated customer billing systems and processes. We believe that ROW owners are highly motivated to become partners with their communities: helping the community helps to support an existing customer base and customers may be less likely to switch suppliers if they are receiving multiple services from the same provider. Our Chief Executive Officer, Kim Allen, is the former CEO of Scarborough (Ontario) Public Utility Commission, a $400 million water and electric utility. While serving in that position, he directed their successful diversification into the telecommunications business. We have already initiated construction of two "Smart Community" networks in Ontario, Canada.

We believe that Smart Community networks will not only serve a critical role for the community by bringing much needed broadband access, we expect them to also provide us with long-term income potential through our equity stake in the management company, however there can be no assurance in this regard.

SMART BUILDING NETWORK STRATEGY.

By 2004, industry sources expect a substantial portion of large metropolitan buildings will be served directly by fiber. Technical improvements are making fiber economical for a wider range of end users. In 2004, it is anticipated that 68,000 building with direct fiber connections are expected to accommodate 1,349,000 establishments.

To provide maximum benefit to participating building owners, as well as to ensure efficient progress in the specific projects, we have developed a three-phased approach for "Smart Building" network construction.

Phase One: Delivery of "immediate bandwidth relief" where we quickly deploy a combination of existing copper-based access technology known as DSL, or

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Digital Subscriber Loop. We initially rely on our partners' physical points of presence and the existing telephone copper infrastructure.

Phase Two: the second phase of the strategy is to build fiber-optic backbone infrastructure to the floor or other appropriate gathering point and use convention copper based network technology to the suite or office.

Phase Three: We assist the building owner in setting up an operational management company, in order to oversee the sale of services to the private sector. We intend to invest and retain an equity position.

In our "Smart Building" model, the property owner/manager is our partner. We bring to them a method of achieving high capacity telecommunications access built on a cost recovery basis.

Building owners are extremely well positioned to enter the telecommunications business and have material incentives to participate in "Smart Building" network projects such as valuable right-of-ways needed for network construction and several other distinct advantages, including, existing conduit infrastructure, the ability to finance significant long-term investments; structural access to buildings such as spare ducts that are already in place, equipment space in buildings, electrical network monitoring centers already in place, expertise in construction and service, 24/7 repair teams; and, billing systems. We believe that Building owners are highly motivated to become partners with their tenants: helping their tenants helps to support an existing customer base and customers may be less likely to switch if they are receiving multiple services from the building owner.

We believe that Smart Building networks will not only serve a critical role for the community by bringing much needed broadband access, we expect them to also provide us with long-term income potential through our equity stake in the management company, however there can be no assurance in this regard.

SMART NETWORK LINK STRATEGY.

Our smart network links will initially offer three products, lease of duct space, lease of an entire fiber cable within a duct, and the lease of state-of-the-art fiber strands. We expect to work closely with the right-of-way owners. They are extremely well positioned to enter the telecommunications business and have material incentives to participate in "Smart Network Link" projects such as valuable right-of-ways needed for network construction and several other distinct advantages, including, existing conduit infrastructure, and the ability to finance significant long-term investments. We believe that right-of-way owners are highly motivated to become our partners.

To exploit the growing demand for bandwidth and enhanced network services, our strategy is to:

 .  provide high-bandwidth connectivity between, and co-location facilities;

 .  pursue additional strategic alliances in network services and technology;

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 .  extend the reach of our Smart networks through development, swaps and acquisitions of fiber and capacity;

 . increase, in collaboration with our customers, the number of products and services that we offer, and develop managed bandwidth products and services;

 .  capitalize on the experience and relationships management and our partners;
   and

 . develop and operate a technologically advanced, high-capacity, low-cost network.

We intend to expand our Smart networks to provide connectivity on a North American basis. Our network's design greatly reduce complexity and cost while allowing us to offer increased reliability and a wide range of products and services.

Our current and targeted customers include new and incumbent telecommunications service providers, Internet service providers, application service providers, storage service providers and large organizations with enterprise network needs. We believe that these customers have a limited choice of independent service providers capable of offering high-capacity, reliable, secure and cost-effective services between centers in North America. As a result, we believe that our targeted customers will buy services from us rather than purchase them from another source or build these service capabilities themselves. To meet our customers' requirements, we offer a wide range of services on a scalable basis, including network infrastructure--dark fiber and conduit for sale, grant of indefeasible right of use or lease and construction services supporting the development of our network.

The fiber optic cable systems that are under development are expected to form a state-of-the-art interconnected regionally high capacity fiber optic network. Although many of these fiber optic cable systems are expected to be wholly-owned, some are being developed through joint ventures with one or more partners. We expect to be responsible for management and operation. In addition, we expect to construct parts of the network.

ADDITIONAL STRATEGIC ALLIANCES IN NETWORK SERVICES AND TECHNOLOGY.

We intend to pursue additional strategic alliances with communications providers that have high-bandwidth needs and who offer us long-term, high capacity commitments for traffic on our network. Such strategic alliances could also allow us to combine our capabilities with those of our strategic alliance partners and thereby offer our customers additional products and services. Our relationship with Gateway Networks and Fiber Co., emerging broadband services providers are examples of this strategy.

COMPETITION

We face competition from many telecommunications providers with significantly greater financial resources, well-established brand names, larger customer bases and diverse strategic plans and technologies. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. The

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following discussion identifies some of the competitive conditions within our area of business operations. For a detailed discussion of how one or more of the following factors could adversely affect our business, see our discussion above under the caption, "Risk Factors - Competition."

Within our four areas of business operations, the telecommunications business is extremely competitive, particularly with respect to price and service. Competitors include incumbent local telephone and exchange carriers, long-distance telephone carriers, facilities-based communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers, wireless telephone system operators, Internet service providers, digital subscriber line companies and other large end-users with private networks. Most of our competitors are capable of offering, and in some cases do offer, services substantially similar to those offered by us and may be able to offer them a lower cost. We expect that the principal competitive factors in this market are uncongested connectivity, quality of facilities, level of customer service, price, the financial stability and credibility of the provider, brand name and the availability of network management tools.

Some of our principal competitors include Exodus Communications, Inc., Frontier Corporation, Global Crossing Ltd., NEXTLINK Communications, Inc., Hiway Technologies, Inc., Verio Inc., 360networks Inc., British Telecommunications plc, Deutsche Telekom AG, France Telecom S.A., Qwest Communications International Inc., Allied Riser, Cypress Communication, Williams Communications Group, Inc., Global Crossing Ltd., KPNQwest, Colt Telecom Group plc, Level 3 Communications, Inc., Mastec, Metromedia Fiber Network, Inc., Western Integrated Networks, WideOpenWest, Grande Communications, RCN Inc., Rhythms Net Connections, Globix Corporation, Concentric Network Corporation, SBC Communications Inc., PSINet, Inc., Agruss Communications, Dycomm Industries, Quanta Services, Cygnal Inc., global, regional and local telecommunications and cable companies, such as Call-Net, AT&T, Sprint, MCI WorldCom and Regional Bell Operating Companies, and Rogers Cable and companies capable of offering services similar to those provided by us, including communications service providers, cable television companies, electric utilities, microwave carriers, satellite carriers and wireless telephone operators.

Some competitors already own fiber optic cables as part of their telecommunications networks. Accordingly, any of these carriers could directly compete with us in the market for leasing fiber capacity. In addition, some communications carriers and local cable companies have extensive networks in place that could be upgraded to fiber optic cable, as well as sufficient resources to begin construction to equip their networks which would result in substantially increased competition for us.

Agreements with the municipalities and other local and state governments typically are not exclusive. Competitors could enter into agreements with local and state governments and compete directly with us in each of areas of operations.

We may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of the services we provide. There are relatively few significant barriers to entry into the

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markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

There are new and alternative telecommunications technologies being developed. Competitors might use new or alternative technologies to offer better or less expensive services than we can provide. The development and deployment by competitors of new technologies or the significant penetration of alternative technologies or delivery of lower cost services into our target market may increase competition for our business.

REGULATION

The Federal Communications Commission ("FCC") has the authority to regulate utility company rates for cable rental of pole and conduit space. States can establish preemptive regulations in this area, and the states in which the Systems operate have done so. The 1996 Telecom Act modified the pole attachment provisions of the Communications Act by requiring that utilities provide cable systems and telecommunications carriers with nondiscriminatory access to any pole, conduit or right-of-way controlled by the utility. The FCC has adopted regulations to govern the charges for pole attachments used by companies providing telecommunications services. These regulations are likely to increase significantly the rates charged to cable companies providing voice and data, in addition to video services. These new pole attachment regulations do not become effective, however, until 2001, and subsequent increases in attachment rates resulting from the FCC's new regulations will be phased in equal annual increments over a subsequent period of five years, until 2006. There can be no assurance that FCC existing or as yet to be proposed access requirements and infrastructure rate control will not have a material adverse affect on our business.

The Telecommunications Act of 1996 ("1996 Telecom Act") largely removed barriers to entry in the local telephone market that was monopolized by the Bell Operating Companies and other incumbent local exchange carriers by preempting state and local laws that restrict competition and by requiring incumbent local exchange telephone companies to provide nondiscriminatory access and interconnection to potential competitors, such as cable operators and long distance companies. The 1996 Telecom Act also facilitates the entry of utility companies into the telecommunications market. The 1996 Telecom Act also largely eliminated the prohibition against telco-cable cross-ownership, however, it still prohibits a telephone company or a cable system operator in the same market from acquiring each other, except in limited circumstances, such as in areas of smaller population. This change in regulatory environment will likely result in intensified industry consolidation and may further result in increased market competitiveness of such merged companies. Any such mergers could increase the strength of current or potential competitors against whom we compete now or must compete against in the future.

Regulatory responsibility for essentially local aspects of the our business such as system design and construction, safety, and consumer services remains largely with either state or local officials and, in some jurisdictions, with both. We believe that current regulations affecting our business will not have a material affect on our operations, however there can be no assurance in this regard. Regulation of the communications industry is evolving rapidly. The regulations that apply to us are subject to ongoing administrative proceedings, litigation and legislation. The outcome of these various proceedings, as well as any other regulatory initiatives, cannot be predicted. Application of existing or future regulatory changes may have a material adverse affect on our business and operations. The full extent to which other companies in the industry will compete with us with respect to regulatory regime requirements may not be known for several years. There can be no assurance that existing or as yet unproposed regulations, will not become determinant competitive factors in the future and render our Smart networks less profitable or even obsolete. See, "Risk Factors- Legislation And Government Regulation Could Adversely Affect Us."

INTELLECTUAL PROPERTY

We regard certain aspects of our products, services and technology as proprietary and attempt to protect them with copyrights, trademarks, trade secret laws, restrictions on disclosure and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar technology independently. We do not currently have any technologies that are patented under application for patent.

EMPLOYEES

As of September 15, 2000, we had 143 employees. We are not party to any collective bargaining agreements covering any of our employees, have never experienced any material labor disruption and are unaware of any current efforts or plans to organize our employees. We consider our relationships with our employees to be good.

FACILITIES

Our headquarters are located in facilities consisting of approximately 20,000 square feet in Richmond Hill, Ontario which we occupy under a lease which expires in July 2003. We believe that our current facilities will be sufficient during the foreseeable future, however, as we expand into new markets we intend to add office space. We share space at our corporate headquarters with our subsidiaries Fiber Optics Corporation of Canada and Photonics Engineering & Design Inc. Our other subsidiaries maintain facilities as follows: Coastal Network Services Inc. rents approximately 5,350 square feet of space in Troy, Michigan under a lease ending November 30, 2003; Canadian Cable Consultants Inc. rents approximately 1,200 square feet of space in Ottawa, Ontario under a lease ending February 28, 2001 as well as approximately 2,300 square feet in Barrie, Ontario, under a lease ending August 31, 2005; and CableTec Communications Inc. rents approximately 5,600 square feet of space in Toronto, Ontario under a lease ending November 30, 2000.

LEGAL PROCEEDINGS

We are not currently involved in any pending legal proceedings that are expected to have a material adverse effect on our business. We may from time to time become involved in legal proceedings in the ordinary course of our business.

MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

Our directors, executive officers and key employees position and ages as of August 30, 2000 are as follows:

Name                     Age      Position
----                     ---      --------
Angelo Boujos            38       Chairman
Kim Allen                44       Director and Chief Executive Officer
Paul Pathak              31       Director and Secretary
Connie Colangelo         43       Director
Barry W. Herman          58       Director
Anthony Palumbo          44       Director
Michael Serotte          41       Director
R. John Slattery         41       Executive Vice President, Finance and
                                  Chief Financial Officer
Andrew Eyres             41       Vice President - Network Development
Jeff Rosenthal           40       President - FOCC and Photonics
                                  Engineering & Design
William McGill           42       President - Canadian Cable Consultants
Bernard Tanunagara       41       President - CableTec Communications
Thomas A. Adams          46       President - Multilink Network Services

Angelo Boujos, Chairman. Mr. Boujos is the founder and Chairman of the company. Mr. Boujos entered the telecommunications industry by establishing Canadian Cable Consultants in April 1998. Mr. Boujos worked for 7 years with Toronto Dominion Bank and 2 years with American Express. Between 1987 and 1995,
Mr. Boujos served as President of Winter Valley Springs Inc. He also served as senior advisor to the President/CEO for Algonqua Springs Inc. and Culligan Inc. from 1995 until 1998.

Kim Allen, Director and CEO. Mr. Allen is the Chief Executive Officer of the company. He joined the company in December 1999. Prior to joining the company, Mr. Allen served as the founding President of DTE/Probyn Energy Solutions from its inception in June 1998, a joint venture between DTE Energy Solutions (Detroit Edison) and Probyn & Company. Mr. Allen also served as CEO in Scarborough Public Utilities Commission, a $400 million water and electric utility, from 1992 to 1998, and as its Director of Engineering & Operation from 1990 to 1992. Prior to those positions, in a 12-year career with Ontario Hydro, Mr. Allen held a number of management positions that included retail, engineering, operations and information systems functions. Mr. Allen obtained a Master of Business Administration from the University of Toronto (1987) and a Bachelor of Applied Science in Electrical Engineering from the University of Ottawa (1978).

Paul Pathak, Director and Secretary. Mr. Pathak has been a lawyer practicing corporate and securities law in Toronto, Ontario since 1994. He is currently a partner at the firm of Chitiz Pundit Pathak & Sokoloff. Mr. Pathak has also been a director of several public companies and is currently a director of Fareport Capital Inc., a Toronto based publicly traded company. Mr. Pathak provides legal services to the company with respect to compliance with the laws of Canada and its provinces.

Connie Colangelo, Director. Ms. Colangelo is the Senior Human Resources Consultant - Wealth Management with Royal Bank Financial Group and is part of the Senior Management Team of Global Securities Services since 1998. She has more than 20 years experience in financial services, combining extensive banking, trust, business, sales, client service, operations, human resources and general management experience. She held various management positions with Royal Trust (1986-1998). She holds an Honours Bachelor of Science Degree from the University of Toronto and accreditation from the Canadian Securities Course at the Canadian Securities Institute, and she is qualified as a Personal Financial Planner by the Institute of Canadian Bankers.

Barry Herman, Director. Mr. Herman is president of First Union Asset Management Limited. He served as President of Citco Fund Services (Bahamas) Limited from September 1996 to January 1998. Prior to that, he was founder and former President and Managing Director of MeesPierson Fund Services (Bahamas) Limited (formerly Fund Service International Limited) a position which he held from April 1988 to July 1996. Mr. Herman has been involved in the investment funds industry continuously since 1964 and in the offshore investment funds industry since 1968. First Union Asset Management Limited provides financial consulting services for the company, see "Certain Relationships and Related Transactions."

Anthony Palumbo, Director Mr. Palumbo has more than 20 years of consulting and financial experience, working with such companies as Clarkson Gordon (1978-
1983), Lehndorff Group (1983-1987), Royal LePage (1987-1995), and his own company, Chartered Accountancy (1995-1999). In 1999, Mr. Palumbo became the Vice President, Chief Financial Officer and Director for PsiGate. In 1978
Mr. Palumbo obtained his Bachelor of Commerce from the University of Toronto and in 1981 obtained his chartered accountant designation while at a predecessor of Ernst & Young. Mr. Palumbo later formed his own chartered accountancy practice and provided strategic planning services as well as financial, tax and capital services.

Michael I. Serotte, Director. Mr. Serotte is the founder and Senior Partner of American Immigration Law Offices, an international law firm concentrating on U.S. and Canadian Immigration and Nationality law. Mr. Serotte is a 1985 graduate of the University at Buffalo School of Law and a 1981 graduate of the University of Miami with a Bachelor of Business Administration in Accounting with a concentration in Finance.

R. John Slattery, Executive Vice President, Finance and Chief Financial Officer. In his most recent position (1998-2000), Mr. Slattery was the Vice President, Finance of Jenisys Engineered Products a $500 million North American supplier of metal building products. In such capacity, he played key roles in the strategic planning and corporate development programs of the corporation. Prior to that, Mr. Slattery held a number of senior positions at Jannock Limited (1989-1998) a $1 billion multi-divisional public company comprised of businesses producing products for the building products industry. Mr. Slattery is a Chartered Accountant (1984) having articled with Coopers & Lybrand (1982-1989), in Toronto, Ontario where he specialized in corporate tax planning. He also holds a Bachelor of Commerce degree from the University of Toronto (1982).

Andrew Eyres, Vice President - Network Development Universe2U Inc. Mr. Eyres was the President of Fiber Optics Corporation of Canada from October 1998 until April 1999. Mr. Eyres led the growth of the company to become involved in regional networks. Before that, Mr. Eyres was the President of Sentry Communications from 1996 until 1998. Mr. Eyres has 18 years general construction, facility management, and Outside Plant construction experience. Mr. Eyres has planned, engineered, and managed network communications for AT&T Canada, Bell Canada, MetroNet, Ontario Hydro, Ontario Realty Corporation and the Legislative Assembly of Ontario. From 1987 to 1996 Mr. Eyres was a Facilitates Manager for the Legislative Assembly of Ontario. Mr. Eyres is a professional member with BICSI Building Industry Consulting Services Institute and as well as IFMA International Facilities Management Association.

Jeff Rosenthal, President - FOCC and Photonics Engineering & Design.
Mr. Rosenthal became the President of Fiber Optics of Canada in May 2000. He is also the acting President of Photonics while the company searches for a new President. He was the Managing Principal for Utility Solutions Corporation (April 1998 through May 2000), a Canadian firm that specializes in delivering business solutions to energy providers. Prior to Utility Solutions, Mr. Rosenthal has held senior management positions during his 16-year career at Toronto Hydro (1982-1998). Mr. Rosenthal has a BASc (Electrical Engineering) from the University of Toronto (1982) and a MBA from York University (1990).

William McGill, President - Canadian Cable Consultants. Mr. McGill has been the President of Canadian Cable since its inception in April 1998 and has over 16 years experience in the cable industry implementing sales and marketing, coordinating installations and fiber technology projects. Between 1995 and 1998, Mr. McGill was Vice President Marketing for the Collection Network Inc. He had a seven year career with Trillium Cable that ended in July 1995.

Bernard Tanunagara, President - CableTec Communications. Mr. Tan has been the owner and President of the privately held company CableTec Communications since 1983, a company doing underground cable repair and installation for cable television, telephone and electric utilities. Previously Mr. Tan worked with Pickering Cable and Thomas Accounting Services. Mr. Tan is a certified Architectural Draftsman from Centennial College, Scarborough, Ontario.

Thomas A. Adams, President - Multilink Network Services. Mr. Adams was appointed as President of Multilink Network Services in July 2000. From 1984 until July 2000, Mr. Adams was the President of T-Enterprises Inc. Mr. Adams held numerous management positions during a 24-year career that includes positions at Consumer Power(1990-1992)and North Indiana Public Service Company (1976-1990)and at a Michigan engineering firm, Novak Engineering

(1993-1998), specializing in systems engineering for energy providers. Mr. Adams has a BSE in Electrical Engineering (1976) from Purdue University.

COMMITTEES OF THE BOARD OF DIRECTORS

Our bylaws provide that our board of directors may designate one or more board committees. We currently have an audit committee and a compensation committee.

AUDIT COMMITTEE. The audit committee is responsible for recommending to the board of directors the engagement of our outside auditors and reviewing our accounting controls and the results and scope of audits and other services provided by our auditors. The members of the audit committee are Messrs. Serotte, Palumbo, and Herman.

COMPENSATION COMMITTEE. The compensation committee is responsible for reviewing and approving the amount and type of consideration to be paid to senior management. The members of the compensation committee are Messrs. Pathak and Allen and Ms. Colangelo.

Other Committees. The board of directors may establish, from time to time, other committees to facilitate the management of our business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mr. Allen, CEO of the company, serves on the company's compensation committee. Mr. Pathak, a member of the company's Board of Directors is also a member of the company's compensation committee. Mr. Pathak is a partner in the law firm of Chitiz Pandit Pathak and Sokoloff, an Ontario law firm that provides counsel to the company with respect to Canadian legal matters. In respect of provision of legal services to the company, Mr. Pathak may receive aggregate annual fees in excess of U.S$60,000.

DIRECTOR COMPENSATION AND DIRECTOR OPTION GRANTS

Directors who are employees receive no cash compensation for their services as directors. Non-employee directors do not currently receive cash compensation, although we may institute a plan to compensate non-employee directors in the future. Non-employee directors are eligible to participate in our Equity Incentive Plan at the discretion of the full board of directors. On May 16, 2000, non-employee Directors of the company each received options exercisable for 20,000 shares of the company common stock at a purchase price of $5.00 per share.

EXECUTIVE COMPENSATION

The following table sets forth in summary form the compensation that was paid to our Chief Executive Officer and the other most highly compensated executive officers whose aggregate compensation exceeded $100,000 in the year ended December 31, 1999.

                           Summary Compensation Table

                                Annual Compensation    Long-term Compensation
                                --------------------  -------------------------
         Name and                                            Securities
    Principal Position    Year  Salary     Bonus         Underlying Options
------------------------  ----  ------     -----      -------------------------
Kim Allen, Chief
  Executive Officer (1)   1999  $7,000       -                       400,000(3)
Angelo Boujos,            1999       -       -                             -
  Chairman (2)            1998       -       -                             -
Hugh Grenfal(4)           1999       -       -                     2,500,000

(1) Reflects compensation only with respect to the portion of December 1999 that Mr. Allen was employed by the company. Mr. Allen's annual compensation is $95,000 per annum.

(2) Mr. Boujos served as acting Chief Executive Officer of the company until the appointment of Mr. Allen in December 1999. In such capacity, Mr. Boujos did not receive any salary or other compensation. As of June 3, 2000, Mr. Boujos receives a salary of $120,000 per annum in his capacity as Chairman of the Board of Directors.

(3) Includes options granted on November 26, 1999 exercisable for an aggregate of 400,000 shares of common stock at a purchase price of $.01 per share, that vest as follows: 50,000 as of the date of grant; 40,000 on each of the 6th, 12th, and 18th month anniversaries of the date of grant, and 230,000 on the 24th month anniversary of the date of grant. Notwithstanding the foregoing, Mr. Allen has executed an option agreement that provides that he may not sell any of his shares purchased pursuant to any exercise of the foregoing option until June 1, 2001 except in the event of a change of control in which case all of such options shall vest and become immediately exercisable. Excludes options granted on May 5, 2000 exercisable for 500,000 shares of common stock at $.01 per share which vest and become exercisable June 9, 2001.

(4) Mr. Grenfal served as the acting Chief Executive Officer of Paxton Mining Corporation from inception on June 9, 1999 until Mr. Grenfal sold all of such 2,500,000 shares of common stock of the company in a third party private transaction on May 11, 2000. To the knowledge of current management, Mr. Grenfal did not receive any salary or other compensation from Paxton Mining Corporation during such period. See, "Certain Relationships and Related Transactions."

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information related to stock options granted to our named executive officers during the year ended December 31, 1999.

                                                                                                              Potential Realizable
                                                                                                             Value at Assumed Annual
                                                                                                              Rates of Stock Price
                                                                                                                Appreciation for
                             Individual Grants                                                                  Option Terms (2)
----------------------------------------------------------------------------------------------------------   -----------------------
                                         Percent of Total
                 Number of Securities   Options Granted to
                      Underlying             Employees          Exercise
                    Options/SARs             in Fiscal            Price       Assumed  Public   Expiration
   Name              Granted (#)              Year (%)          Per Share     Offering Price      Date           5%        10%
   ----              -----------              --------          --------      --------------      ----           --        ---
Kim Allen (1)          400,000                   67%             $0.01             $0.67        11/26/04      $338,043   $427,616

(1) The aggregate number of options granted by the company in the year ended December 31, 1999 was 600,000. Mr. Allen's options were granted on November 26, 1999 and are exercisable for 400,000 shares of common stock at a purchase price of $.01 per share, that vest as follows: 50,000 as of the date of grant; 50,000 on each of the 6th, 12th, and 18th month anniversaries of the date of grant, and 200,000 on the 24th month anniversary of the date of grant. Notwithstanding the foregoing, Mr. Allen has executed an option agreement that provides that he may not sell any of his shares purchased pursuant to any exercise of the foregoing option until November 26, 2001 except in the event of a change of control in which case all of such options shall vest and become immediately exercisable. The assumed public offering price is based upon the closing price of the company's common stock on August 30, 2000.

(2) Potential realizable value is based on the assumption that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the five-year term of the Option. These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Potential realizable values are computed by multiplying the number of shares of common stock subject to a given option by the fair market value of the common stock on the date of grant, determined in the good faith estimate of the company's board of directors to be $.67 per share as of December 31, 1999, assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the entire ten-year term of the option and subtracting from that result the aggregate option exercise price. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth the number of shares covered by both exercisable and unexercisable options as of December 31, 1999 and the year-end value of exercisable and unexercisable options as of December 31, 1999 for the named executive officers. The company did not grant any SARs during the fiscal year ended December 31, 1999 and has no intention to do so during the foreseeable future. For purposes of calculating the value of the following options the company has applied a value of $.67 per share which the Board of Directors of the company deemed to be the fair market value of the company's common stock at December 31, 1999.

                                                                                       Value of Unexercised
                           Number of Securities Underlying Unexercised                     In-the-Money
     Name                          Options at December 31, 1999                   Options at December 31, 1999
     ----                      ------------------------------------            ------------------------------------
                               Exercisable            Unexercisable            Exercisable            Unexercisable
Kim Allen, CEO                   50,000                 350,000                  $33,500                $234,500


STOCK PLANS

Equity Incentive Plan

The purpose of our Equity Incentive Plan is to provide an incentive to employees, directors and consultants of our company and our subsidiaries, and to offer additional inducement in obtaining the services of such persons.
The company's Board of Directors adopted the Equity Incentive Plan on June 9, 2000, subject to shareholder approval and ratification within twelve months of adoption date.

The Equity Incentive Plan provides for the grant of both incentive stock options and non-qualified stock options. The Equity Incentive Plan limits the number of shares of common stock subject to options granted under the Equity Incentive Plan to any one employee during any one calendar year to 100,000.

With respect to the Equity Incentive Plan, 1,500,000 shares were reserved for issuance. As of August 30, 2000, no options were granted and outstanding under the Equity Incentive Plan, and no options had been exercised and no options or shares underlying any options under the Equity Incentive Plan have vested.

The Equity Incentive Plan is administered by a Board committee thereof subject to the provisions of such plan. The plan administrator has the authority to determine which eligible persons shall receive grants, the time of grant, the type of grant and the number of shares underlying the options, the term of the options, the vesting schedule and other option terms.

The exercise price for options granted under the Equity Incentive Plan is to be determined by the plan administrator. However, the exercise price of all incentive stock options must be at least equal to the fair market value of the underlying shares on the date of grant. With respect to any optionee who owns capital stock possessing more than 10% of the voting power of all classes of stock, the exercise price of any incentive stock option must be not less than 110% of the fair market value of the underlying shares on the date of grant. Each plan provides for cashless exercise.

The plan administrator establishes the term of each option granted pursuant to the Equity Incentive Plan. The maximum term, however, for incentive stock options is five years. Options are subject to earlier termination as provided in the Equity Incentive Plan.

Options are exercisable at such times and in such installments as the plan administrator provides in the terms of the individual option agreement. Subject to the terms of the Equity Incentive Plan, an optionee shall not have the rights of a shareholder until the date of issuance of a stock certificate to the optionee for the shares underlying the exercised option.

Except as provided in the individual option agreement, any optionee whose relationship with us has terminated for any reason other than death or disability may exercise his or her options (if otherwise exercisable) not later than thirty (30) days after the termination date.

The Equity Incentive Plan also provides that in the event of the death or disability of an optionee, such optionee (or the optionee's representative) is entitled, under the appropriate circumstances, to exercise their options (if otherwise exercisable) for up to one year from the date of death or termination due to disability.

In the event of a stock dividend, recapitalization, certain mergers, split-up, combination or exchange of shares or similar corporate event which results in a change in the number or kind of our shares of common stock, the aggregate number and kind of shares subject to options under the Equity Incentive Plan and the related exercise price shall be adjusted accordingly. In the event of "corporate transactions" or a "change in control" (as defined in the Equity Incentive
Plan), or upon our dissolution, an optionee's vesting rights under the plans are accelerated.

The Equity Incentive Plan may be terminated or amended by the Board of Directors generally without shareholder approval. However, shareholder approval is required for certain types of amendments as provided in the Equity Incentive Plan. No termination or amendment of the Equity Incentive Plan may be made that adversely affects the rights of an existing option holder, without such person's consent. Options granted under the Equity Incentive Plan may not be transferred other than by will or pursuant to the laws of descent and distribution.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our common stock as of August 30, 2000. The percentage of beneficial ownership is based on 36,557,000 shares of our common stock issued and outstanding as of such date, giving effect to the exchange of all outstanding securities issued by our Ontario, Canada subsidiary which are exchangeable for shares of our common stock. The table sets forth such information with respect to:

     . each stockholder who is known by us to beneficially own 5% or more of the common stock;
     . each of our directors;
     . each of the executive officers named in the "Summary Compensation
       Table"; and
     . all of our executive officers and directors as a group.

Unless otherwise indicated, each of the stockholders has sole voting and power of disposition with respect to the shares of common stock beneficially owned by such stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after August 30, 2000, through the exercise of any stock option or other right.


                                              Shares              Percent
                                              Beneficially        Beneficially
       Name of Beneficial Owner               Owned               Owned
       ------------------------               ------------        -----
Angelo Boujos (1)                             8,862,400           34.7%
Josie Boujos (2)                              8,862,400           34.7%
Josie Boujos in Trust (3)                       312,400             *
Kim Allen (4)                                   100,000             *
Paul Pathak (5)                                       0             *
Connie Colangelo (6)                                  0             *
Barry W. Herman (7)                                   0             *
Anthony Palumbo (8)                                   0             *
Michael Serotte (9)                                   0             *
R. John Slattery (10)                                 0             *
Andrew Eyres (11)                                75,000             *
William McGill (12)                              75,000             *
All Directors and Officers as a Group (13)    9,102,400           38.8%

*  Represents less than 1% of the outstanding shares of common stock.

(1) Mr. Boujos is Chairman of the company. Includes 4,600,000 shares of common stock held of record by Mr. Boujos and 2,500,000 shares of common stock issuable upon exchange of securities exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company (the "Chairman's Shares"). Includes 3,950,000 shares of common stock held by the spouse of Mr. Boujos and 750,000 shares of common stock issuable upon exchange of securities exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company (collectively the "Spouse Shares"). Includes 312,400 shares held of common stock record by held in a trust over which Mr. Boujos has voting control, and 500,000 shares of common stock issuable upon exchange of securities exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company (collectively, the "Trust Shares"). Mr. Boujos disclaims beneficial ownership of the Spouse Shares and the Trust Shares.

(2) Ms. Boujos is the spouse of Mr. Boujos. Includes the Spouse Shares. Includes the Chairman's Shares. Includes the Trust Shares, as to which
     Ms. Boujos is the beneficiary. Ms. Boujos disclaims beneficial ownership of the Chairman's Shares.

(3) Includes the Trust Shares, over which Mr. Boujos exercises voting control and power of disposition, but as to which Mr. Boujos disclaims beneficial ownership. Ms. Boujos is the beneficiary of such trust.

(4) Mr. Allen is CEO and a director of the company. Includes vested options for 100,000 shares of common stock at $.01 per share, but as to which options Mr. Allen has executed an agreement with the company that he shall not sell any of his shares purchased pursuant to any exercise of the foregoing option until November 26, 2001, except in the event of a change of control in which case all of such options shall vest and become immediately exercisable. Excludes options exercisable for an aggregate of 810,000 shares of common stock which do not vest or become exercisable with 60 days of August 30, 2000. Also excludes options granted on May 5, 2000 exercisable for 500,000 shares of common stock at $.01 per share which vest and become exercisable June 9, 2001.

(5)  Paul Pathak is Secretary and a Director of the company.

(6)  Connie Colangelo is a Director of the company.

(7)  Barry W. Herman is a Director of the company.

(8)  Anthony Palumbo is a Director of the company.

(9)  Michael Serotte is a Director of the company.

(10) Mr. Slattery is Executive Vice President, Finance and Chief Financial Officer of the company.

(11) Mr. Eyres is the Executive Vice President Universe2U Inc. - Networks Development. Includes 75,000 shares of common stock beneficially owned upon exchange of securities exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company.

(12) Mr. McGill is President - Canadian Cable Consultants. Includes 75,000 shares of common stock beneficially owned upon exchange of securities

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

     exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company.

(13) All directors and executive officers as a group including beneficial ownership of common stock through the exercise of options or otherwise as of August 30, 2000 or within 60 days thereafter. Includes the Spouse Shares and the Trust Shares as to which shares Mr. Boujos disclaims beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On May 11, 2000, a change of control occurred with respect to the stock ownership of the company. The change of control occurred by a third party purchase of stock involving the transfer of an aggregate of 5,000,000 shares of the company's outstanding common stock to investors led by First Union Asset Management Ltd. ("First Union"). The controlling interest acquired by First Union was purchased in a private transaction for aggregate consideration of $500,000 that was paid in cash to two of the former controlling stockholders of the company, Messrs. Hugh Grenfal and Robert Jarva, in exchange for all of their respective shares of company common stock. The change of control was made in connection with the company's acquisition of Universe2U Inc., an Ontario corporation (the "Ontario Company"). Following the foregoing third party purchase of company common stock and as a condition of the company's acquisition of the Ontario Company, an aggregate of 4,000,000 shares of common stock was tendered to the company by First Union and cancelled by the company without payment and 250,000 shares of exchangeable securities of a wholly owned Ontario subsidiary of the company were issued to the stockholders of the Ontario Company in exchange for all of the outstanding stock of the Ontario Company
(the "Acquisition"). After giving effect to the foregoing transactions, Angelo Boujos, Josie Boujos, Andrew Eyres and William McGill (the "Principals") as a group held control of an aggregate of 695,622 shares of company common stock, at that date constituting approximately 41% of all outstanding shares of company common stock. Prior to the change in control, Messrs. Grenfal and Jarva controlled approximately 91% of the company's outstanding common stock and served as the company's sole directors and officers. In connection with the change of control, Messrs. Grenfal and Jarva appointed new directors and thereafter resigned as directors and officers of the company. To the knowledge of the company's current management, Messrs. Grenfal and Jarva in their respective capacities as directors and officers of the company did not have any disagreements with the company on any matter relating to the company's operations, policies or practices.

On May 15, 2000, The Board of Directors of the company authorized a dividend in the form of shares of company common stock, to be distributed to company stockholders of record as of the close of business on May 25, 2000 (the "Stock Dividend"). After giving effect to the Stock Dividend, such stockholders of record received 19 additional shares for each one share held at the record date (equivalent to a ratio of 20 shares of common stock for each one share of common stock held at the close of business on the record date).

On May 17, 2000, the company consummated the Acquisition of the Ontario Company and changed its name from Paxton Mining Corporation to Universe2U Inc.

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

The company issued 250,000 shares (5,000,000 shares after giving effect to the 19-for-1 stock dividend on May 25, 2000) of exchangeable securities of a wholly owned Ontario acquisition subsidiary of the company to the Principals in their separate capacity as stockholders of the Ontario Company in exchange for all of their respective outstanding stock of the Ontario Company (the "Acquisition Issuance"). Messrs. Boujos, Eyres, and McGill are key employees of the Ontario Company and Mr. and Ms. Boujos are spouses. In conjunction with the change of control and the Acquisition, Barry Herman, Michael I. Serotte, Anthony Palumbo, Kim Allen, Paul Pathak and Connie Colangelo were elected directors of the company and Mr. Angelo Boujos was elected chairman of the Board. For accounting purposes, the acquisition of the Ontario Company by Universe2U Inc. (formerly known as Paxton Mining Corporation), has been treated as a recapitalization, with the Ontario Company as the acquirer (a reverse acquisition). See, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the company's Financial Statements and Notes herein. The exchangeable securities issued in connection with the Acquisition are exchangeable at any time on a one-for-one basis for shares of company common stock.

Mr. Barry Herman, a director of the company, is President of First Union, a Bahamian corporation. First Union represented the investors who purchased the controlling interests in the company from Messrs. Grenfal and Jarva on May 11, 2000. Following the change in control, Mr. Herman was elected to the Board of Directors. The company and First Union entered into a Financial Consulting Agreement dated as of May 17, 2000 and amended as of July 25, 2000 (as amended, the "First Union Agreement"), that provides for First Union to act as an agent on behalf of the company with respect to a financing program undertaken pursuant to Regulation S of the Securities Act of 1933, as amended (the "Securities Act"). Mr. Barry Herman, a director of the company, is also President of Dominion Fixed Income Plus Fund Ltd., a Bahamian corporation that is also an investor in the company.

Mr. Angelo Boujos, Chairman of the company converted indebtedness of the company to him to common stock of the company. Prior to the acquisition of the Ontario company, Mr. Boujos had advanced approximately $429,000 to the Ontario company. Mr. Boujos entered into an agreement dated as of June 9, 2000 to convert all of such amount to 100,000 shares of common stock at a purchase price of $4.29 per share. After giving effect to (i) the reduction in outstanding shares due to the tender and cancellation of share ownership by First Union, (ii) the Acquisition Issuance, (iii) the Stock Dividend, and (iv) the conversion of pre-Acquisition loans by Mr. Boujos to the Ontario company, the common stock held by the Principals as a group constituted at such date a controlling interest of the company's outstanding common stock. See, "Principal Stockholders."

Effective as of May 31, 2000, the company, through a wholly-owned subsidiary incorporated pursuant to the laws of the Province of Ontario ("Subco"), completed the acquisition of CableTec Communications Inc. (formerly Bernie Tan Investments Inc.) ("CableTec"). Subco had entered into a definitive share purchase agreement to acquire CableTec on January 25, 2000 (the "Agreement"). Pursuant to the terms of the Agreement, Subco agreed to acquire all of the outstanding shares of CableTec in consideration for the payment of Cdn$1.5 million. The transaction was originally intended to close in February, 2000. The terms of the Agreement were amended in March and in

May, 2000 to, amongst other things, extend the closing date to May 31, 2000.
In addition, the Agreement was amended to grant Bernard Tanunagara, currently President of the company's CableTec Communications subsidiary, an option to acquire up to 200,000 common shares of the company at an exercise price of Cdn$7.50 per share (the "Option"). Effective as of May 31, 2000, the transaction was completed and the cash consideration of Cdn$1.5 million was paid, and the Option was granted, to Bernard Tanunagara.

The company has granted nonqualified stock options outside of the Equity Incentive Plan to certain of our personnel serving as officers and directors of the company at exercise prices below fair market value. Among such persons are the following, whose options vest and become exercisable as indicated below, except in the event of a change of control of the company in which case all of such options shall vest and become immediately exercisable:

 . Kim Allen, the company's CEO and a director of the company, was granted options on November 26, 1999 exercisable for 400,000 shares of common stock at a purchase price of $.01 per share, which options vest and become exercisable on November 26, 2001. Mr. Allen received a subsequent grant of options on May 5, 2000, exercisable for 500,000 shares of common stock, at a purchase price of $.01 per share, which options vest and become exercisable on June 9, 2001.

 . Michael Doll, Vice President of Business Development of the company's subsidiary, Canadian Cable Consultants, was granted options on December 21, 1999 exercisable for 200,000 shares of common stock at a purchase price of $.01 per share, which options vest and become exercisable on December 21, 2001.

 . Jeffrey Rosenthal, President of the company's subsidiary, Fiber Optics
  Corporation of Canada, was granted options on April 19, 2000, exercisable for an aggregate of 5,000 shares of common stock at a purchase price of $.01 per share, which options vest and become exercisable on April 19, 2002.

 . Vincent Ursini, Vice President, Finance, of the company's subsidiary, Canadian
  Cable Consultants, was granted options on February 28, 2000, exercisable for 10,000 shares of common stock at a purchase price of $.01 per share, which options vest and become exercisable on February 28, 2002.

 . Paul Pathak, a director of the company, was granted options on May 5, 2000 for services rendered in his capacity as legal counsel to the company, which options are exercisable for 50,000 shares of common stock at a purchase price of $.01 per share, which options vest and become exercisable on June 9, 2001.

 . Bernard Tanunagara, president of the company's subsidiary, CableTec
  Communications Inc., was granted options on May 31, 2000 for the purchase of 200,000 common shares of the company at an exercise price of Cdn$7.50 (approximately US$5.00) per share, which options vest and become exercisable on May 31, 2001.

 . John Slattery, Executive Vice President, Finance and Chief Financial Officer of the company, was granted options on July 31, 2000 for the purchase of 50,000 common shares of the company at an exercise price of $5.00 per share, which options vest and become exercisable on July 31, 2001.

In June 1999 Paxton Mining Corporation issued a total of 5,000,000 shares of restricted common stock to Hugh Grenfal and Robert Jarva, then serving as officers and directors of the company. This was accounted for as a compensation expense of $273,356 and advances and reimbursement expenses of $1,644.

DESCRIPTION OF CAPITAL STOCK

The following summary describes the material terms of our capital stock.
To fully understand the actual terms of the capital stock you should refer to our second amended and restated certificate of incorporation and our amended and restated bylaws. The summary does not give effect to the exercise of outstanding warrants or options to purchase common stock.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of common stock. There are currently 36,557,000 shares of common stock, issued and outstanding, giving effect to the exchange of all outstanding securities exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company. Upon the exercise of outstanding warrants for 420,000 shares of common stock and issued and outstanding options as of August 30, 2000, exercisable for an aggregate of 1,353,000 shares of common stock, there will be 38,330,000 shares of common stock issued and outstanding on a fully diluted basis. There are approximately 60 holders of record of our common stock as of August 30, 2000, including several institutions that the company believes hold their respective stock on behalf of client accounts in such institutions.

COMMON STOCK

Voting Rights. The holders of our common stock have one vote per share. Holders of our common stock are not entitled to vote cumulatively for the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority, or, in the case of the election of directors, by a plurality, of the votes cast at a meeting at which a quorum is present, voting together as a single class.

Dividends. Holders of common stock will share ratably in any dividends declared by our board of directors. Dividends consisting of shares of common stock may be paid to holders of shares of common stock.

Other Rights. Upon the liquidation, dissolution or winding up of Universe2U, all holders of common stock are entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

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

Preferred Stock. Our certificate of incorporation does not provide for the issuance of any preferred stock. We do not currently have plans to amend the certificate to permit issuance of preferred stock.

WARRANTS

In connection with a private placement of securities, we issued warrants to acquire up to 420,000 shares of common stock, which shares are being registered hereunder. The warrants have an exercise price of $5.00 per share of common stock, and are exercisable for a period of five years.

OPTIONS

As of December 31, 1999, options to purchase a total of 50,000 shares of common stock at a weighted average exercise price of $0.01 per share were outstanding, none of which options to purchase such shares have vested.

On June 9, 2000, our Board of Directors adopted the Equity Incentive Plan that provides for up to 1,500,000 shares of common stock to be granted in the future. No equity securities have been issued under the Equity Incentive Plan as of the date of this prospectus.

Since inception, the company has granted outstanding options exercisable as of August 30, 2000 for an aggregate of 1,353,000 shares of common stock at exercise prices ranging from $.01 per share to $5.00 per share.

REGISTRATION RIGHTS

The company has granted registration rights to certain holders of exchangeable securities and purchasers of company securities purchased in the company's private placement and has agreed to register for public sale up to an aggregate of 1,673,000 shares of common stock. The registration rights available to such stockholders will generally terminate when all shares owned by such parties may be sold under Rule 144 without registration. The company is obligated to cover substantially all of the costs and expenses of such registration. See, the company's Financial Statements and Notes herein.

INDEMNIFICATION MATTERS

In accordance with Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article IX of our by-laws provides that no director or officer of Universe2U be personally liable to Universe2U or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of distributions in violation of NRS Section 78.300, which provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by this chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the

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

full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, our amended and restated certificate of incorporation provides that if the Nevada Revised Statutes are amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director and/or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Article IX of our amended and restated by-laws provides for indemnification by Universe2U of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Universe2U if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Universe2U, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We have also entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expenses to each director and each such officer. We have also obtained directors and officers insurance against certain liabilities.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF NEVADA LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

Provisions of our certificate of incorporation and bylaws described below may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by our board of directors, including takeovers which particular stockholders may deem to be in their best interests. These provisions also could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a stockholder who desires subsequent to such purchases to participate in a business combination transaction with us or elect a new director to our board.

Director Vacancies and Removal. Our by-laws provide that vacancies on our board of directors may be filled for the unexpired portion of the term of the Director whose place is vacant by the affirmative vote of a majority of the remaining directors. Our by-laws provide that directors may be removed from office with or without cause by a majority vote of shareholders entitled to vote at an election of Directors. We do not elect a classified board.

Actions by Written Consent. Our by-laws provide that any action required or permitted to be taken by our stockholders or Directors at an annual or special meeting of stockholders or Directors may be effected without a meeting and may be taken or effected by a written memorandum of the respective stockholders or Directors, setting forth the action taken and signed by all the shareholders or Directors, as the case may be. Such consent may be by proxy or attorney, but all such proxies and powers of attorney must be in writing.

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

Special Meetings of Stockholders. Our certificate of incorporation and bylaws provide that a special meeting of stockholders may be called at any time by our President, board of directors, or a majority thereof. Our bylaws provide that only those matters included in the notice of the special meeting may be considered or acted upon at that special meeting unless otherwise provided by law.

Advance Notice of Director Nominations and Stockholder Proposals. Our bylaws include advance notice and informational requirements and time limitations on any director nomination or any new proposal which a stockholder wishes to make at an annual meeting of stockholders.

Amendment of the Certificate of Incorporation. As required by Nevada law, certain amendments to our certificate of incorporation must be approved by a majority of the outstanding shares entitled to vote with respect to such amendment.

Amendment of Bylaws. Our certificate of incorporation and bylaws provide that our bylaws may be amended or repealed by our board of directors or by the stockholders.

TRADING OF THE COMPANY'S COMMON STOCK ON THE OTC/BB SYSTEM

Our common stock is quoted for trading on the Over-The-Counter Bulletin Board (OTC/BB) under the symbol "UTOU."

NO PREEMPTIVE RIGHTS

No holder of any class of our stock has any preemptive right to subscribe for or purchase any kind or class of our securities.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

To date, there has been a limited public market for our common stock. No prediction can be made as to the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock. The market price of our common stock could drop due to sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

After giving effect to the exercise of outstanding warrants and exchange of securities exchangeable for shares of common stock of the company which were issued by an Ontario subsidiary of the company, the company will have 36,977,000 shares of common stock issued and outstanding. Of such issued and outstanding shares, the aggregate of 1,673,000 shares registered for resale

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

under this prospectus and 10,204,000 previously registered and issued shares will result in an aggregate of 11,877,000 shares of freely tradable common stock. The remaining 25,100,000 shares of common stock are "restricted securities" within the meaning of Rule 144 under the Securities Act.
The restricted securities generally may not be sold unless they are registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144 under the Securities Act.

In general, under Rule 144 as currently in effect, any person or persons whose shares are required to be aggregated, including any affiliate of ours, who has beneficially owned shares for a period of at least one year is entitled to sell, within any three-month period, commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

 . 1% of the then outstanding shares of common stock, which is expected to be approximately 365,000 shares upon the completion of this offering, or

 . the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of such sale on Form 144 is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to certain provisions relating to notice and manner of sale and the availability of current public information about us during the 90 days immediately preceding a sale.

Under Rule 144, a person who is not an affiliate of ours during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell such shares under Rule 144(k) without regard to the volume limitation and other conditions described above.

We intend to register on a registration statement on Form S-8 a total of 1,500,000 shares of common stock reserved for future issuance pursuant to the Equity Incentive Plan. The Form S-8 will permit the resale in the public market of shares so registered without restriction under the Securities Act.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for the company by Wuersch & Gering LLP.

EXPERTS

The financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Moore Stephens Cooper Molyneux LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

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ADDITIONAL INFORMATION

Effective June 15, 2000, the company appointed Moore Stephens Cooper Molyneux LLP ("Moore Stephens") as its independent public accountants. Moore Stephens replaced Williams & Webster, P.S. ("Williams & Webster") as the company's auditors. The company dismissed Williams & Webster effective June 15, 2000.
The change in independent public accountants was approved by the Board of Directors of the company. There were no disagreements with the former accountants during the company's fiscal year ending June 30, 1999 nor any subsequent period preceding the date of change. The Williams & Webster's report on the financial statements of the company for the year ended June 30, 1999, did not contain an adverse opinion or a disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern. During the term of Williams & Webster's engagement, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to the satisfaction of the former accountant, would have caused it to make reference to the subject matter of the disagreement in connection with its report. Prior to retaining Moore Stephens, the company had not consulted with Moore Stephens regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the company's financial statements nor with respect to any matter that was the subject of a disagreement with the company's prior accountants.

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                             DEFINITIONS OF TERMS

Asymmetric DSL or ADSL - offer an asymmetric speed of 192 to 8,192 Kbps
(8.2 Mbps) in the downstream direction and 64 to 1,088 Kbps (1.1 Mbps) in the upstream direction. This has been popular with the Internet since download speeds are more important than upload speeds. Because of distance limitation of the ADSL technology, providers were unable to provide the service to customers more than 18,000 feet (3.4 miles) from the central office.

Asynchronous Transfer Mode (ATM) - a high speed switching technology with the capability of transmitting different types of data, including voice and video. ATM service generally provides dedicated bandwidth ranging from 25 Mbps to 655 Mbps.

Bandwidth - the signaling rate possible for a given connection, expressed in bits per second. Bandwidth determines the rate at which date can travel over a physical medium. Bandwidth designations or categories are as follows:

Narrowband - Transmission rates less than 1.544 Mbps
Wideband - Transmission rates from 1.544 Mbps to 45 Mbps
Broadband - Transmission rates greater than 45 Mbps.

Bits per second (bps) - the volume of data transmission over time.
     . Kilobits per second (kbps) One thousand bits per second
     . Megabits per second (Mbps) One million bits per second
     . Gigabits per second (Gbps) One billion bits per second.

Broadband Capacity - in addition to the above definition, broadband capacity also refers to that application where the Utility owned fiber is connected into the customer premises and the transmitting and receiving equipment is also installed and maintained by the Utility. The agency/customer leases a share of capacity on the broadband circuit. This application is also referred to as "lit" fiber.

Cable modems - technology requires significant upgrades to become bi-directional and can provide speeds of 10,000 Kbps for multiple users in a neighborhood to 36 megabits per second. Cable users are also `always on' such as xDSL connections. Although initially such services provide rapid connections, the speed slows down as additional adjacent customers sign on. If cable companies have not invested in technology to provide bi-directional service, their downstream direction speed is 10,000 Kbps, but upward speed is 64 to 128 Kbps.

Central Office - a switching facility with equipment and operating arrangements capable of terminating and interconnecting user lines and/or trunk lines. Typically, the location of operator services equipment. This facility is also referred to as a switch.

Coaxial Cable - a transmission cable with a central solid wire surrounded by insulation. A braided-wire conductor sheath covers the insulation and a plastic jacket surrounds the sheath. Normally used for video or cable television signal transmission.

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Competitive Access Provider (CAP) - a carrier that concentrates on exchange access, in competition with ILECs, or carriage between interexchange carrier
(IXC) points of presence. CAPs are not required to assume carrier of last resort obligations and need not serve the same geographic area as ILECs. Most CAPs have evolved into CLECs and provide local exchange service as well as exchange access service.

Competitive Local Exchange Provider (CLEC) - a Local Exchange Provider (LEC) that is not an incumbent local exchange provider (ILEC). A carrier that provides exchange and/or exchange accesses services to users in competition with the ILEC.

Dark Fiber - unused fiber optic cable through which no light (signal) is transmitted. Dark fiber owned and maintained by the Utility is leased to a customer and the customer provides and maintains the transmission and receiving electronic equipment (the "electronics) necessary to transmit and receive voice, data, and/or video signals.

Digital Broadcast Satellite - technology is resold by phone companies and offers two downstream speeds of 200 Kbps or 400 Kbps and upstream speeds of 64 Kbps or 128 Kbps. The downstream bandwidth is shared between multiple users. This technology is popular among remote users who do not have access to wireline broadband technologies such as DSL or cable modems.

DS 1-4 (Digital Services 1-4) - the connection services offered by the telephone companies through T- carriers, more commonly known as T-1, T-2, T-3, and T-4.

Service               T-Carrier         Voice Channels*       Rate (Mbps)
-------               ---------         --------------        -----------
DS-1                     T-1                   24                1.544
DS-2                     T-2                   96                6.312
DS-3                     T-3                  672               44.736
DS-4                     T-4                 4032              274.176

* A voice channel is 64 Kbps, a regular phone line.

Ethernet - the most commonly used type of Local Area Network environment, with common operating speeds of 10 Mbps and 100 Mbps. Ethernet uses "multiple access with collision detection" discipline.

Ethernet Switch - a switch that reads the destination addresses in an Ethernet data packet and directs the packet to the proper destination port. This capability increases the volume of information traffic that can be transmitted on the network at one time. A standard switch repeats all incoming traffic across all network ports regardless of intended destination.

Fiber Optic Cable - the cable is made up of the following components:
Sheath  - the protective covering of the cable that house the buffer tubes.

Buffer Tube - a tube inside the sheath that contains multiple fiber strands, usually 8-12.

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

Fiber Strand - the glass core surrounded by glass cladding surrounded by a plastic coating. The diameter of the complete fiber is generally less than the diameter of a human hair.

Fiber - relies on light energy rather than electricity to communicate information. Fiber can carry the same kinds of signals as satellites with greater speed and less distortion at less expense. Since the data is transmitted as light waves instead of electrical pulses, such data is immune to the electrical interference that causes static and distortion in electronic systems. Two types of fiber exist: single-mode and multi-mode. Single has a smaller core and is less susceptible to dispersion of its light signal requiring fewer amplifiers along a path but it is more difficult to terminate and therefore not the best answer for local networks. Fiber uses optical amplifiers, transmitters, and receivers. Dark fiber is fiber without the transmitters, receivers, or associated electronics attached to them by CPAU, making the fiber less expensive. The service provider is then free to attach the voice, data, or video equipment of their choice to light the fiber and transmit information between locations.

The following applications require the following bandwidth:
     . Analogue phone: around 10 kilobits/second (kb/s)
     . Digital videophones: up to 100 kb/s
     . Integrated video-conferencing, full motion video: up to 1 megabit/second
       (Mb/s)
     . Desktop video-conferencing: up to 10 Mb/s
     . Visualization: up to 100 Mb/s

Fractional T-1 - a portion of a T-1, (i.e. less than 24 channels). A full T-1 consists of 24 64 Kbps channels. Most home telephone lines are 64 Kbps.

Frame Relay - a packet based networking mechanism that allocates dedicated resources between ends in order to provide bandwidth on demand.

G.lite DSL or Splitterless DSL - offers an asymmetric speed of 192 to 1,544 Kbps in the downstream direction and 64 to 512 Kpbs in the upstream direction.

High Speed DSL or HDSL - offers a symmetric speed of 1,544 Kbps in both directions just like a T1 line but less expensive than T1 lines. Beyond 3 miles of central office (or 5 km), this technology is technically challenging. The final step in the evolution of the public telephone network will be the integration of voice, high-speed data transmission, and video into a single network. This is referred to as a `broadband network' because of its ability to deliver services that require a broad range of communication frequencies or bands. Broadband applications include television programming, picture phones, high-quality color graphics, and high-resolution medical images.

Local Multipoint Distribution Service or LMDS - wireless technology with varying speeds depending on the number of cell sites and the capacity of each cell site. The bandwidth is shared in both directions. Biggest challenge is roof rights for installing microwave receivers.

Hop - a routing term that refers to the number of times data travels through a router before reaching its destination.

Integrated Service Digital Network (ISDN) - a type of network service offered by the phone companies that allows both voice and digital services to be combined over a single phone service line (twisted pair). ISDN services are delivered over standard telephone line at 128Kbps.

Interexchange Carrier (IXC) - also known as a long distance carrier.

Internet Protocol (IP) - a network layer protocol that contains addressing information and some control information to allow information packets to be routed across the Internet (an internetwork).

Internet Service Provider (ISP)- a company that provides direct access to the Internet (as opposed to an Online Service like America Online or CompuServe).

ISDN DSL or IDSL - offers a symmetric speed of 128 Kbps in both direction just like an ISDN line but cheaper than ISDN.

Leased Line - a permanent circuit provided by the phone company. Communication on this line is not established by dialing and is normally configured as a direct point-to-point connection. A T-1 connection is an example of a leased line.

Lit Fiber refers to the fiber as well as the equipment connected to the points of termination. Two types of optical fibers are in use in the market today: single and multi mode:

     . Single mode optical fibers have a small diameter with respect to the frequency of the "light" that is used in them. In single mode fibers, the light is constrained to travel in only one transverse path from transmitter to receiver. This process requires precision in the alignment of the light emitting devices at points where light enters the fiber. This precision results in higher transmitter/receiver costs than multi mode fiber systems. Single mode fibers are capable of bandwidths up to 100 Gigahertz.

     . Multi mode optical fibers have much wider core diameters than single mode fibers. They allow light to enter at various angles and bounce off of core boundaries as light propagates from transmitter to receiver. Multi mode fibers are capable of maximum bandwidths between 1-2 Gigahertz

Local Exchange Carrier (LEC) - a telecommunications carrier that provides exchange and/or exchange access services.

Multimode Fiber - a type of fiber capable of transmitting multiple optical signals; usually selected for short haul networks (less than 2 km). Core diameter is approximately 62 microns.

Multiplexer - a device used to combine data transmitted from many low-to-medium speed devices or more high-speed paths for re-transmission. Multiplexing techniques include time division, frequency division, statistical time division, and wavelength division. A multiplexer may also be called a mux or a concentrator.

Network Management - the function of controlling and operating a network in an efficient manner. Network management is divided into five management categories: performance, fault, accounting, security, and configuration.

Network Operations Center (NOC) - the central location for the management, operating and monitoring equipment supporting a complex high-speed telecommunications network. All network fiber circuits pass through the NOC. Location for multiplexers, routers and switches necessary to support, direct and monitor network traffic management. Multiple providers may connect at a NOC.

Packet - a group of bits comprised of address, data, and control information that is combined and transmitted as one unit. The terms frame and packet are often used synonymously.

Point of Presence (POP) - the location where telecommunications traffic is handed off to another carrier. A POP may be a building, a switch, or some location outside of a building. A POP serves as a connection point to long distance carrier fiber (e.g., Sprint, AT&T, etc.)

Private Line - a circuit, facility, or the capacity dedicated to a single customer's use and not part of a public switched network.

Protocol - the rules that determine and govern how information is routed or flows in a network. Protocol determines the format, timing, and error correction for network data traffic.

Router - determines which of multiple available network paths data will follow. In an IP based network, the router reads the IP destination address to determine the route.

Singlemode Fiber - a type of fiber usually used for high bandwidth, longer haul networks (greater than 2 km). Core diameter is approximately 8 microns.

Switch A network hardware device that allows for organization and routing of data by destination and predetermined rules. A switch is an intelligent device that can check transmitted data for errors, direct data to appropriate networks, and translate data into various formats.

Synchronous Optical Network (SONET) - a high-speed fiber optic based network used to interconnect high-speed networks. SONET carries information 50 times faster those T-3 rates with a higher quality signal. SONET multiplexes low speed lines onto high-speed trunk lines. SONET levels range from OC-1 to OC-192 as follows:

           SONET Level                 Maximum Bandwidth
           -----------                 -----------------
           OC-1                           51.84 Mbps
           OC-3                           155.52 Mbps
           OC-12                          622.08 Mbps
           OC-48                         2488.33 Mbps
           OC-192                        9953.28 Mbps

Synchronous Transmission - a way of transmitting data, which uses timing to control the transmission.

Symmetric DSL or SDSL - offers a symmetric speed of 768 Kbps in both directions.

Very high-speed DSL or VDSL - offer asymmetric or symmetric speed of up to 52,000 Kbps. This is sometimes used to replace fiber line to the service provider's fiber hub.

Topology - the physical structure and organization of a network. Common topologies included ring and star.

Transport Layer - the fourth layer in the seven-layer OSI model. This layer specifies the end-to-end delivery of data and detects transmission errors.

Twisted Pair - a transmission media consisting of two copper wires that are arranged together in a precise spiral pattern. The pattern is important in order to minimize interference from adjoining wires. Twisted pair is the typical medium used for most telephone and data service connections.

T1 - a data transfer rate of 1.544 Mbps.  Also, see DS-1 service.
Wide Area Network  - a network that is made up of multiple local area networks
(LAN) that may span a large geographic distance.


                                   ACRONYMS


Acronym             Terminology
-------             -----------
ADM                 Add Drop Multiplexer
ADSL                Asymmetric Digital Subscriber Line
AM/FM               Automated Mapping Facilities Management
AMR                 Automated Meter Reading
ATM                 Asynchronous Transfer Mode
BRI                 Basic Rate Interface
CATV                Cable Television
CIS                 Customer Information System
CLASS               Custom Local Area Signaling Services
CLEC                Competitive Local Exchange Carrier
CO                  Central Office
CPE                 Customer Premise Equipment
CRTC                Canadian Radio-television and Telecommunications Commission
DA                  Distribution Automation
DS                  Digital Signal
DSM                 Demand Side Management


Acronym             Terminology
-------             -----------
DTMF                Dial Tone Multi-Frequency
EBO                 Early Buy Out
FMV                 Fair Market Value
FTP                 File Transfer Protocol
GIS                 Geographic Information System
GRU                 Gainesville Regional Utilities
HDT                 Host Digital Terminal
HFC                 Hybrid Fiber-Coaxial
ICN                 Integrated Community Networks
ILEC                Incumbent Local Exchange Carrier
IP                  Internet Protocol
ISDN                Integrated Service Digital Network
ISP                 Internet Service Provider
IXC                 Inter-exchange Carrier
IXC                 Interexchange Carrier
LAN                 Local Area Network
LEC                 Local Exchange Carrier
MUX                 Multiplexing
NOC                 Network Operations Center
NPV                 Net Present Value
OAM&P               Operations, Administration, Maintenance and Provisioning
OC                  Optical Carrier
OSS                 Operation Service System
PBX                 Private Branch Exchange
PCS                 Personal Communications Service
PEG                 Public Access, Education and Government institutions
POP                 Point of Presence
POTS                Plain Old Telephone Service
PRI                 Primary Rate Interface
SCADA               System Control and Data Acquisition
SMTP                Simple Mail Transfer Protocol
SONET               Synchronous Optical Network
STS                 Synchronous Transport Signal
TBM                 Transport Bandwidth Manager
VPN                 Virtual Private Network
VT                  Virtual Tributary
WDM                 Wave Division Multiplexing

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form SB-2 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.
We intend to furnish to our stockholders annual reports containing audited financial statements for each fiscal year.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC- 0330 for further information on the operation of the public reference facilities.

                        UNIVERSE2U INC. and subsidiaries

                          Index to Financial Statements


                                                                           Page
                                                                           ----

Universe2U Inc. Unaudited Interim Combined Financial Statements
         As of June 30, 2000                                                F-2

Review Engagement Report Of Independent Public Accountants                  F-3

Universe2U Inc. Combined Financial Statements for
         December 31, 1999 and 1998                                         F-18

Universe2U Inc. (formerly Paxton Mining Corporation) Unaudited
         Pro Forma Consolidated Financial Statements for
         March 31, 2000 and December 31, 1999                               F-37

Bernie Tan Investments Inc. o/a CableTec Unaudited Financial
         Statements as of March 31, 2000                                    F-42

Bernie Tan Investments Inc. o/a CableTec Financial Statements
         As of December 31, 1999                                            F-52

                                Universe2U Inc.

                Unaudited Interim Combined Financial Statements

                                 June 30, 2000

                          (expressed in U.S. dollars)

                      MOORE STEPHENS COOPER MOLYNEUX LLP
                             CHARTERED ACCOUNTANTS

8th Floor, 701 Evans Avenue                         Telephone: (416) 626-6000
Toronto, Ontario                                    Facsimile: (416) 626-8650
Canada  M9C 1A3                                     E-mail: info@mscm.ca


                           Review Engagement Report


To the Shareholders of
Universe2U Inc.

We have reviewed the interim balance sheet and statement of deficit of Universe2U Inc. as at June 30, 2000, the interim statement of operations for the six month period then ended and the statement of cash flows for the six month period then ended. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles in the United States.


                                   Signed:  "Moore Stephens Cooper Molyneux LLP"


                                              Chartered Accountants

Toronto, Ontario
August 21, 2000

Universe2U Inc.
--------------------------------------------------------------------------------

Unaudited Interim Combined Balance Sheet
June 30, 2000
(expressed in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------

Assets
    Current assets
    Cash and cash equivalents                                                                                       $       158,511
    Accounts receivable (net of allowance for doubtful accounts of $49,444)                                               1,098,896
    Prepaid expenses and deposits                                                                                           120,801
    Due from employee                                                                                                        61,001
--------------------------------------------------------------------------------------------------------            ---------------
                                                                                                                          1,439,209
    Future income taxes                                                                                                     354,312
    Capital assets (at cost less accumulated amortization of $444,135)                                                    1,399,225
--------------------------------------------------------------------------------------------------------            ---------------
                                                                                                                    $     3,192,746
========================================================================================================            ===============
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                                                                        $     1,378,614
    Income taxes payable                                                                                                    117,023
    Current portion of capital lease obligation                                                                              15,043
    Current portion of long-term debt (note 5)                                                                              282,321
--------------------------------------------------------------------------------------------------------            ---------------
                                                                                                                          1,793,001
    Future income taxes                                                                                                       8,744
    Obligation under capital lease                                                                                           30,778
    Long-term debt (note 5)                                                                                                  21,273
--------------------------------------------------------------------------------------------------------            ---------------
                                                                                                                          1,853,796
--------------------------------------------------------------------------------------------------------            ---------------
Commitments and contingencies (note 10)                                                                                           -
--------------------------------------------------------------------------------------------------------            ---------------

Shareholders' equity
    Share capital (note 6)
    Authorized:  100,000,000 Common shares, $0.00001 par value
    Issued and outstanding:  36,357,000 Common shares                                                                           363
    Additional paid in capital (net of share issuance costs of $140,487)                                                  2,598,049
    Accumulated other comprehensive (loss)                                                                                  (38,900)
    Deficit                                                                                                              (1,220,562)

--------------------------------------------------------------------------------------------------------            ---------------
                                                                                                                          1,338,950
--------------------------------------------------------------------------------------------------------            ---------------
                                                                                                                    $     3,192,746
========================================================================================================            ===============

The accompanying notes are an integral part of these combined financial statements.

Universe2U Inc.
--------------------------------------------------------------------------------

Unaudited Interim Combined Statement of Deficit
for the six month period ended  June 30, 2000
(expressed in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           2000                1999
---------------------------------------------------------------------------------------------------------------     ---------------
Deficit, beginning of period                                                                   $      (466,263)     $       (39,540)

    Net loss for the period                                                                           (754,299)            (194,502)

---------------------------------------------------------------------------------------------------------------     ---------------
Deficit, end of period                                                                         $    (1,220,562)     $      (234,042)

===============================================================================================================     ===============

The accompanying notes are an integral part of these combined financial statements.

Universe2U Inc.
--------------------------------------------------------------------------------

Unaudited Interim Combined Statement of Operations
for the six month period ended  June 30, 2000 and June 30, 1999
(expressed in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          2000                 1999
--------------------------------------------------------------------------------------------------------------      ---------------
Revenue                                                                                        $     2,601,359      $       229,435
--------------------------------------------------------------------------------------------------------------      ---------------
Cost of sales
    Wages and subcontract                                                                              811,165              140,550
    Materials                                                                                          564,068               16,545
    Equipment lease and maintenance                                                                     92,737               34,096
    Amortization                                                                                        41,957               29,644
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                     1,509,927              220,835
--------------------------------------------------------------------------------------------------------------      ---------------
Gross profit                                                                                         1,091,432                8,600
--------------------------------------------------------------------------------------------------------------      ---------------
Expenses
    Salaries and wages                                                                                 587,002               86,969
    Stock option compensation                                                                          462,761                    -
    Financing fees                                                                                     142,752                    -
    Professional fees                                                                                  199,255               28,167
    Auto and travel                                                                                    111,121               23,672
    Office and general                                                                                  81,259                7,687
    Advertising and promotion                                                                           80,321                9,668
    Rent and utilities                                                                                  75,185               10,531
    Interest and other charges                                                                          57,666               17,062
    Bad debts                                                                                           49,484                    -
    Telephone                                                                                           48,449                9,934
    Consulting fees                                                                                     28,632               15,160
    Insurance                                                                                           26,327               11,062
    Interest expense - related parties (note 4)                                                         10,679               19,850
    Amortization                                                                                        35,076               21,247
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                     1,995,969              261,009
--------------------------------------------------------------------------------------------------------------      ---------------
Income before provision for income taxes                                                              (904,537)            (252,409)

    Income tax (benefit)                                                                              (150,238)             (57,907)

--------------------------------------------------------------------------------------------------------------      ---------------
Net loss for the period                                                                        $      (754,299)     $      (194,502)

==============================================================================================================      ===============
Net loss per share - basic and fully diluted                                                   $         (0.02)     $         (0.01)

==============================================================================================================      ===============
Weighted average shares outstanding                                                                 35,402,204           35,204,000
==============================================================================================================      ===============

The accompanying notes are an integral part of these combined financial statements.

Universe2U Inc.
--------------------------------------------------------------------------------

Unaudited Interim Combined Statement of Cash Flows
for the six month period ended June 30, 2000
(expressed in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          2000                 1999
--------------------------------------------------------------------------------------------------------------      ---------------
Cash flow from operating activities
    Net loss for the period                                                                    $      (754,299)     $      (194,502)

    Items not affecting cash
        Amortization                                                                                    77,033               50,891
        Stock option compensation                                                                      462,761                    -
        Imputed interest                                                                                10,679                    -
        Future income taxes                                                                           (220,972)             (49,331)

--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                      (424,798)            (192,942)

    Other sources (uses) of cash from operations
        (Increase) decrease in accounts receivable                                                    (608,662)             163,075
        (Increase) in due from employee                                                                (61,001)                   -
        Decrease (increase) in inventory                                                                39,493              (38,961)
        Decrease (increase) in prepaid expenses and deposits                                             8,376                 (382)
        Increase (decrease) in accounts payable and accrued liabilities                                932,550              (24,812)
        Increase in income taxes payable                                                               117,023                    -
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                         2,981              (94,022)
--------------------------------------------------------------------------------------------------------------      ---------------
Cash flow from investing activities
    Purchase of capital assets                                                                      (1,030,702)            (197,437)
--------------------------------------------------------------------------------------------------------------      ---------------
Cash flow from financing activities
    Net advances (repayments) on long-term debt                                                         (2,255)             166,712
    Net proceeds from issue of share capital                                                         1,281,758                    -
    Decrease in bank indebtedness                                                                      (57,092)             (10,044)
    (Decrease) increase in due to related parties                                                      (58,045)             149,241
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                     1,164,366              305,909
--------------------------------------------------------------------------------------------------------------      ---------------
Effect of exchange rate changes on cash                                                                 21,866              (14,450)
--------------------------------------------------------------------------------------------------------------      ---------------
Increase in cash                                                                                       158,511                    -
Cash and cash equivalents, beginning of period                                                               -                    -
--------------------------------------------------------------------------------------------------------------      ---------------
Cash and cash equivalents, end of period                                                       $       158,511      $             -
==============================================================================================================      ===============
Supplemental cash flow information
    Cash paid during the period for:
       Income taxes                                                                            $        26,794      $             -
       Interest                                                                                $        20,538      $        17,062
==============================================================================================================      ===============

The accompanying notes are an integral part of these combined financial statements.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

1.    Basis of Presentation
--------------------------------------------------------------------------------

      The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included. Results for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000. For further information, refer to the combined financial statements and footnotes thereto included in Universe2U Inc.'s ("the Company") Form 8-K filed on July 24, 2000 for the year ended December 31, 1999.

      On May 17, 2000, Universe2U Inc. (Nevada) (formerly Paxton Mining Corporation) issued 250,000 shares for 100% of the shares of Universe2U Inc. (Ontario). For accounting purposes, the acquisition is being recorded as a recapitalization of Universe2U Inc. (Ontario), with Universe2U Inc. (Ontario) as the acquiror. The 250,000 shares issued are treated as issued by Universe2U Inc. (Nevada) for cash and are shown as outstanding for all periods presented in the same manner as for a stock split. Prior to the acquisition there were 5,510,200 shares outstanding in Universe2U Inc. (Nevada). In addition, the recapitalization reflects 4,000,000 shares tendered for cancellation and the declaration of a stock dividend on a 19 to 1 basis, representing 33,443,800 shares, which formed part of the acquisition transaction. The combined financial statements of the Company reflect the results of operations of Universe2U Inc. (Nevada) and Universe2U Inc. (Ontario) from May 17, 2000 to June 30, 2000. The combined financial statements prior to May 17, 2000 reflect the results of operations and financial position of Universe2U Inc. (Ontario). Pro forma information on this transaction is not presented as, at the date of this transaction, Universe2U Inc. (Nevada) is considered a public shell and accordingly, the transaction will not be considered a business combination.

      On May 31, 2000, the Company acquired all of the outstanding shares of Cabletec Communications Inc. ("Cabletec") (formerly Bernie Tan Investments Inc.), a company involved in underground excavation and cable installation activities, for cash consideration of $1,500,000 Cdn and stock options to purchase 200,000 shares at a price of $7.50 Cdn. This transaction was accounted for under the purchase method of accounting. The total cost of the acquired net assets was $1,500,000 Cdn, which was equal to the purchase price of the Cabletec stock. The results of operations of the acquired entity are included in the accompanying financial statements since the date of acquisition.


2.    Basis of Combination
--------------------------------------------------------------------------------

      These unaudited financial statements have been prepared on a combined basis and not on a consolidated basis due to the reorganization of the corporate structure which was effective April 1, 1999. Prior to the exchange, the subsidiaries were controlled by a group that subsequently controls the Company. These financial statements have been presented on the basis that the present share structure existed from the date of incorporation of each subsidiary.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

2.    Basis of Combination - continued
--------------------------------------------------------------------------------

      These financial statements have been prepared on a combined basis and include the following 100% owned subsidiarys' assets and liabilities as well as the revenues and expenses arising from their respective incorporation or acquisition dates:
      F.O.C.C. Fiber Optics Corporation of
         Canada Inc.                        -  incorporated on August 17, 1998
      Canadian Cable Consultants Inc.       -  incorporated on September 2, 1998
      Photonics Engineering and Design Inc. -  incorporated on December 23, 1998
      Coastal Network Services Inc.         -  incorporated on September 2, 1999
      Multilink Network Services Inc.       -  incorporated on September 9, 1999
      Universe2U Inc. (Nevada)              -  incorporated on April 1, 1999
      Cabletec Communications Inc.          -  acquired on May 31, 2000
      Universe2U Right-of-Ways Agency Inc.  -  incorporated on June 23, 2000


3.    Foreign Exchange
--------------------------------------------------------------------------------

      The Company's Canadian operations are self-sustaining and therefore their assets and liabilities are translated into U.S. dollars, the basis of presentation of these financial statements, using the period end rate of exchange. Revenue and expenses of such operations are translated using the average rate of exchange for the period. The related foreign exchange gains and losses arising on translation of the Company's Canadian operations are included in shareholders' equity until realized.


4.    Transactions with Related Parties
--------------------------------------------------------------------------------

      During the period, the Company imputed interest of $10,679 (1999 - interest paid of $19,850) to officers and directors on advances made to the Company and management fees of $ nil (1999 - $68,229) to officers and directors for services provided to the Company. Interest was waived by the officers and directors in the current period.
      On June 9, 2000, the Board of Directors adopted a resolution to convert a loan of $428,968 previously made by a shareholder of the Company into 100,000 common shares of the Company.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------

5.   Long-Term Debt
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                             2000              1999
-----------------------------------------------------------------------------------------------------------------       -----------
     Promissory note bearing interest at prime plus 3% per annum with monthly principal repayments of $1,449 plus interest, maturing in January 2009, secured by a general security agreement and
     a limited guarantee by an officer and director of the Company;                                  $    144,739       $   163,704

     Promissory note bearing interest at prime plus 2.5% per annum with monthly principal repayments of $2,875 plus interest, maturing in May 2004, secured by a general security agreement and a
     limited guarantee by an officer and director of the Company;                                         129,452           165,187

     Term loan bearing interest at 8.9% per annum, with monthly principal and interest payments of
     $345, maturing in October 2004, secured by the vehicle;                                               14,531                 -

     Term loan bearing interest at 1.9% per annum, with monthly principal and interest payments of
     $473, maturing in November 2002, secured by the vehicle;                                              14,872                 -
-----------------------------------------------------------------------------------------------------------------       -----------
                                                                                                          303,594           328,891
      Less:  Current portion                                                                              282,321            32,878
-----------------------------------------------------------------------------------------------------------------       -----------
                                                                                                     $     21,273       $   296,013
=================================================================================================================       ===========

      The month end prime rate as at June 30, 2000 was approximately 7.5% (1999
      - 6.25%).

      The promissory notes payable represent government assisted Small Business Loans that became payable once the Company became publically owned. As a result of the reverse acquisition on May 17, 2000, the notes became due on demand and are therefore classified as current liabilities in the current period.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

6.    Share Capital

      Stock options

      The Company has in effect a Stock Option Plan ("the Plan") that provides for the potential grant of options to directors and employees. The terms of the awards under the Plan are determined by a Board appointed committee. The Company accounts for stock-based compensation under the provisions of APB No. 25 "Accounting for Stock Issued to Employees" and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options or service period, whichever is shorter, and was $462,761 for the period (1999 - $ nil). In accordance with FAS No. 123, "Accounting for Stock-Based Compensation", the fair value of each fixed option granted is estimated on the date of grant using the Black-Scholes option pricing model, as follows:


      Option assumptions
                                                                                         2000                 1999
      ---------------------------------------------------------------------------------------          -----------

      Dividend yield                                                                        -                    -
      Expected volatility                                                                 75%                    -
      Risk free interest rate                                                            5.2%                    -
      Expected option term                                                                5.0                    -
      Fair value per share of options granted                                           $4.99                    -
      ---------------------------------------------------------------------------------------          -----------

      Compensation expense recorded under FAS No. 123 would have been approximately $462,975 in 2000 (1999 - $ nil), reducing earnings per share by a nominal amount in 2000 (1999 - $ nil).

      As at June 30, 2000, details of options outstanding were as follows:


                                                             Outstanding                               Exercisable
      ------------------------------------------------------------------------------------------------------------
                                                        weighted average                          weighted average
                                             number       exercise price               number       exercise price
      ------------------------------------------------------------------------------------------------------------
      June 30, 1999                               -      $             -                    -      $             -
         Granted                            600,000      $          0.01                    -                    -
      ------------------------------------------------------------------------------------------------------------
      December 31, 1999                     600,000      $          0.01                    -      $             -
         Granted - first quarter             47,000      $          0.01                    -                    -
         Granted - second quarter           887,000      $          1.59                    -                    -
      ------------------------------------------------------------------------------------------------------------
      June 30, 2000                       1,534,000      $          0.92                    -      $             -
      ------------------------------------------------------------------------------------------------------------

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

6.    Share Capital - continued
--------------------------------------------------------------------------------
      As at June 30, 2000, stock options expire as follows:
--------------------------------------------------------------------------------

                                                 number           exercise            number
                                            outstanding              price       exercisable
--------------------------------------------------------------------------------------------
      2004                                      600,000      $        0.01                 -
      2005                                      280,000      $        5.00                 -
      2005                                      654,000      $        0.01                 -
--------------------------------------------------------------------------------------------
                                              1,534,000
--------------------------------------------------------------------------------------------

Continuity of stockholders' equity

------------------------------------------------------------------------------------------------------------------
                                                                     accumulated
                                                                     other comp-
                                      common stock     paid in         rehensive
                                     shares amount     capital     income (loss)          deficit            total
------------------------------------------------------------------------------------------------------------------
      Recapitalization
        as a result of merger
        (see Note 1)             35,204,200  $352      $43,528                -                -           $43,880
------------------------------------------------------------------------------------------------------------------

      Net loss for the year               -     -            -                -          (39,540)          (39,540)
      Exchange differences                -     -            -           10,228                -            10,228
------------------------------------------------------------------------------------------------------------------

      Total comprehensive
         (loss)                           -     -            -           10,228          (39,540)          (29,312)
      Imputed interest                    -     -        3,672                -                -             3,672
------------------------------------------------------------------------------------------------------------------

      December 31, 1998          35,204,000  $352       47,200           10,228          (39,540)           18,240
------------------------------------------------------------------------------------------------------------------

      Net loss for the year               -     -            -                -         (426,723)         (426,723)
      Exchange differences                -     -            -          (27,319)               -           (27,319)
------------------------------------------------------------------------------------------------------------------

      Total comprehensive
         (loss)                           -     -            -          (27,319)        (426,723)         (454,042)
      Stock option
        compensation                      -     -       20,267                -                -            20,267
------------------------------------------------------------------------------------------------------------------

      December 31, 1999          35,204,000   352       67,467          (17,091)        (466,263)         (415,535)
------------------------------------------------------------------------------------------------------------------

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

6.    Share Capital - continued
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
      December 31, 1999          35,204,000   352       67,467          (17,091)         (466,263)        (415,535)
------------------------------------------------------------------------------------------------------------------

      Net loss for the period             -     -            -                -          (754,299)        (754,299)
      Exchange differences                -     -            -          (21,809)                -          (38,900)
------------------------------------------------------------------------------------------------------------------

      Total comprehensive
         (loss)                           -     -            -          (21,809)         (754,299)        (793,199)
      Conversion of
         debentures                 833,000     8      668,665                -                 -          668,673
      Conversion of share-
         holder advances            100,000     1      428,967                -                 -          428,968
      Private placement             220,000     2      959,510                -                 -          959,512
      Stock option
         compensation                     -     -      462,761                -                 -          462,761
      Imputed interest                    -     -       10,679                -                 -           10,679
------------------------------------------------------------------------------------------------------------------

      June 30, 2000              36,357,000  $363   $2,598,049         $(38,900)      $(1,220,562)      $1,338,950
------------------------------------------------------------------------------------------------------------------

7.    Information on Operating Segments
--------------------------------------------------------------------------------

      General description

      The Company's subsidiaries are organized into operating segments based on the nature of products and services provided and into geographical segments based on the location of customers. The Company's operations can be classified into four reportable operating segments; Fiber Construction and Maintenance Services ("FC&MS"), Fiber Network and System Engineering and Design ("FN&SED"), Sales and Marketing ("S&M"), and Network Services ("NS") and also into two reportable geographic regions; Canada and the United States.

      The FC&MS segment is responsible for building and maintaining the telecom infrastructure including long-haul network builds, regional networks, community networks, and in-building networks. The focus is on physical infrastructure to support telecommunications encompassing fiber, wireless and copper based telecommunications.

      The FN&SED segment is responsible for all engineering and design activities including permits, designs, mapping, GIS, structural design, engineered drawings, network design, equipment specifications, research and development and the securing and perfecting of rights of ways.

      The S&M segment is responsible for all direct sales which involves the sale of telecom infrastructure products to telecommunication companies, telecommunication services on behalf of telecommunications companies and services on behalf of the right of way owners. The segment also acts as broker for sales of rights of ways.

      The NS segment is a support service for the other operating segments.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

7.    Information on Operating Segments - continued
--------------------------------------------------------------------------------
      The accounting policies of the segments are the same as those described in the Company's historical financial statements. The Company evaluates financial performance based on measures of gross revenue and profit or loss from operations before income taxes. The following tables set forth information by operating segment as at, and for the six month period ended June 30, 2000 and the six month period ended June 30, 1999.

      Operating segments

      Information by operating segment as at and for the three month period ended June 30, 2000:
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                       FC&MS             FN&SE               S&M               NS            Total
------------------------------------------------------------------------------------------------------------------
      Revenue                  $   1,561,460           382,911           611,700           45,048    $   2,601,119
      Interest expense         $      20,296             6,765            10,385              133    $      37,579
      Amortization of
         capital assets        $      43,596            14,422             4,767           14,248    $      77,033
      Loss before
         income taxes          $    (277,278)          188,885           (24,889)         (12,614)   $    (125,896)
      Total assets             $   1,349,483           142,256           336,129        1,125,391    $   2,953,259
      Capital assets           $     433,651           126,779            40,679          797,854    $   1,398,963
------------------------------------------------------------------------------------------------------------------
      Reconciliations to combined results as at and for the six month period ended June 30, 2000:
------------------------------------------------------------------------------------------------------------------
                                                               Segmented            Corporate                Total
------------------------------------------------------------------------------------------------------------------
      Revenue                                            $     2,601,119      $           240      $     2,601,359
      Loss before income taxes                           $      (125,896)     $      (778,641)     $      (904,537)
      Total assets                                       $     2,953,259      $       239,487      $     3,192,746
------------------------------------------------------------------------------------------------------------------
      Information by operating segment as at and for the six month period ended June 30, 1999:
------------------------------------------------------------------------------------------------------------------
                                       FC&MS            FN&SED               S&M           NS                Total
------------------------------------------------------------------------------------------------------------------
      Revenue                   $    135,301             2,429            91,705            -        $     229,435
      Interest expense          $      9,338             5,870             1,854            -        $      17,062
      Amortization of
         capital assets         $     39,709             7,845             3,337            -        $      50,891
      Loss before
         income taxes           $   (196,054)          (45,818)          (10,537)           -        $    (252,409)
      Total assets              $    275,043           220,852            49,232            -        $     545,127
      Capital assets            $    252,817           150,184            37,305            -        $     440,306
------------------------------------------------------------------------------------------------------------------

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

7.    Information on Operating Segments - continued
--------------------------------------------------------------------------------


      Reconciliations to combined results as at and for the six month period ended June 30, 1999:
------------------------------------------------------------------------------------------------------------------
                                                               Segmented            Corporate                Total
------------------------------------------------------------------------------------------------------------------
      Revenue                                            $       229,435                    -      $       229,435
      Loss before income taxes                           $      (252,409)                   -      $      (252,409)
      Total assets                                       $       545,127                    -      $       545,127
------------------------------------------------------------------------------------------------------------------
      Geographic information

      Information by geographic region as at and for the six month period ended June 30, 2000:
------------------------------------------------------------------------------------------------------------------
                                                                  Canada        United States                Total
------------------------------------------------------------------------------------------------------------------
      Revenue                                            $     2,556,385               44,734      $     2,601,119
      Interest expense                                   $        37,415                  164      $        37,579
      Amortization of capital assets                     $        75,913                1,120      $        77,033
      Earnings (loss) before income taxes                $      (815,281)             (89,256)     $      (904,537)
      Total assets                                       $     3,110,950               81,796      $     3,192,746
      Capital assets                                     $     1,392,223                6,740      $     1,398,963
------------------------------------------------------------------------------------------------------------------

      Information by geographic region as at and for the six month period ended June 30, 1999:


------------------------------------------------------------------------------------------------------------------
                                                                  Canada        United States                Total
------------------------------------------------------------------------------------------------------------------
      Revenue                                            $       229,435                    -      $       229,435
      Interest expense                                   $        17,062                    -      $        17,062
      Amortization of capital assets                     $        50,891                    -      $        50,891
      Earnings (loss) before income taxes                $      (252,409)                   -      $      (252,409)
      Total assets                                       $       545,127                    -      $       545,127
      Capital assets                                     $       440,306                    -      $       440,306
------------------------------------------------------------------------------------------------------------------

      Revenues are attributed to countries based on location of customers.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

8.    Earnings per Share
--------------------------------------------------------------------------------
      The Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Shares" which requires companies to report basis and fully diluted earnings per share ("EPS") computations effective with the Company's quarter ending December 31, 1997. Basic EPS excludes dilution and is based on the weighted-average common shares outstanding and diluted EPS gives effect to potential dilution of securities that could share in the earnings of the Company. Diluted EPS has not been presented as it is anti-dilutive as a result of having incurred losses in each period

                                                                              Six Months Ended June 30, 2000
                                                                                   2000                 1999
------------------------------------------------------------------------------------------------------------
      Basic EPS Computation:
         Net loss for the period                                        $      (754,299)     $      (194,502)
         Weighted average outstanding shares                                 35,402,204           35,204,000
      Basic EPS                                                         $         (0.02)     $         (0.01)
------------------------------------------------------------------------------------------------------------

9.    Acquisition
--------------------------------------------------------------------------------
      On May 31, 2000, the Company acquired all of the outstanding shares of CableTec Communications Inc. ("CableTec") (formerly Bernie Tan Investments Inc.), a company involved in underground excavation and cable installation activities, for cash consideration of $1,500,000 Cdn and stock options to purchase 200,000 shares at a price of $7.50 Cdn per share. This transaction was accounted for under the purchase method of accounting. The total cost of the acquired net assets was $1,500,000 Cdn, which was equal to the purchase price of the Cabletec stock. The results of operations of the acquired entity are included in the accompanying financial statements since the date of acquisition.

      The following results report on a pro forma basis the results of operation had the acquisition occurred on the first day of the earliest period reported, being January 1, 1999. Pro forma results presented are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2000.

------------------------------------------------------------------------------------------------------------
                                                              Six Months Ended                    Year Ended
                                                                    June 30,                    December 31,
                                                          2000                     1999                 1999
---------------------------------------------------------------------------------------      ---------------
      Revenue                                  $     2,618,134          $       569,397      $     2,477,510
---------------------------------------------------------------------------------------      ---------------
      Net loss                                 $      (308,108)         $      (140,809)     $      (509,299)
---------------------------------------------------------------------------------------      ---------------
      (Loss) per share                         $         (0.01)         $             -      $         (0.01)
=======================================================================================      ===============

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Unaudited Interim Combined Financial Statements
June 30, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

10.   Commitments and Contingencies
--------------------------------------------------------------------------------

      Lease commitments

      At June 30, 2000, the Company's total obligations, under various operating leases for equipment and occupied premises, exclusive of realty taxes and other occupancy charges, are as follows:

         2000                                          $    114,828
         2001                                               221,163
         2002                                               194,849
         2003                                               112,276
         2004                                                 9,896
-------------------------------------------------------------------
         Total                                         $    653,012
===================================================================

      Employment contracts

      The Company has employment agreements and arrangements with its executive officers and certain management personnel. The agreements generally continue until terminated by the executive or the Company and do not provide for severence payments of any kind upon termination. The agreements include a covenant against competition with the Company, which extends for a period of time after termination for any reason. As of June 30, 2000, the minimum annual commitment under these agreements was approximately $502,000.

11.   Subsequent Events
--------------------------------------------------------------------------------

      Subsequent to the period end the following transactions occurred:

      a) On June 9, 2000, the Board of Directors of the Company approved a private placement of 1,000,000 common shares at $5.00 and 1,000,000 share purchase warrants, each exercisable to purchase 1 common share at $5.00. The private placement is fully subscribed with undertakings to deliver the funds within 90 days of June 9, 2000. As at the end of the period, the proceeds had not been received.

      b) Subsequent to the period end, 55,000 stock options were issued to employees under the Company's Stock Option Plan ("the Plan") with an exercise price of $5.00 exercisable one year from the date of grant and expiring five years from the date of grant.

                                 Universe2U Inc.

                          Combined Financial Statements

                           December 31, 1999 and 1998

                           (expressed in U.S. dollars)

                                Auditors' Report



To the Shareholders of
Universe2U Inc.

We have audited the combined balance sheets of Universe2U Inc. ("the Company") as at December 31, 1999 and 1998 and the combined statements of operations and deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these combined financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended in accordance with generally accepted accounting principles in the United States.



                                    Signed: "Moore Stephens Cooper Molyneux LLP"



                                             Chartered Accountants

Toronto, Ontario
July 11, 2000


Universe2U Inc.
--------------------------------------------------------------------------------------------------------

Combined Balance Sheets
December 31, 1999 and 1998
(expressed in U.S. dollars)
--------------------------------------------------------------------------------------------------------
                                                                                   1999             1998
---------------------------------------------------------------------------------------    -------------
Assets
    Current assets
    Cash                                                                $        12,340    $         265
    Accounts receivable                                                         550,858          200,698
    Prepaid expenses and deposits                                               129,177            7,951
    Inventory                                                                    39,493                -
---------------------------------------------------------------------------------------    -------------
                                                                                731,868          208,914
    Future income taxes                                                         124,596            9,727
    Capital assets (note 3)                                                     445,294          293,760
---------------------------------------------------------------------------------------    -------------
                                                                        $     1,301,758    $     512,401
=======================================================================================    =============
Liabilities
    Current liabilities
    Bank indebtedness (note 4)                                          $        69,432    $      49,463
    Accounts payable and accrued liabilities                                    462,821           37,133
    Current portion of capital lease obligation (note 8)                         13,883            5,675
    Current portion of long-term debt (note 7)                                   54,924           15,066
---------------------------------------------------------------------------------------    -------------
                                                                                601,060          107,337
    Due to related parties (note 5)                                             486,941          226,431
    Obligation under capital lease (note 8)                                      14,178           12,412
    Long-term debt (note 7)                                                     268,686          147,981
    Debenture (note 6)                                                          346,428                -
---------------------------------------------------------------------------------------    -------------
                                                                              1,717,293          494,161
---------------------------------------------------------------------------------------    -------------
Commitments and contingencies (note 12)                                               -                -
---------------------------------------------------------------------------------------    -------------
Deficiency in assets
    Share capital (note 9)
    Authorized:  100,000,000 Common shares, $0.00001 par value
    Issued and outstanding:  35,204,000 Common shares                               352              352
    Additional paid in capital                                                   67,467           47,200
    Accumulated other comprehensive (loss) income                               (17,091)          10,228
    Deficit                                                                    (466,263)         (39,540)
---------------------------------------------------------------------------------------    -------------
                                                                               (415,535)          18,240
---------------------------------------------------------------------------------------    -------------
                                                                        $     1,301,758    $     512,401
=======================================================================================    =============

The accompanying notes are an integral part of these financial statements.


Approved on behalf of the Board


---------------------------------            -----------------------------------
Director                                     Director

Universe2U Inc.
--------------------------------------------------------------------------------

Combined Statements of Deficit
for the years ended December 31, 1999 and 1998
(expressed in U.S. dollars)
-------------------------------------------------------------------------------
                                                        1999              1998
-------------------------------------------------------------     -------------
Deficit, beginning of years                     $    (39,540)     $          -
    Net loss for the years                          (426,723)          (39,540)
-------------------------------------------------------------     -------------
Deficit, end of years                           $   (466,263)     $    (39,540)
=============================================================     =============

The accompanying notes are an integral part of these financial statements.


Universe2U Inc.
----------------------------------------------------------------------------------------

Combined Statements of Operations
for the years ended December 31, 1999 and 1998
(expressed in U.S. dollars)
----------------------------------------------------------------------------------------

                                                                   1999             1998
-----------------------------------------------------------------------    -------------
Revenue                                                   $   1,614,496    $     472,569
-----------------------------------------------------------------------    -------------
Cost of sales
    Subcontract                                                 353,554          200,317
    Wages and benefits                                          296,217           44,761
    Materials                                                   287,481           30,367
    Equipment lease and rental                                   80,148           10,474
    Amortization                                                 62,461           34,944
-----------------------------------------------------------------------    -------------
                                                              1,079,861          320,863
-----------------------------------------------------------------------    -------------
Gross profit                                                    534,635          151,706
-----------------------------------------------------------------------    -------------
Expenses
    Salaries and wages                                          223,296           18,103
    Consulting fees                                             145,052           21,779
    Management fees                                             128,058           66,053
    Professional fees                                           113,677           21,402
    Interest expense - related parties (note 5)                  71,342            3,672
    Auto and travel                                              71,000           10,268
    Rent and utilities                                           64,419            1,517
    Interest and bank charges                                    57,908            9,628
    Telephone                                                    33,753           10,347
    Advertising and promotion                                    31,584            4,015
    Insurance                                                    21,395            4,325
    Office and general                                           21,981            5,526
    Stock option compensation (note 9)                           20,267                -
    Employee benefits                                            13,529            2,168
    Management fees - related parties (note 5)                   10,769            4,509
    Repairs and maintenance                                       2,764            8,403
    Amortization                                                 41,559            9,587
-----------------------------------------------------------------------    -------------
                                                              1,072,353          201,302
-----------------------------------------------------------------------    -------------
Loss before provision for income taxes                         (537,718)         (49,596)
    Provision for income taxes (note 10)                       (110,995)         (10,056)
-----------------------------------------------------------------------    -------------
Net loss for the years                                    $    (426,723)   $     (39,540)
=======================================================================    =============
Net loss per share - basic and fully diluted              $       (0.01)   $           -
=======================================================================    =============
Weighted average shares outstanding                          35,204,000       35,204,000
=======================================================================    =============


The accompanying notes are an integral part of these financial statements.


Universe2U Inc.
------------------------------------------------------------------------------------------------

Combined Statements of Cash Flows
for the years ended December 31, 1999 and 1998
(expressed in U.S. dollars)
------------------------------------------------------------------------------------------------
                                                                              1999          1998
----------------------------------------------------------------------------------   -----------
Cash flow from operating activities (note 13)
    Net loss for the years                                            $   (426,723)  $   (39,540)
    Items not affecting cash
        Amortization                                                       104,020        44,531
        Stock option compensation                                           20,267             -
        Imputed interest                                                         -         3,672
        Future income taxes                                               (110,995)      (10,056)
----------------------------------------------------------------------------------   -----------
                                                                          (413,431)       (1,393)
    Other sources (uses) of cash from operations
        Increase in accounts receivable                                   (350,160)     (200,698)
        Increase in inventory                                              (39,493)            -
        Increase in prepaid expenses and deposits                         (121,225)       (7,951)
        Increase in accounts payable and accrued liabilities               425,686        80,999
----------------------------------------------------------------------------------   -----------
                                                                          (498,623)     (129,043)
----------------------------------------------------------------------------------   -----------
Cash flow from investing activities
    Purchase of capital assets                                            (279,093)     (338,209)
----------------------------------------------------------------------------------   -----------
Cash flow from financing activities
    Net proceeds from long-term debt                                       160,564       181,134
    Proceeds from debenture                                                346,428             -
    Proceeds from issue of share capital                                         -            14
    Increase in bank indebtedness                                           19,969        49,463
    Increase in due to related parties                                     260,510       226,431
----------------------------------------------------------------------------------   -----------
                                                                           787,471       457,042
----------------------------------------------------------------------------------   -----------
Effect of exchange rate changes on cash                                      2,320        10,475
----------------------------------------------------------------------------------   -----------
Increase in cash                                                            12,075           265
Cash, beginning of years                                                       265             -
----------------------------------------------------------------------------------   -----------
Cash, end of years                                                    $     12,340   $       265
==================================================================================   ===========



The accompanying notes are an integral part of these financial statements.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

1.    Business of the Company
--------------------------------------------------------------------------------
      Universe2U Inc. ("the Company") was incorporated under the laws of Ontario and carries on the business of providing dedicated fiber optic infrastructure and high-bandwidth Internet connectivity for communications carriers and corporate and government customers in North America.

2.    Significant Accounting Policies
--------------------------------------------------------------------------------

      Basis of presentation

      Subsequent to year end, Universe2U Inc. (Nevada) (formerly Paxton Mining Corporation) issued 250,000 shares for 100% of the shares of Universe2U Inc. (Ontario). For accounting purposes, the acquisition is being recorded as a recapitalization of Universe2U Inc. (Ontario), with Universe2U Inc. (Ontario) as the acquiror. The 250,000 shares issued are treated as issued by Universe2U Inc. (Nevada) for cash and are shown as outstanding for all prior periods presented in the same manner as for a stock split. Prior to the acquisition there were 5,510,200 shares outstanding in Universe2U Inc. (Nevada). In addition, the recapitalization reflects 4,000,000 shares tendered for cancellation and the declaration of a stock dividend on a 19 to 1 basis, representing 33,443,800 shares, which formed part of the acquisition transaction. Pro forma information on this transaction is not presented as, at the date of this transaction, Universe2U Inc. (Nevada) is considered a public shell and accordingly, the transaction will not be considered a business combination.


      Basis of combination

      These financial statements have been prepared on a combined basis and include the following 100% owned subsidiarys' assets and liabilities as well as the revenues and expenses arising from their respective incorporation dates:

      F.O.C.C. Fiber Optics Corporation of Canada Inc.        -  incorporated on August 17, 1998
      Canadian Cable Consultants Inc.                         -  incorporated on September 2, 1998
      Photonics Engineering and Design Inc.                   -  incorporated on December 23, 1998
      Coastal Network Services Inc.                           -  incorporated on September 2, 1999
      Multilink Network Services Inc.                         -  incorporated on September 9, 1999

      Cash and cash equivalents

      Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturity at the date of purchase of three months or less. The Company did not have any cash equivalents at December 31, 1999 and 1998.

      Inventory

      Raw materials are valued at the lower of cost and replacement cost. Finished goods are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

2.    Significant Accounting Policies - continued
--------------------------------------------------------------------------------

      Capital assets

      Capital assets are recorded at cost and amortized over their estimated useful lives as follows:
      Computer software                      -    100  %   declining balance
      Computer equipment                     -     30  %   declining balance
      Vehicles and machinery                 -     30  %   declining balance
      Furniture and fixtures                 -     20  %   declining balance
      Leasehold improvements                 -             straight-line, over life of lease

      Revenue recognition

      Revenue for services provided is recognized in the period the services are performed based on the costs incurred. Revenue on long-term construction contracts is recognized on the percentage of completion basis. Provision is made for all anticipated losses as soon as they become evident.

      Future income taxes

      The Company has adopted the asset/liability method of accounting for future income taxes whereby future income tax liabilities are determined by applying the tax rate at the end of the fiscal year to temporary differences between the accounting and tax bases of the assets and the liabilities of the Company. The future income tax asset results from differences between the tax base and carrying values of capital and other assets, differences in the accounting and tax treatment of certain costs, and the recognition of prior year losses for tax purposes.

      Foreign exchange

      The Company's Canadian operations are self-sustaining and therefore their assets and liabilities are translated into U.S. dollars, the basis of presentation of these financial statements, using the year end rate of exchange, and revenue and expenses of such operations are translated using the average rate of exchange for the year. The related foreign exchange gains and losses arising on translation of the Company's Canadian operations are included in shareholders' equity until realized.

      Earnings (loss) per share

      Basic earnings (loss) per share have been determined based upon the weighted average number of common shares issued and outstanding throughout the period as restated to reflect the recapitalization as a result of the reverse acquisition (see Note 2 and 16b). Fully diluted information is not presented, as it is anti-dilutive as a result of having incurred losses in each period.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

2.   Significant Accounting Policies - continued
--------------------------------------------------------------------------------

     Reclassifications

     Certain amounts from prior years have been reclassified to conform to the current year's presentation.

     Fair value

     The carrying amount of accounts receivable, bank loans, accounts payable and accrued liabilities approximates their fair value because of the short-term maturities of these items. The fair value of the loans with related companies are not determinable, as these amounts are due on demand without interest, and, accordingly, cannot be ascertained with reference to similar debt with non-related parties.

     Recent accounting pronouncements

     In June 1999, the Financial Accounting Standards Boards (FASB) issued Interpretation No. 43, "Real Estate Sales, an interpretation of FASB Statement No. 66." The interpretation is effective for sales of real estate with property improvements or integral equipment entered into after June 30, 1999. Under this interpretation, title must transfer to a lessee in order for a lease transaction to be accounted for as a sales-type lease. The classification of dark fiber cables in the ground as integral equipment as defined in FIN 43 is currently being considered by accounting standard setters in the U.S. These changes would not have any effect on the economics of the contract but may have a significant effect on the Company's revenue recognition. It is not possible to determine the consequences of such changes until further accounting guidance has been developed.

     In March 2000, the FASB issued Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation." Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. The Company has adopted this pronouncement.


3.   Capital Assets
------------------------------------------------------------------------------------------
                                                                       1999           1998
---------------------------------------------------------------------------   ------------
                                                 Accumulated       Net Book       Net Book
                                       Cost     Amortization          Value          Value
---------------------------------------------------------------------------   ------------
     Computer software         $      8,543    $       4,333   $      4,210   $      1,274
     Computer equipment              69,354           16,127         53,227         22,053
     Vehicles and machinery         413,242          115,422        297,820        198,015
     Furniture and fixtures          23,005            5,374         17,631          9,004
     Leasehold improvements          83,524           11,118         72,406         63,414
---------------------------------------------------------------------------   ------------
                               $    597,668    $     152,374   $    445,294   $    293,760
===========================================================================   ============

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

4.    Bank Indebtedness
--------------------------------------------------------------------------------
      Bank indebtedness is due on demand and is secured by a personal guarantee from one of the Company's shareholders. The indebtedness bears interest at prime plus 1% over the bank's base rate of interest, payable monthly. The month end prime rate as at December 31, 1999 was approximately 6.5% (1998
      - 6.75%).

5.    Due to Related Parties
--------------------------------------------------------------------------------
                                                             1999          1998
-----------------------------------------------------------------   ------------
      Advances to commonly controlled companies        $  (32,806)  $     6,107
      Advances from shareholders                          519,747       220,324
-----------------------------------------------------------------   ------------
                                                       $  486,941   $   226,431
=================================================================   ============

      The amounts due to and from commonly controlled companies are non-interest bearing, due on demand and have no fixed repayment terms. The amounts due to and from shareholders are interest bearing, due on demand and have no fixed repayment terms. During the year, the Company paid interest of $71,342 (1998 - imputed interest of $3,672) to shareholders on advances made to the Company and management fees of $10,769 (1998 - $4,509) to shareholders for services provided to the Company. Interest was waived by the shareholders in the prior year. The shareholders do not intend to demand repayment within the next 12 months (see note 16).


6.    Debenture
--------------------------------------------------------------------------------
                                                             1999           1998
-----------------------------------------------------------------   ------------
      Debenture bearing interest at 10% per annum,
      repayable by December 2000 unless converted
      at the option of the holder into 500,000
      common shares of the Company (see note 16);      $  346,428   $          -
=================================================================   ============

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------


7.    Long-Term Debt
-----------------------------------------------------------------------------------------------
                                                                             1999          1998
---------------------------------------------------------------------------------   -----------
      Promissory note bearing interest at prime plus 3% per annum with monthly principal repayments of $1,455 plus interest, maturing in January 2009, secured by a general security
      agreement and a limited guarantee by a shareholder of the
      Company;                                                        $   157,210   $   163,047

      Term loan bearing interest at 8.9% per annum, with monthly principal and interest payments of $346, maturing in October
      2004, secured by the vehicle;                                        16,281             -

      Promissory note bearing interest at prime plus 2.5% per
      annum with monthly principal repayments of $2,887 plus
      interest, maturing in May 2004, secured by a general
      security agreement and a limited guarantee by a shareholder
      of the Company;                                                     150,119             -
---------------------------------------------------------------------------------   -----------
                                                                          323,610       163,047
      Less:  Current portion                                               54,924        15,066
---------------------------------------------------------------------------------   -----------
                                                                      $   268,686   $   147,981
=================================================================================   ===========
      The month end prime rate as at December 31, 1999 was approximately 6.5% (1998 - 6.75%).
      Principal payments on long-term debt are as follows:
         2000                                                         $    54,925
         2001                                                              55,186
         2002                                                              55,471
         2003                                                              55,784
         2004                                                              32,335
         Subsequent                                                        69,909
---------------------------------------------------------------------------------
                                                                      $   323,610
=================================================================================


8.    Obligation Under Capital Lease
-----------------------------------------------------------------------------------------------
                                                                             1999          1998
---------------------------------------------------------------------------------   -----------
      Office furniture and computer equipment lease contract,
      bearing interest at 11.33% per annum, requiring blended
      monthly payments of $1,363 to November 2001, secured by the
      office furniture and computer equipment;                        $    28,061   $    18,087
                                                                                -             -
      Less:  Current portion                                               13,883         5,675
---------------------------------------------------------------------------------   -----------
                                                                      $    14,178   $    12,412
==================================================================================  ===========

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

8.    Obligation Under Capital Lease - continued
--------------------------------------------------------------------------------

      Principal payments on capital lease obligations are as follows:

         2000                                   $        13,883
         2001                                            14,178
---------------------------------------------------------------
                                                $        28,061
===============================================================

9.    Share Capital
--------------------------------------------------------------------------------
      Stock options

      The Company has in effect a Stock Option Plan ("the Plan") that provides for the potential grant of options to directors and employees. The terms of the awards under the Plan are determined by a Board appointed committee. The Company accounts for stock-based compensation under the provisions of APB No. 25 "Accounting for Stock Issued to Employees" and, accordingly, recognizes compensation expense for stock option grants to the extent that the estimated fair value of the stock exceeds the exercise price of the option at the measurement date. The compensation expense is charged against operations ratably over the vesting period of the options or service period, whichever is shorter, and was $20,267 for the year (1998 - $ nil). In accordance with FAS No. 123, "Accounting for Stock-Based Compensation", the fair value of each fixed option granted is estimated on the date of grant using the Black-Scholes option pricing model, as follows:

      Option assumptions
                                                           1999            1998
---------------------------------------------------------------      ----------
      Dividend yield                                          -               -
      Expected volatility                                    75%              -
      Risk free interest rate                               5.2%              -
      Expected option term                                  5.0               -
      Fair value per share of options granted             $4.99               -
---------------------------------------------------------------      ----------
      Compensation expense recorded under FAS No. 123 would have been approximately $20,276 in 1999 (1998 - $ nil), reducing earnings per share by a nominal amount in 1999 (1998 - $ nil).

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------


9.    Share Capital - continued
-----------------------------------------------------------------------------------------------------
      As at December 31, 1999, details of options outstanding were as follows:
-----------------------------------------------------------------------------------------------------
                                                   Outstanding                            Exercisable
-----------------------------------------------------------------------------------------------------
                                              weighted average                       weighted average
                                   number       exercise price           number        exercise price
-----------------------------------------------------------------------------------------------------
      December 31, 1998                 -      $             -                -      $              -
         Granted                  600,000                 0.01                -                     -
-----------------------------------------------------------------------------------------------------
      December 31, 1999           600,000      $          0.01                -      $              -
-----------------------------------------------------------------------------------------------------

      As at December 31, 1999, stock options expire as follows:
-----------------------------------------------------------------------------------------------------
                                                        number         exercise                number
                                                   outstanding            price           exercisable
-----------------------------------------------------------------------------------------------------
         2004                                          600,000    $        0.01                     -
-----------------------------------------------------------------------------------------------------

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------


9.    Share Capital - continued
-------------------------------------------------------------------------------------------------------------------
Continuity of stockholders' equity
-------------------------------------------------------------------------------------------------------------------
                                                                     accumulated
                                                                     other comp-
                                      common stock     paid in         rehensive
                                   shares  amount      capital     income (loss)          deficit            total
------------------------------------------------------------------------------------------------------------------
      Recapitalization
        as a result of merger
        (see Note 2 and 16b)     35,204,200  $352      $43,528                -                 -          $43,880
------------------------------------------------------------------------------------------------------------------
      Net loss for the year               -     -            -                -           (39,540)         (39,540)
      Exchange differences                -     -            -           10,228                 -           10,228
------------------------------------------------------------------------------------------------------------------
      Total comprehensive
         (loss)                           -     -            -           10,228           (39,540)         (29,312)
      Imputed interest                    -     -        3,672                -                 -            3,672
------------------------------------------------------------------------------------------------------------------
      December 31, 1998          35,204,000  $352       47,200           10,228           (39,540)          18,240
------------------------------------------------------------------------------------------------------------------
      Net loss for the year               -     -            -                -          (426,723)        (426,723)
      Exchange differences                -     -            -          (27,319)                -          (27,319)
------------------------------------------------------------------------------------------------------------------
      Total comprehensive
         (loss)                           -     -            -          (27,319)         (426,723)        (454,042)
      Stock option
        compensation                      -     -       20,267                -                 -           20,267
------------------------------------------------------------------------------------------------------------------
      December 31, 1999          35,204,000  $352      $67,467         $(17,091)        $(466,263)       $(415,535)
------------------------------------------------------------------------------------------------------------------

10.   Income Taxes
-----------------------------------------------------------------------------------------------------------
                                                                                      1999             1998
------------------------------------------------------------------------------------------      -----------
     The Company's income tax provision consists of the following:
      Current tax recovery                                                    $   (106,852)     $    (2,856)
      Future income tax benefit arising from the origination of
      temporary differences                                                         (4,445)          (7,200)
      Future income tax expense arising from the reduction in tax rates                302                -
------------------------------------------------------------------------------------------      -----------
                                                                              $   (110,995)     $   (10,056)
==========================================================================================      ===========

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

11.   Concentration of Credit Risk
--------------------------------------------------------------------------------

      Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company limits its exposure to credit loss by placing its cash and cash equivalents with high quality financial institutions. Concentrations of credit risk with respect to accounts receivable are considered to be limited due to the credit quality of the customers comprising the Company's customer base.

      The Company performs ongoing credit evaluations of its customers' financial condition to determine the need for an allowance for doubtful accounts. The Company has not experienced significant credit losses to date. Accounts receivable was comprised of 20 customers at December 31, 1999 and 14 customers at December 31, 1998.

      The Company's three largest customers represented 25.50%, 11.03%, and 9.52% of the Company's total revenue for the year ended December 31, 1999 and 15.97%, 14.65%, and 14.02% of the Company's revenue for the year ended December 31, 1998.

12.   Commitments and Contingencies
--------------------------------------------------------------------------------

      Lease commitments

      At December 31, 1999, the Company's total obligations, under various operating leases for equipment and occupied premises, exclusive of realty taxes and other occupancy charges, are as follows:

         2000                                             $     229,656
         2001                                                   221,163
         2002                                                   194,849
         2003                                                   112,276
         2004                                                     9,896
-----------------------------------------------------------------------
         Total                                            $     767,840
=======================================================================

      Employment contracts

      The Company has employment agreements and arrangements with its executive officers and certain management personnel. The agreements generally continue until terminated by the executive or the Company and do not provide for severence payments of any kind upon termination. The agreements include a covenant against competition with the Company, which extends for a period of time after termination for any reason. As of December 31, 1999, the minimum annual commitment under these agreements was approximately $277,000.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

13.   Supplemental Cash Flow Information

      During the year, the Company had cash flows arising from interest and income taxes paid as follows:
--------------------------------------------------------------------------------
                                                          1999              1998
--------------------------------------------------------------      ------------
      Interest paid (note 5)                      $    118,386      $      5,460
      Income taxes paid                           $          -      $          -
==============================================================      ============

14.   Information on Operating Segments
--------------------------------------------------------------------------------

      General description

      The Company's subsidiaries are organized into operating segments based on the nature of products and services provided and into geographical segments based on the location of customers. The Company's operations can be classified into three reportable operating segments; Fiber Construction and Maintenance Services ("FC&MS"), Fiber Network and System Engineering and Design ("FN&SED"), and Sales and Marketing ("S&M") and also into two reportable geographic regions; Canada and the United States.

      The FC&MS segment is responsible for building and maintaining the telecom infrastructure including long-haul network builds, regional networks, community networks, and in-building networks. The focus is on physical infrastructure to support telecommunications encompassing fiber, wireless and copper based telecommunications.

      The FN&SED segment is responsible for all engineering and design activities including permits, designs, mapping, GIS, structural design, engineered drawings, network design, equipment specifications, research and development and the securing and perfecting of rights of ways.

      The S&M segment is responsible for all direct sales which involves the sale of telecom infrastructure products to telecommunication companies, telecommunication services on behalf of telecommunications companies and services on behalf of the right of way owners. The segment also acts as broker for sales of rights of ways.

      The accounting policies of the segments are the same as those described in note 2. The Company evaluates financial performance based on measures of gross revenue and profit or loss from operations before income taxes. The following tables set forth information by operating segment as at, and for the year ended December 31, 1999 and the year ended December 31, 1998.

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

14.   Information on Operating Segments - continued
--------------------------------------------------------------------------------


      Operating segments

      Information by operating segment as at and for the year ended December 31, 1999:
----------------------------------------------------------------------------------------------------
                                          FC&MS           FN&SED               S&M             Total
----------------------------------------------------------------------------------     --------------
      Revenue                       $  1,010,320          115,813          488,363      $   1,614,496
      Interest expense              $     83,267           12,925           33,058      $     129,250
      Amortization of capital
         assets                     $     81,167           15,857            6,996      $     104,020
      Earnings (loss) before
         income taxes               $   (491,600)         (40,339)          (5,779)     $    (537,718)
      Total assets                  $    951,099          189,319          161,340      $   1,301,758
      Capital assets                $    272,099          140,573           32,622      $     445,294
      Capital asset additions       $     80,240          156,431           42,422      $     279,093
----------------------------------------------------------------------------------      -------------
      Information by operating segment as at and for the year ended December 31, 1998:
-----------------------------------------------------------------------------------------------------
                                          FC&MS           FN&SED              S&M              Total
----------------------------------------------------------------------------------      -------------
      Revenue                       $    343,715                -          128,854      $     472,569
      Interest expense              $     10,559                -            2,741      $      13,300
      Amortization of capital
         assets                     $     42,003                -            2,528      $      44,531
      Earnings (loss) before
         income taxes               $    (46,409)               -           (3,187)     $     (49,596)
      Total assets                  $    446,212                -           66,189      $     512,401
      Capital assets                $    276,572                -           17,188      $     293,760
      Capital asset additions       $    318,493                -           19,716      $     338,209
----------------------------------------------------------------------------------      -------------
      Geographic information
      Information by geographic region as at and for the year ended December 31, 1999:
-----------------------------------------------------------------------------------------------------
                                                           Canada    United States              Total
----------------------------------------------------------------------------------      -------------
      Revenue                                     $     1,460,756          153,740      $   1,614,496
      Interest expense                            $       128,541              709      $     129,250
      Amortization of capital assets              $       103,980               40      $     104,020
      Earnings (loss) before income taxes         $      (537,508)            (210)     $    (537,718)
      Total assets                                $     1,201,472          100,286      $   1,301,758
      Capital assets                              $       442,441            2,853      $     445,294
      Capital asset additions                     $       276,200            2,893      $     279,093
-----------------------------------------------------------------------------------------------------

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------


14.   Information on Operating Segments - continued
-------------------------------------------------------------------------------------------------
      Information by geographic region as at and for the year ended December 31, 1998:
-------------------------------------------------------------------------------------------------
                                                       Canada     United States             Total
-------------------------------------------------------------------------------      ------------
      Revenue                                   $     472,569                 -      $    472,569
      Interest expense                          $      13,300                 -      $     13,300
      Amortization of capital assets            $      44,531                 -      $     44,531
      Earnings (loss) before income taxes       $     (49,596)                -      $    (49,596)
      Total assets                              $     512,401                 -      $    512,401
      Capital assets                            $     293,760                 -      $    293,760
      Capital asset additions                   $     338,209                 -      $    338,209
-------------------------------------------------------------------------------      ------------


      Revenues are attributed to countries based on location of customers.


15.   Earnings per Share
--------------------------------------------------------------------------------

      The Financial Accounting Standards Board issued SFAS No. 128 "Earnings Per Shares" which requires companies to report basis and fully diluted earnings per share ("EPS") computations effective with the Company's quarter ending December 31, 1997. Basic EPS excludes dilution and is based on the weighted-average common shares outstanding and diluted EPS gives effect to potential dilution of securities that could share in the earnings of the Company. Diluted EPS has not been presented as it is anti-dilutive as a result of having incurred losses in each period.

                                                                Year Ended December 31,
                                                                 1999              1998
---------------------------------------------------------------------------------------
      Basic EPS Computation:
         Net loss for the years                       $      (426,723)  $       (39,540)
         Weighted average outstanding shares               35,204,000        35,204,000
         Basic EPS                                    $         (0.01)  $             -
---------------------------------------------------------------------------------------

Universe2U Inc.
--------------------------------------------------------------------------------

Notes to Combined Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

16.   Subsequent Events
--------------------------------------------------------------------------------

      Subsequent to the year end the following transactions occurred:

      a) An additional debenture of $346,428 was advanced to the Company which bears interest at 10% per annum and is repayable by December 2000 unless exercised at the option of the holder into 333,333 common shares of the Company. On May 26, 2000, debenture holders converted $461,443 of amounts advanced into 666,000 common shares in accordance with the conversion terms assigned to the debentures. On May 27, 2000, debenture holders converted the remaining $231,414 of amounts advanced into 167,000 common shares in accordance with the conversion terms assigned to the debentures.

      b) On May 17, 2000, 100% of the issued and outstanding shares of Universe2U Inc. ("the Company") were acquired by Universe2U Inc. ("Paxton"), a Nevada Corporation (formerly known as Paxton Mining Corporation) in exchange for 250,000 exchangeable shares of 1418276 Ontario Inc. ("1418276"), an Ontario Corporation being a 100% owned subsidiary of Paxton. The transaction will result in the former shareholders of the Company controlling approximately 41% of the total issued and outstanding common shares of Paxton which represents a controlling interest. Accordingly, the former shareholders of the Company have retained control of the Company and obtained control of Paxton. This is treated as a reverse-takeover. Although legally Paxton has acquired the Company, for accounting purposes, the Company is considered the acquiring company and Paxton is considered the acquired company. (See Note 1 of June 30, 2000 financial statements)

      c) On May 31, 2000, Universe2U Inc. acquired 100% of the issued and outstanding shares of Bernie Tan Investments Inc. (o/a Cable Tec Communications) for total cash proceeds of $1,039,285 subject to various specified purchase adjustments, and an option to purchase shares of Universe2U Inc., a Nevada corporation, being the sole shareholder of the Company at the time of the acquisition.

      d) On June 9, 2000, the Board of Directors approved a resolution to convert $498,857 of advances from a shareholder into 100,000 common shares.

      e) On June 9, 2000, the Board of Directors authorized and approved a private placement of 1,000,000 common shares at $5.00 and 1,000,000 warrants, each exercisable to purchase 1 common share at $5.00. The private placement is fully subscribed with undertakings to deliver the funds within 90 days of June 9, 2000.

                                 Universe2U Inc.

                      (formerly Paxton Mining Corporation)

              Unaudited Pro Forma Consolidated Financial Statements

                      March 31, 2000 and December 31, 1999

                           (expressed in U.S. dollars)

                              Basis of Presentation


      These unaudited pro forma financial statements give effect to the acquisition by Universe2U Inc. ("Universe2U") of Bernie Tan Investments Inc. ("Cable Tec") in a transaction to be accounted for as a purchase. The unaudited pro forma consolidated statements of operations are based on the individual historical statements of operations of Universe2U and Cable Tec and combine the results of the operations for the period ended March 31, 2000 and the year ended December 31, 1999 as if the acquisition occurred on January 1, 1999.

      The unaudited pro forma consolidated statements of operations have been prepared by management in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") and the pro forma assumptions and adjustments described in notes 1 and 3 attached hereto.

      The unaudited pro forma consolidated statements of operations for the period ended March 31, 2000 and the year ended December 31, 1999 are based on the unaudited historical combined financial statements of Paxton for the period ended March 31, 2000, the unaudited historical combined financial statements of Universe2U for the period ended March 31, 2000, the audited historical combined financial statements of Universe2U for the year ended December 31, 1999, the unaudited historical financial statements of Cable Tec for the period ended March 31, 2000, and the audited historical financial statements of Cable Tec for the year ended December 31, 1999. All significant adjustments required in accordance with U.S. GAAP have been reflected in these pro forma figures.

      These unaudited pro forma consolidated financial statements are not necessarily indicative of the results that actually would have resulted if the transactions reflected herein had been completed on the dates indicated or the results which may be obtained in the future. The unaudited pro forma consolidated financial statements should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of Paxton, Universe2U, and Cable Tec, including the respective notes thereto, included elsewhere herein.


Universe2U Inc. (formerly Paxton Mining Corporation)
------------------------------------------------------------------------------------------------------------------
Unaudited Pro Forma Consolidated Statement of Operations
for the period ended March 31, 2000
(expressed in U.S. dollars)
------------------------------------------------------------------------------------------------------------------
                                                                                       Pro forma         Pro forma
                                                         Universe2U       Cable Tec   Adjustments     Consolidated
------------------------------------------------------------------------------------------------------------------
Sales                                                $    1,510,519  $      244,839  $          -    $   1,755,358
-------------------------------------------------------------------------------------------------    -------------
Cost of goods sold
    Subcontracting                                          384,813          46,334             -          431,147
    Wages and benefits                                        7,869          32,637             -           40,506
    Materials                                               443,589          11,146             -          454,735
    Equipment rental and maintenance                         34,449          20,572             -           55,021
    Amortization                                             12,607          10,863             -           23,470
-------------------------------------------------------------------------------------------------    -------------
                                                            883,327         121,552             -        1,004,879
-------------------------------------------------------------------------------------------------    -------------
Gross profit                                                627,192         123,287             -          750,479
-------------------------------------------------------------------------------------------------    -------------
Expenses
    Salaries and wages                                      180,264               -             -          180,264
    Professional fees                                        63,084           6,693             -           69,777
    Consulting fees                                         108,585               -             -          108,585
    Management fees                                          44,652               -             -           44,652
    Interest and bank charges                                19,324             557             -           19,881
    Auto and travel                                          48,973          29,729             -           78,702
    Rent and utilities                                       35,602          10,308             -           45,910
    Advertising and promotion                                13,369          14,082             -           27,451
    Insurance                                                12,309           4,363             -           16,672
    Telephone                                                21,170               -             -           21,170
    Office and general                                       38,503           1,946             -           40,449
    Stock based compensation                                  4,670               -             -            4,670
    Employee benefits                                        10,882               -             -           10,882
    Repairs and maintenance                                   1,626               -             -            1,626
    Amortization of capital assets                           17,038               -        30,914 3a        47,952
-------------------------------------------------------------------------------------------------    -------------
                                                            620,051          67,678        30,914          718,643
-------------------------------------------------------------------------------------------------    -------------
Income before provision for income taxes                      7,141          55,609       (30,914)          31,836
    Provision for income taxes                               17,560          11,952             -           29,512
-------------------------------------------------------------------------------------------------    -------------
Net income for the period                            $      (10,419) $       43,657  $    (30,914)   $       2,324
=================================================================================================    =============

Net income per share
    Basic and fully diluted                          $        (0.00)                                 $        0.00
=================================================================================================    =============
Weighted average number of shares outstanding
    Basic and fully diluted                              35,204,000                                     36,357,000
=================================================================================================    =============

Reference is made to the accompanying "Notes to Unaudited Pro Forma Financial Statements".


Universe2U Inc. (formerly Paxton Mining Corporation)
------------------------------------------------------------------------------------------------------------------
Unaudited Pro Forma Consolidated Statement of Operations
for the year ended December 31, 1999
(expressed in U.S. dollars)
------------------------------------------------------------------------------------------------------------------
                                                                                       Pro forma         Pro forma
                                                         Universe2U       Cable Tec   Adjustments     Consolidated
------------------------------------------------------------------------------------------------------------------
Sales                                                $    1,614,496  $      863,014  $          -    $   2,477,510
-------------------------------------------------------------------------------------------------    -------------
Cost of goods sold
    Subcontracting                                          353,554         232,442             -          585,996
    Wages and benefits                                      296,217         205,940             -          502,157
    Materials                                               287,481          45,145             -          332,626
    Equipment rental and maintenance                         80,148          78,074             -          158,222
    Amortization                                             62,461          50,046             -          112,507
-------------------------------------------------------------------------------------------------    -------------
                                                          1,079,861         611,647             -        1,691,508
-------------------------------------------------------------------------------------------------    -------------
Gross profit                                                534,635         251,367             -          786,002
-------------------------------------------------------------------------------------------------    -------------
Expenses
    Salaries and wages                                      223,296               -             -         223,296
    Professional fees                                       113,677          17,059             -         130,736
    Consulting fees                                         145,052               -             -         145,052
    Management fees                                         138,827               -             -         138,827
    Interest and bank charges                               129,250           4,864             -         134,114
    Auto and travel                                          71,000          40,617             -         111,617
    Rent and utilities                                       64,419          36,170             -         100,589
    Advertising and promotion                                31,584          35,083             -          66,667
    Insurance                                                21,395          16,705             -          38,100
    Telephone                                                33,753               -             -          33,753
    Office and general                                       21,232           8,045             -          29,277
    Stock based compensation                                 20,267               -             -          20,267
    Employee benefits                                        13,529               -             -          13,529
    Repairs and maintenance                                   2,764               -             -           2,764
    Loss on foreign exchange                                    749               -             -             749
    Bad debts                                                     -         (10,191)            -          (10,191)
    Amortization of capital assets                           41,559               -       154,571 3a       196,130
-------------------------------------------------------------------------------------------------    -------------
                                                          1,072,353         148,352       154,571        1,375,276
-------------------------------------------------------------------------------------------------    -------------
Loss from continuing operations                            (537,718)        103,015      (154,571)        (589,274)
Income from discontinued operations                               -          15,724       (15,724) 3a            -
-------------------------------------------------------------------------------------------------    -------------
Loss before provision for  income taxes                    (537,718)        118,739      (170,295)        (589,274)
    Provision for income taxes                             (110,995)         31,020             -          (79,975)
-------------------------------------------------------------------------------------------------    -------------
Net loss for the year                                $     (426,723) $       87,719$     (170,295)   $    (509,299)
=================================================================================================    =============

Net loss per share
    Basic and fully diluted                          $        (0.01)                                 $       (0.01)
=================================================================================================    =============
Weighted average number of shares outstanding
    Basic and fully diluted                              35,204,000                                     36,357,000
=================================================================================================    =============

Reference is made to the accompanying "Notes to Unaudited Pro Forma Financial Statements".

Universe2U Inc. (formerly Paxton Mining Corporation)
--------------------------------------------------------------------------------

Notes to Unaudited Pro Forma Financial Statements
March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------


1.    Nature and Purpose of Pro Forma Financial Information
--------------------------------------------------------------------------------
      The pro forma consolidated statement of operations and deficit of the Company for the period ended March 31, 2000 and the year ended December 31, 1999 assumes that the following transactions occurred on January 1, 1999:
      (a)    the Company's acquisition of Cable Tec


2.    Significant Accounting Policies
--------------------------------------------------------------------------------
      The significant accounting policies used in the preparation of the pro forma consolidated balance sheet and statement of operations and deficit include those disclosed in the financial statements of Paxton, Universe2U, and Cable Tec.


3. Pro Forma Statement of Operations Assumptions and Adjustments for the Period Ended March 31, 2000 and the Year Ended December 31, 1999
--------------------------------------------------------------------------------

      (a)    Acquisition of Cable Tec

             The pro forma statements of operations have been prepared to reflect the acquisition as if it occurred on January 1, 1999 and the following adjustments and assumptions resulting from the acquisition of Cable Tec:

             - the elimination of the results of discontinued operations of $15,429 for the year ended December 31, 1999

             - the additional amortization of capital assets of $30,914 for the period ended March 31, 2000 and $154,571 for the year ended December 31, 1999

      (b)    Pro forma basic and fully diluted loss per share

             The weighted average number of shares used to compute pro forma basic and fully diluted loss per share is determined as follows:
--------------------------------------------------------------------------------
             Weighted average number of shares used to compute historical
              basic and fully diluted loss per share                  5,510,200
             Shares tendered for cancellation                        (4,000,000)
             Acquisition of Universe2U                                  250,000
             Stock dividend                                          33,443,800
--------------------------------------------------------------------------------

             Weighted average number of shares after giving effect to the
              recapitalization of Universe2U                         35,204,000
             Conversion of debenture                                    833,000
             Conversion of shareholder advances                         100,000
             Private placement                                          220,000
--------------------------------------------------------------------------------

                                                                     36,357,000
================================================================================

                    Bernie Tan Investments Inc. o/a CableTec

                         Unaudited Financial Statements

                                 March 31, 2000

                           (expressed in U.S. dollars)

                       MOORE STEPHENS COOPER MOLYNEUX LLP
                              CHARTERED ACCOUNTANTS

8th Floor, 701 Evans Avenue                       Telephone: (416) 626-6000
Toronto, Ontario                                  Facsimile: (416) 626-8650
Canada  M9C 1A3                                   E-mail: info@mscm.ca



                            Review Engagement Report



To the Shareholders of
Bernie Tan Investments Inc. o/a CableTec

We have reviewed the interim balance sheet of Bernie Tan Investments Inc. o/a Cable Tec as at March 31, 2000 and the interim statements of operations and retained earnings and cash flows for the three month period then ended. Our review was made in accordance with generally accepted standards for review engagements and accordingly consisted primarily of enquiry, analytical procedures and discussion related to information supplied to us by the Company.

A review does not constitute an audit and consequently we do not express an audit opinion on these financial statements.

Based on our review nothing has come to our attention that causes us to believe that these financial statements are not, in all material respects, in accordance with generally accepted accounting principles in the United States.



                                  Signed:  "Moore Stephens Cooper Molyneux LLP"

                                                 Chartered Accountants

Toronto, Ontario
April 20, 2000

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------


Unaudited Balance Sheet
March 31, 2000
(expressed in U.S. dollars)
------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
---------------------------------------------------------------------------------------------      ---------------
Assets
    Current assets
    Cash and cash equivalents                                                 $        25,802      $       187,905
    Accounts receivable                                                               182,613              111,810
    Note receivable (note 2)                                                           89,692                    -
    Prepaid expenses                                                                      977                2,537
    Inventory                                                                               -               70,724
    Due from employees (note 2)                                                        84,097                    -
---------------------------------------------------------------------------------------------      ---------------
                                                                                      383,181              372,976
    Capital assets (note 3)                                                           168,975              147,778
    Incorporation costs                                                                     -                  643
---------------------------------------------------------------------------------------------      ---------------
                                                                              $       552,156      $       521,397
=============================================================================================      ===============
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                                  $        53,411      $       144,614
    Income taxes payable                                                               70,150               32,554
    Due to related parties                                                                  -               28,090
    Current portion of vehicle loan (note 4)                                            5,433                5,130
---------------------------------------------------------------------------------------------      ---------------
                                                                                      128,994              210,388
    Vehicle loan payable (note 4)                                                       9,759               13,767
---------------------------------------------------------------------------------------------      ---------------
                                                                                      138,753              224,155
---------------------------------------------------------------------------------------------      ---------------
Commitments and contingencies (note 7)                                                      -                    -
---------------------------------------------------------------------------------------------      ---------------
Shareholders' equity
    Share capital
    Authorized:  Unlimited number of Common shares
    Issued and outstanding:  120 Common shares                                              1                    1
    Accumulated other comprehensive income                                               (178)            (13,448)
    Retained earnings                                                                 413,580              310,689
---------------------------------------------------------------------------------------------      ---------------
                                                                                      413,403              297,242
---------------------------------------------------------------------------------------------      ---------------
                                                                              $       552,156      $       521,397
=============================================================================================      ===============

The accompanying notes are an integral part of these financial statements.


Approved on behalf of the Board

------------------------------------
Bernard Tanunagara

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Unaudited Statement of Retained Earnings
for the three month period ended March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------
                                                      2000                  1999
----------------------------------------------------------      ----------------
Retained earnings, beginning of period     $       369,923      $        282,204
    Net income for the period                       43,657                28,485
----------------------------------------------------------      ----------------

Retained earnings, end of period           $       413,580      $        310,689
==========================================================      ================

The accompanying notes are an integral part of these financial statements.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Unaudited Statement of Operations
for the three month period ended March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
---------------------------------------------------------------------------------------------      ---------------
Sales                                                                         $       244,839      $       107,368
---------------------------------------------------------------------------------------------      ---------------
Cost of goods sold
    Subcontracting                                                                     46,334               28,334
    Wages and benefits                                                                 32,637               31,475
    Equipment rental and maintenance                                                   20,572                6,662
    Materials                                                                          11,146               12,363
    Amortization                                                                       10,863                7,842
---------------------------------------------------------------------------------------------      ---------------
                                                                                      121,552               86,676
---------------------------------------------------------------------------------------------      ---------------
Gross profit                                                                          123,287               20,692
---------------------------------------------------------------------------------------------      ---------------
Expenses
    Vehicles and travel                                                                29,729               11,998
    Advertising and promotion                                                          14,082                9,824
    Rent and realty taxes                                                              10,308                7,548
    Professional fees                                                                   6,693                    -
    Insurance                                                                           4,363                5,255
    Office and general                                                                  1,946                1,895
    Bank charges and interest                                                             557                    -
---------------------------------------------------------------------------------------------      ---------------
                                                                                       67,678               36,520
---------------------------------------------------------------------------------------------      ---------------
Income from continuing operations                                                      55,609              (15,828)
Income from discontinued operations (note 6)                                                -               40,891
---------------------------------------------------------------------------------------------      ---------------
Income before provision for income taxes                                               55,609               25,063
    Provision for income taxes                                                         11,952               (3,422)
---------------------------------------------------------------------------------------------      ---------------
Net income for the period                                                     $        43,657      $        28,485
=============================================================================================      ===============

The accompanying notes are an integral part of these financial statements.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------


Unaudited Statement of Cash Flows
for the three month period ended March 31, 2000
(expressed in U.S. dollars)
------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
---------------------------------------------------------------------------------------------      ---------------
Cash flow from operating activities
    Net income for the period                                                 $        43,657      $        28,485
    Items not affecting cash
        Amortization                                                                   10,863                7,842
---------------------------------------------------------------------------------------------      ---------------
                                                                                       54,520               36,327
    Other sources (uses) of cash from operations
        (Increase) decrease in accounts receivable                                    (71,885)              30,177
        Decrease (increase) in inventory                                               12,339              (55,403)
        Decrease in accounts payable and accrued liabilities                          (62,929)             (33,460)
        Increase in income taxes payable                                               11,738                6,870
---------------------------------------------------------------------------------------------      ---------------
                                                                                      (56,217)             (15,489)
---------------------------------------------------------------------------------------------      ---------------
Cash flow from investing activities
    Purchase of capital assets                                                        (16,185)                   -
---------------------------------------------------------------------------------------------      ---------------
Cash flow from financing activities
    Repayments on long-term debt                                                       (1,412)              (1,335)
    (Increase) decrease in due from employee                                          (42,490)                 277
---------------------------------------------------------------------------------------------      ---------------
                                                                                      (43,902)              (1,058)
---------------------------------------------------------------------------------------------      ---------------
Effect of exchange rate changes on cash                                                  (331)               2,221
---------------------------------------------------------------------------------------------      ---------------
Decrease in cash                                                                     (116,635)             (14,326)
Cash and cash equivalents, beginning of period                                        142,437              202,231
---------------------------------------------------------------------------------------------      ---------------
Cash and cash equivalents, end of period                                      $        25,802      $       187,905
=============================================================================================      ===============

The accompanying notes are an integral part of these financial statements.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Unaudited Financial Statements
March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

1.    Significant Accounting Policies
--------------------------------------------------------------------------------

      Unaudited interim statements

      The financial statements as of March 31, 2000 and for the three months ended March 31, 2000 are unaudited, however, in the opinion of management all adjustments (consisting of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included. The results for the interim period ended March 31, 2000 are not necessarily indicative of the results to be obtained for a full fiscal year.

      Cash and cash equivalents

      Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturity at the date of purchase of three months or less.

      Capital assets

      Capital assets are recorded at cost. Amortization is provided over the assets' estimated useful lives at the following rates:

      Tools and equipment                    -       20  %   declining balance
      Vehicles and trucks                    -       30  %   declining balance

      Revenue recognition

      Revenue for services provided is recognized in the period the services are performed based on the costs incurred.

      Foreign exchange

      The Company's operations are self-sustaining and therefore their assets and liabilities are translated into U.S. dollars, the basis of presentation of these financial statements, using the period end rate of exchange, and revenue and expenses of such operations are translated using the average rate of exchange for the period. The related foreign exchange gains and losses arising on translation of the Company's operations are included in shareholders' equity until realized.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair value

      The carrying amount of accounts receivable, bank loans, accounts payable accrued liabilities approximates their fair value because of the short-term maturities of these items. The fair value of the note receivable from a related company is not determinable, as this amount is due on demand without interest, and, accordingly, cannot be ascertained with reference to similar debt with non-related parties.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Unaudited Financial Statements
March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

1.   Significant Accounting Policies - continued
--------------------------------------------------------------------------------

      Future income taxes

      The Company adopted the asset/liability method of accounting for future income taxes in fiscal 1999 whereby future income tax liabilities are determined by applying the tax rate at the end of the fiscal year to temporary differences between the accounting and tax bases of the assets and the liabilities of the Company. The future income tax liability results from differences between the tax base and carrying values of capital and other assets, differences in the accounting and tax treatment of certain costs.


2.    Related Party Transactions
--------------------------------------------------------------------------------
      During the prior year, the Company sold the net assets of its cellular division to 1375270 Ontario Limited, a corporation controlled by the shareholders of the Company. The purchase price was satisfied by the assumption of liabilities related to the cellular division and a note receivable of $89,692 which is non-interest bearing, unsecured, and repayable by May 31, 2000. The sale resulted in a gain on disposal of $18,476.

      Amounts due to and from shareholders are non-interest bearing with no fixed repayment terms.


3.    Capital Assets
------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
----------------------------------------------------------------------------------------------     ---------------
                                                              Accumulated             Net Book            Net Book
                                                Cost         Amortization                Value               Value
----------------------------------------------------------------------------------------------     ---------------
      Furniture and fixtures        $              -     $              -     $              -     $         2,861
      Computers                                    -                    -                    -               3,772
      Tools and equipment                    178,183               95,745               82,438              64,028
      Vehicles and trucks                    203,005              116,468               86,537              76,101
      Leasehold improvements                       -                    -                    -               1,016
----------------------------------------------------------------------------------------------     ---------------
                                    $        381,188      $       212,213      $       168,975      $      147,778
==============================================================================================     ===============

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Unaudited Financial Statements
March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

4.    Vehicle Loan
------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
---------------------------------------------------------------------------------------------      ---------------
      The loan is secured by the vehicle, bears interest at 1.9% per annum, is repayable at $473 monthly principal and interest and matures
      November 2002.
                                                                              $        15,192      $        18,896
      Less:  Current portion                                                            5,433                5,130
---------------------------------------------------------------------------------------------      ---------------
                                                                              $         9,759      $        13,766
=============================================================================================      ===============
      Principal payments on long-term debt are as follows:
      2001                                                                    $         5,433
      2002                                                                              5,537
      2003                                                                              4,222
---------------------------------------------------------------------------------------------
                                                                              $        15,192
=============================================================================================



5.    Interest and Income Taxes Paid
------------------------------------------------------------------------------------------------------------------
      During the year, the Company had cash flows arising from interest and income taxes paid as follows:
------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
---------------------------------------------------------------------------------------------      ---------------
      Interest paid                                                           $           557      $         1,382
      Income taxes paid                                                       $             -      $         1,417
=============================================================================================      ===============

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Unaudited Financial Statements
March 31, 2000
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

6.    Discontinued Operations
------------------------------------------------------------------------------------------------------------------
      On November 30, 1999 the Corporation completed an agreement with 1375270 Ontario Limited, a related corporation, to sell the net assets of its cellular division. The sale closed on November 30, 1999.
      Accordingly, the cellular operations have been treated as discontinued operations in the 1999 financial statements.

      The operating results of discontinued operations are as follows:
------------------------------------------------------------------------------------------------------------------
                                                                                         2000                 1999
----------------------------------------------------------------------------------------------     ---------------
      Sales                                                                   $              -     $       117,990
      Cost of sales                                                                          -              40,564
----------------------------------------------------------------------------------------------     ---------------
      Gross profit                                                                           -              77,426
----------------------------------------------------------------------------------------------     ---------------
      Expenses
        Operating expenses                                                                   -              23,471
        Interest expense                                                                     -               1,382
        Amortization                                                                         -                 402
----------------------------------------------------------------------------------------------     ---------------
                                                                                             -              25,255
----------------------------------------------------------------------------------------------     ---------------
      Income before provision for income taxes                                               -              52,171
        Provision for income taxes                                                           -              11,280
----------------------------------------------------------------------------------------------     ---------------
      Net income from discontinued operations                                 $              -     $        40,891
==============================================================================================     ===============

7.    Commitments and Contingencies
------------------------------------------------------------------------------------------------------------------

      At March 31, 2000, the Company's total obligation, under an operating lease for equipment is as follows:

        2000                                                                  $        36,289
        2001                                                                           48,386
        2002                                                                           28,225
---------------------------------------------------------------------------------------------
                                                                              $       112,900
=============================================================================================



8.    Subsequent Event
--------------------------------------------------------------------------------
      Subsequent to the period end, 100% of the issued and outstanding shares of the Company were acquired by Universe2U Inc., a Canadian subsidiary of Universe2U Inc., a publicly traded Nevada Corporation.

                   Bernie Tan Investments Inc. o/a CableTec

                             Financial Statements

                               December 31, 1999

                          (expressed in U.S. dollars)

                      MOORE STEPHENS COOPER MOLYNEUX LLP
                             CHARTERED ACCOUNTANTS

8th Floor, 701 Evans Avenue                        Telephone: (416) 626-6000
Toronto, Ontario                                   Facsimile: (416) 626-8650
Canada  M9C 1A3                                    E-mail: info@mscm.ca


                               Auditors' Report


To the Shareholders of
Bernie Tan Investments Inc. o/a CableTec

We have audited the balance sheet of Bernie Tan Investments Inc. o/a Cable Tec as at December 31, 1999 and the statements of operations and retained earnings and cash flows for the years ended December 31, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1999, and the results of its operations and cash flows for the years ended December 31, 1999 and 1998 in accordance with generally accepted accounting principles in the United States.


                                   Signed:  "Moore Stephens Cooper Molyneux LLP"


                                        Chartered Accountants

Toronto, Ontario
February 24, 2000

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Balance Sheet
December 31, 1999
(expressed in U.S. dollars)
-----------------------------------------------------------------------------------------------------------------------------------
Assets
    Current assets
    Cash                                                                                                            $       142,437
    Accounts receivable                                                                                                     110,728
    Note receivable (note 2)                                                                                                 90,071
    Prepaid expenses                                                                                                            981
    Inventory                                                                                                                12,339
    Due from shareholder (note 2)                                                                                            41,607
------------------------------------------------------------------------------------------------------------        ---------------
                                                                                                                            398,163
    Capital assets (note 3)                                                                                                 164,377
------------------------------------------------------------------------------------------------------------        ---------------
                                                                                                                    $       562,540
============================================================================================================        ===============
Liabilities
    Current liabilities
    Accounts payable and accrued liabilities                                                                        $       116,340
    Income taxes payable                                                                                                     58,412
    Current portion of vehicle loan (note 4)                                                                                  5,430
------------------------------------------------------------------------------------------------------------        ---------------
                                                                                                                            180,182
    Vehicle loan payable (note 4)                                                                                            11,174
------------------------------------------------------------------------------------------------------------        ---------------
                                                                                                                            191,356
------------------------------------------------------------------------------------------------------------        ---------------
Commitments and contingencies (note 7)                                                                                            -
------------------------------------------------------------------------------------------------------------        ---------------
Shareholders' equity
    Share capital
    Authorized:  Unlimited number of Common shares
    Issued and outstanding:  120 Common shares                                                                                    1
    Accumulated other comprehensive income                                                                                    1,260
    Retained earnings                                                                                                       369,923
------------------------------------------------------------------------------------------------------------        ---------------
                                                                                                                            371,184
------------------------------------------------------------------------------------------------------------        ---------------
                                                                                                                    $       562,540
============================================================================================================        ===============

The accompanying notes are an integral part of these financial statements.

Approved on behalf of the Board

----------------------------------------

Bernard Tanunagara

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Statement of Retained Earnings
for the years ended December 31, 1999 and 1998
(expressed in U.S. dollars)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1999                 1998
--------------------------------------------------------------------------------------------------------------      ---------------
Retained earnings, beginning of years                                                          $       282,204      $       249,804
    Net income for the years                                                                            87,719               32,400
--------------------------------------------------------------------------------------------------------------      ---------------
Retained earnings, end of years                                                                $       369,923      $       282,204
==============================================================================================================      ===============

The accompanying notes are an integral part of these financial statements.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Statement of Operations
for the years ended December 31, 1999 and 1998
(expressed in U.S. dollars)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1999                 1998
--------------------------------------------------------------------------------------------------------------      ---------------
Sales                                                                                          $       863,014      $       674,437
--------------------------------------------------------------------------------------------------------------      ---------------
Cost of goods sold
    Subcontracting                                                                                     232,442              146,302
    Wages and benefits                                                                                 205,940              140,392
    Equipment rental and maintenance                                                                    78,074               72,572
    Materials                                                                                           45,145               54,213
    Amortization                                                                                        50,046               39,315
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                       611,647              452,794
--------------------------------------------------------------------------------------------------------------      ---------------
Gross profit                                                                                           251,367              221,643
--------------------------------------------------------------------------------------------------------------      ---------------
Expenses
    Professional fees                                                                                   17,059                2,646
    Vehicles and travel                                                                                 40,617               37,089
    Rent and realty taxes                                                                               36,170               34,286
    Advertising and promotion                                                                           35,083               24,371
    Insurance                                                                                           16,705                5,907
    Office and general                                                                                   8,045                5,956
    Bank charges and interest                                                                            4,864                8,631
    Bad debt expense                                                                                   (10,191)              22,010
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                       148,352              140,896
--------------------------------------------------------------------------------------------------------------      ---------------
Income from continuing operations                                                                      103,015               80,747
Income from discontinued operations (note 6)                                                            15,724              (27,464)
--------------------------------------------------------------------------------------------------------------      ---------------
Income before provision for income taxes                                                               118,739               53,283
    Provision for income taxes                                                                          31,020               20,883
--------------------------------------------------------------------------------------------------------------      ---------------
Net income for the years                                                                       $        87,719      $        32,400
==============================================================================================================      ===============

The accompanying notes are an integral part of these financial statements.

Bernie Tan Investments Inc. o/a CableTec
-------------------------------------------------------------------------------

Statement of Cash Flows
for the years ended December 31, 1999 and 1998
(expressed in U.S. dollars)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1999                 1998
--------------------------------------------------------------------------------------------------------------      ---------------
Cash flow from operating activities
    Net income for the years                                                                   $        87,719      $        32,400
    Items not affecting cash
        Amortization                                                                                    50,046               39,315
        Gain on disposal of capital assets                                                             (18,476)                   -
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                       119,289               71,715
    Other sources (uses) of cash from operations
        Decrease in accounts receivable                                                                 31,258               79,639
        Decrease (increase) in prepaid expenses                                                          1,515                 (248)
        Decrease in inventory                                                                            2,981               24,029
        (Decrease) increase in accounts payable and accrued liabilities                                (61,737)              41,671
        Increase (decrease) in income taxes payable                                                     32,728              (57,896)
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                       126,034              158,910
--------------------------------------------------------------------------------------------------------------      ---------------
Cash flow from investing activities
    Purchase of capital assets                                                                         (60,536)             (65,617)
    Proceeds on disposal of capital assets                                                              27,436                    -
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                       (33,100)             (65,617)
--------------------------------------------------------------------------------------------------------------      ---------------
Cash flow from financing activities
    (Repayments) proceeds on long-term debt                                                             (3,626)              20,232
    Increase in note receivable                                                                        (90,071)                   -
    Increase in due from employee                                                                      (69,420)              (3,274)
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                      (163,117)              16,958
--------------------------------------------------------------------------------------------------------------      ---------------
Effect of exchange rate differences                                                                     10,389               (5,414)
--------------------------------------------------------------------------------------------------------------      ---------------
(Decrease) increase in cash                                                                            (59,794)             104,837
Cash, beginning of years                                                                               202,231               97,394
--------------------------------------------------------------------------------------------------------------      ---------------
Cash, end of years                                                                             $       142,437      $       202,231
--------------------------------------------------------------------------------------------------------------      ---------------

The accompanying notes are an integral part of these financial statements.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

1.    Significant Accounting Policies
--------------------------------------------------------------------------------

      Cash and cash equivalents

      Cash and cash equivalents consist of cash on deposit and highly liquid short-term interest bearing securities with maturity at the date of purchase of three months or less.

      Inventory

      Raw materials are valued at the lower of cost and replacement cost. Finished goods are valued at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis.

      Capital assets

      Capital assets are recorded at cost. Amortization is provided over the assets' estimated useful lives at the following rates:

      Furniture and fixtures              -       20  %   declining balance
      Computers                           -       30  %   declining balance
      Tools and equipment                 -       20  %   declining balance
      Vehicles and trucks                 -       30  %   declining balance
      Leasehold improvements              -             5 year straight line

      Revenue recognition

      Revenue for services provided is recognized in the period the services are performed based on the costs incurred.

      Foreign exchange

      The Company's operations are self-sustaining and therefore their assets and liabilities are translated into U.S. dollars, the basis of presentation of these financial statements, using the year end rate of exchange, and revenue and expenses of such operations are translated using the average rate of exchange for the year. The related foreign exchange gains and losses arising on translation of the Company's operations are included in shareholders' equity until realized.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Fair value

      The carrying amount of accounts receivable, bank loans, accounts payable accrued liabilities approximates their fair value because of the short-term maturities of these items. The fair value of the note receivable from a related company is not determinable, as this amount is due on demand without interest, and, accordingly, cannot be ascertained with reference to similar debt with non-related parties.

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

1.    Significant Accounting Policies - continued
--------------------------------------------------------------------------------

      Future income taxes

      The Company adopted the asset/liability method of accounting for future income taxes in fiscal 1999, whereby future income tax liabilities are determined by applying the tax rate at the end of the fiscal year to temporary differences between the accounting and tax bases of the assets and the liabilities of the Company. The future income tax liability results from differences between the tax base and carrying values of capital and other assets, differences in the accounting and tax treatment of certain costs.

2.    Related Party Transactions
--------------------------------------------------------------------------------

      During the year, the Company sold the net assets of its cellular division to 1375270 Ontario Limited, a corporation controlled by the shareholders of the Company. The purchase price was satisfied by a note receivable of $90,071 which is non-interest bearing, unsecured, and repayable by May 31, 2000. The sale resulted in a gain on disposal of $18,476 (see note 6).

      Amounts due to shareholders are non-interest bearing with no fixed repayment terms.

3.    Capital Assets
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                           1999                1998
---------------------------------------------------------------------------------------------------------------     ---------------
                                                                               Accumulated             Net Book            Net Book
                                                                 Cost         Amortization                Value               Value
---------------------------------------------------------------------------------------------------------------     ---------------
      Furniture and fixtures                         $              -     $              -     $              -     $         2,964
      Computers                                                     -                    -                    -               3,907
      Tools and equipment                                     172,598               91,854               80,744              66,789
      Vehicles and trucks                                     193,948              110,315               83,633              78,821
      Leasehold improvements                                        -                    -                    -               1,052
---------------------------------------------------------------------------------------------------------------     ---------------
                                                     $        366,546     $        202,169     $        164,377     $       153,533
===============================================================================================================     ===============

4.    Vehicle Loan
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1999                 1998
---------------------------------------------------------------------------------------------------------------     ---------------
      The loan is secured by the vehicle, bears interest at 1.9% per annum, is repayable at $475 monthly principal and interest and matures November
      2002.
                                                                                               $        16,604      $        20,231
      Less:  Current portion                                                                             5,430                5,023
---------------------------------------------------------------------------------------------------------------     ---------------
                                                                                               $        11,174      $        15,208
===============================================================================================================     ===============

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

4.    Vehicle Loan - continued
--------------------------------------------------------------------------------
      Principal payments on long-term debt are as follows:
      2000                                                      $         5,430
      2001                                                                5,534
      2002                                                                5,640
-------------------------------------------------------------------------------
                                                                $        16,604

5.    Interest and Income Taxes Paid
-------------------------------------------------------------------------------
      During the year, the Company had cash flows arising from interest and income taxes paid as follows:
-------------------------------------------------------------------------------
                                                      1999                 1998
----------------------------------------------------------      ---------------
      Interest paid                        $         4,991      $         9,056
      Income taxes paid                    $         6,843      $        71,158
==========================================================      ===============

6.    Discontinued Operations
--------------------------------------------------------------------------------
      On November 30, 1999, the Company completed an agreement with 1375270 Ontario Limited, a related corporation, to sell the net assets of its cellular division. The sale closed on November 30, 1999. Accordingly, the cellular operations have been treated as discontinued operations in the 1999 financial statements and the comparative balances for 1998 have been restated.

      The operating results of discontinued operations are as follows:

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                          1999                 1998
--------------------------------------------------------------------------------------------------------------      ---------------
      Sales                                                                                    $       441,515      $       508,752
      Gain on sale of assets                                                                            18,476                    -
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                       459,991              508,752
      Cost of sales                                                                                    368,185              461,778
--------------------------------------------------------------------------------------------------------------      ---------------
      Gross profit                                                                                      91,806               46,974
--------------------------------------------------------------------------------------------------------------      ---------------
      Expenses
        Operating expenses                                                                              65,264               75,449
        Interest expense                                                                                 4,759                4,986
        Amortization                                                                                         -                3,584
--------------------------------------------------------------------------------------------------------------      ---------------
                                                                                                        70,023               84,019
--------------------------------------------------------------------------------------------------------------      ---------------
      Income before provision for income taxes                                                          21,783              (37,045)
--------------------------------------------------------------------------------------------------------------      ---------------
        Provision for income taxes                                                                       6,059               (9,581)
--------------------------------------------------------------------------------------------------------------      ---------------
      Net income (loss) from discontinued operations                                           $        15,724      $       (27,464)
--------------------------------------------------------------------------------------------------------------      ---------------

Bernie Tan Investments Inc. o/a CableTec
--------------------------------------------------------------------------------

Notes to Financial Statements
December 31, 1999
(expressed in U.S. dollars)
--------------------------------------------------------------------------------

7.    Commitments and Contingencies
--------------------------------------------------------------------------------

      At December 31, 1999, the Company's total obligation, under an operating lease for equipment is as follows:

        2000                                                     $        48,591
        2001                                                              48,591
        2002                                                              28,345
--------------------------------------------------------------------------------
                                                                 $       125,527
================================================================================

8.    Subsequent Events
--------------------------------------------------------------------------------
      Subsequent to the year end, 100% of the issued and outstanding shares of the Company were acquired by Universe2U Inc., a Canadian subsidiary of Universe2U Inc., a publicly traded Nevada Corporation.

Prospective investors may rely only on the information contained in this prospectus. Universe2U Inc. has not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

                               ----------------


Until ____________________, 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.



                             [Logo of Universe2U]

                                1,273,000 shares

                                  Common Stock

                                 --------------

                                   PROSPECTUS

                                 --------------


                               September 15, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):


   Nature of Expense                                                   Amount
   -----------------                                                 ----------
   SEC Registration Fee.............................................   $2,459
   Accounting Fees and Expenses.....................................   40,000
   Legal Fees and Expenses..........................................   75,000
   Director and Officer Insurance Expenses..........................   22,000
   Blue Sky Qualification Fees and Expenses.........................    7,000
   Miscellaneous....................................................   30,000
                                                                       ------
     TOTAL.......................................................... $176,459
                                                                     ==========


The amounts set forth above, except for the Securities and Exchange Commission fee, are in each case estimated.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

In accordance with Section 78.037 of the Nevada Revised Statutes ("NRS"),
Article IX of our by-laws provides that no director or officer of Universe2U be personally liable to Universe2U or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (2) the payment of distributions in violation of NRS Section 78.300, which provides that (a) the directors of a corporation shall not make distributions to stockholders except as provided by this chapter; and (b) in case of any willful or grossly negligent violation of the provisions of this section, the directors under whose administration the violation occurred, excepting dissenters to those acts, are jointly and severally liable, at any time within three (3) years after each violation, to the corporation, and, in the event of its dissolution or insolvency, to its creditors at the time of the violation, or any of them, to the lesser of the full amount of the distribution made or of any loss sustained by the corporation by reason of the distribution to stockholders. In addition, our amended and restated certificate of incorporation provides that if the Nevada Revised Statutes are amended to authorize the further elimination or limitation of the liability of directors and officers, then the liability of a director and/or officer of the corporation shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as so amended.

Article IX of our amended and restated by-laws provides for indemnification by Universe2U of its officers and certain non-officer employees under certain circumstances against expenses, including attorneys fees, judgments, fines and amounts paid in settlement, reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was an officer or employee of Universe2U if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Universe2U, and, with respect to criminal actions or proceedings, if such person had no reasonable cause to believe his or her conduct was unlawful.

We have also entered into indemnification agreements with each of our directors and certain of our executive officers. These agreements provide that we indemnify each of our directors and such officers to the fullest extent permitted under law and our by-laws, and provide for the advancement of expenses to each director and each such officer. We have also obtained directors and officers insurance against certain liabilities.

                     RECENT SALES OF UNREGISTERED SECURITIES

Universe2U Inc. has sold or issued the following securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). No underwriters were used in connection with these sales and issuances.

On May 17, 2000, the company issued an aggregate of 5,000,000 shares of common stock to Angelo Boujos, Josie Boujos, Andrew Eyres and William McGill (the "Principals") in connection with the acquisition of Universe2U Inc. (Ontario). None of such shares are registered for sale hereunder. See, "Certain Relationships and Related Transactions" and "Principal Stockholders."

On May 26 and May 27, an Ontario, Canada subsidiary of the company issued an aggregate of 833,000 shares of exchangeable securities. Such securities are exchangeable at any time on a one-for-one basis for shares of company common stock without payment of further consideration. The exchangeable securities were issued in connection with the conversion of debentures held by thirteen Non-U.S. investors. Such issuance was made under Regulation S of the Securities Act. Such debentures had been issued by Universe2U Inc. (Ontario) prior to its acquisition by the company.

In June, August and September 2000, the company sold to Non-U.S. investors as part of a private placement offering under Regulation S of the Securities Act 400,000 shares of common stock at a purchase price of $5.00 per share and warrants exercisable for the purchase of 420,000 shares of common stock at an exercise price of $5.00 per share.

In June 2000, the company issued 20,000 shares of common stock to one accredited U.S. investor under Section 4(2) of the Securities Act.

On June 9, 2000 the company issued to Mr. Angelo Boujos, Chairman of the company, 100,000 shares of common stock in exchange for the conversion of approximately $429,000 of indebtedness of the company to Mr. Boujos. The company relied upon Section 4(2) of the securities act with respect to the issuance of the foregoing shares. None of such shares are registered hereunder.

                                    EXHIBITS

     (a) Exhibits: Incorporated herein by reference to the List of Exhibits following the signature pages hereto.

------------

                                  UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act" may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of registration of securities under Rule 415 promulgated under the Securities Act, the undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;


               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Richmond Hill, Ontario, on September 15, 2000.

                                        UNIVERSE2U INC.

                                        By:  /s/ Kim Allen
                                           ------------------------------------
                                             Kim Allen
                                             Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to this Registration Statement has been signed below by the following persons in the Town of Richmond Hill, Ontario, on September 15, 2000.


             Signature                  Title                      Date


/s/ Angelo Boujos                       Chairman                   September 15, 2000
------------------------------------
Angelo Boujos

/s/ Kim Allen                           Chief Executive
------------------------------------    Officer, Director          September 15, 2000
Kim Allen


/s/ R. John Slattery                    Executive Vice President,
------------------------------------    Finance and Chief
R. John Slattery                        Financial Officer          September 15, 2000

/s/ Paul Pathak                         Director                   September 15, 2000
------------------------------------
Paul Pathak

/s/ Connie Colangelo                    Director                   September 15, 2000
------------------------------------
Connie Colangelo

/s/ Barry W. Herman                     Director                   September 15, 2000
------------------------------------
Barry W. Herman

                                        Director                   September 15, 2000
------------------------------------
Anthony Palumbo

                                        Director                   September 15, 2000
------------------------------------
Michael Serotte

EXHIBITS LIST

Exhibit No.    Description of document
-----------    -----------------------

3.1(a)    Certificate of Incorporation as filed with the Commission as
          Exhibit 3.1 to Paxton Mining Corporation's Form SB-2 filed on September 1, 1999, is incorporated herein by reference thereto.

3.1(b) Certificate of Amendment of Articles of Incorporation, as filed with the Commission as Exhibit 3.1(b) to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

3.2 By-laws, as filed with the Commission as Exhibit 3.2 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

4.1       Specimen Stock Certificate, as filed with the Commission as Exhibit
          4.1 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

5(1)      Opinion of Wuersch & Gering, LLP.

10.1 Share Purchase Agreement dated January 25, 2000, between 1348485 Ontario Inc. and Bernie Tan Investments Inc. o/a CableTec Communications and Bernard Tanunagara and Barbara Tanunagara and Edward Tanunagara, as filed with the Commission as Exhibit 10.1 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.2 Amending Agreement dated March 1, 2000, between Universe2U Inc. (formerly 1348485 Ontario Inc.), Bernie Tan Investments Inc. o/a CableTec Communications, Bernard Kris Tanunagara, Barbara J. Tanunagara and Edward Tanunagara, as filed with the Commission as
          Exhibit 10.2 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.3 Second Amending Agreement dated May 31, 2000, between Universe2U Inc. (formerly 1348485 Ontario Inc.), Bernie Tan Investments Inc. o/a CableTec Communications, Bernard Kris Tanunagara, Barbara J. Tanunagara and Edward Tanunagara, as filed with the Commission as
          Exhibit 10.3 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.4 Share Option Agreement dated May 31, 2000 between Universe2U Inc., and Bernard Kris Tanunagara, as filed with the Commission as Exhibit 10.4 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.5 Escrow Agreement dated May 31, 2000, between Universe2U Inc. (formerly 1348485 Ontario Inc.), Bernard Tanunagara, Barbara Tanunagara, Edward Tanunagara and Rigobon, Carli, Barristers & Solicitors, as filed with the Commission as Exhibit 10.5 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.6 Indemnification Agreement between Universe2U Inc. and Indemnitee, as filed with the Commission as Exhibit 10.6 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.7 Executive Employment Agreement dated November 24, 1999 between 1348485 Ontario Inc. and Kim Allen,, as filed with the Commission as Exhibit
          10.7 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.8 Executive Employment Agreement dated December 22, 1999 between Universe2U Inc. and Angelo Boujos, as filed with the Commission as
          Exhibit 10.8 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.9 Executive Employment Agreement dated December 21, 1999 between Canadian Cable Consultants Inc. and William McGill, as filed with the Commission as Exhibit 10.9 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.10 Executive Employment Agreement dated June 1, 2000 between Universe2U Inc. and Andrew Eyres, as filed with the Commission as Exhibit 10.10 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.11 Executive Employment Agreement dated April 19, 2000, between Fiber Optic Corporation of Canada and Jeff Rosenthal, as filed with the Commission as Exhibit 10.11 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.12 Employment Agreement dated May 31, 2000 between CableTec and Bernard Tanunagara, as filed with the Commission as Exhibit 10.12 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.13 Share Purchase Agreement dated May 16, 2000, between Universe2U, 1418276 Ontario Inc., Universe2U Inc., Angelo Boujos, Josie Boujos, Josie Boujos, in trust, Bill McGill and Andrew Eyres, as filed with the Commission as Exhibit 10.13 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.14 Share Exchange Agreement dated May 16, 2000, between Universe2U Inc., 1418276 Ontario Inc., Angelo Boujos, Josie Boujos, Josie Boujos, in trust, Bill McGill and Andrew Eyres, as filed with the Commission as
          Exhibit 10.14 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.15 Support Agreement dated May 16, 2000, between Universe2U Inc., 1418276 Ontario Inc., Angelo Boujos, Josie Boujos, Josie Boujos in trust, Bill McGill and Andrew Eyres, as filed with the Commission as Exhibit 10.15 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.16 Engagement Letter Agreement dated July 17, 2000 between Universe2U Inc., and First Union Asset Management, as filed with the Commission as Exhibit 10.16 to the company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

10.17 Waiver and Release dated May 17, 2000 between Universe2U Inc., and First Union Asset Management, as filed with the Commission as Exhibit
          10.17 to the
          company's Form 10-QSB filed on August 21, 2000, is incorporated herein by reference thereto.

23(1)     Consent of Moore Stephens Cooper Molyneux LLP.

23(2)     Consent of Wuersch & Gering, LLP (see Exhibit 5(1)).